      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 6, 2000

                                                      REGISTRATION NO. 333-32236
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                AMENDMENT NO. 7
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT

                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                                 UBIQUITEL INC.

             (Exact name of registrant as specified in its charter)

            DELAWARE                                4812                                23-3017909
 (State or Other Jurisdiction of              (Primary Standard                      (I.R.S. Employer
 Incorporation or Organization)                  Industrial                         Identification No.)
                                         Classification Code Number)

                            1 BALA PLAZA, SUITE 402
                        BALA CYNWYD, PENNSYLVANIA 19004
                                 (610) 660-9510

    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                           --------------------------
                                DONALD A. HARRIS
                                 UBIQUITEL INC.
                            1 BALA PLAZA, SUITE 402
                        BALA CYNWYD, PENNSYLVANIA 19004
                                 (610) 660-9510

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------
                          COPIES OF COMMUNICATIONS TO:

   REBECCA R. ORAND, ESQ.            LEE R. MARKS, ESQ.           MICHAEL A. SASLAW, ESQ.
  GREENBERG TRAURIG, P.A.           ERIC W. COWAN, ESQ.          WEIL, GOTSHAL & MANGES LLP
    1221 BRICKELL AVENUE           GREENBERG TRAURIG, LLP        100 CRESCENT COURT, SUITE
    MIAMI, FLORIDA 33131           1750 TYSONS BOULEVARD                    1300
    TELEPHONE NO.: (305)          TYSONS CORNER, VIRGINIA           DALLAS, TEXAS 75201
          579-0500                         22102                    TELEPHONE NO.: (214)
    FACSIMILE NO.: (305)            TELEPHONE NO.: (703)                  746-7700
          579-0717                        749-1300                  FACSIMILE NO.: (214)
                                    FACSIMILE NO.: (703)                  746-7777
                                          749-1301

                           --------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                           --------------------------
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY U.S. FEDERAL SECURITIES LAW TO OFFER THESE SECURITIES USING THIS PROSPECTUS, WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.

                  SUBJECT TO COMPLETION -- DATED JUNE 6, 2000


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

PROSPECTUS
            , 2000

                                     [LOGO]

                       14,500,000 SHARES OF COMMON STOCK
                                       OF
                                 UBIQUITEL INC.
---------------------------------------------------------

THE OFFERING:

- We are offering 14,500,000 shares of our common stock.

- We have granted the underwriters an option to purchase an additional 2,175,000 shares from us to cover over-allotments.

- This is our initial public offering, and we anticipate that the initial public offering price will be between $8.00 and $10.00 per share.

- Closing:             , 2000.

PROPOSED SYMBOL & MARKET:

- Our common stock has been approved for listing on the Nasdaq National Market under the symbol "UPCS."

        ----------------------------------------------------------------------------------

                                                                    Per Share      Total
        ----------------------------------------------------------------------------------

        Public offering price:                                     $              $
        Underwriting fees(1):
        Proceeds to UbiquiTel Inc.:
        ----------------------------------------------------------------------------------

       (1) Plus the other underwriting compensation described under "Underwriting."

        THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

--------------------------------------------------------------------------------

Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

DONALDSON, LUFKIN & JENRETTE

                       BANC OF AMERICA SECURITIES LLC

                                               DLJDIRECT INC.

                                   (Pictures)

       [MAP OF UNITED STATES SHOWING THE REGISTRANT'S SPRINT PCS MARKETS]

                               TABLE OF CONTENTS


                                         PAGE
Prospectus Summary.................      1
Risk Factors.......................      7
Forward-Looking Statements.........     22
Use of Proceeds....................     23
Dividend Policy....................     24
Capitalization.....................     25
Dilution...........................     26
Unaudited Pro Forma Condensed
  Consolidated Financial Data......     27
Selected Historical Consolidated
  Financial and Operating Data.....     35
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations........     37
Business...........................     48



                                         PAGE
The Sprint PCS Agreements..........     74
Description of Certain
  Indebtedness.....................     88
Management.........................     93
Principal Stockholders.............    104
Certain Transactions...............    106
Regulation of the Wireless
  Telecommunications Industry......    111
Description of Capital Stock.......    116
Shares Eligible for Future Sale....    124
Underwriting.......................    126
Legal Matters......................    130
Experts............................    130
Available Information..............    130
Index to Financial Statements......    F-1

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION THAT WE BELIEVE IS ESPECIALLY IMPORTANT CONCERNING OUR BUSINESS AND THIS OFFERING OF COMMON STOCK. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOUR INVESTMENT DECISION. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING "RISK FACTORS" AND OUR FINANCIAL STATEMENTS AND RELATED NOTES, BEFORE DECIDING TO INVEST IN OUR COMMON STOCK.

                                   UBIQUITEL

OVERVIEW

    We are the exclusive provider of Sprint PCS digital wireless personal communications services, generally known as PCS, to four midsize and smaller markets in the western and midwestern United States. Through our management agreement with Sprint PCS, we have the exclusive right to provide 100% digital, 100% PCS products and services under the Sprint and Sprint PCS brand names in our markets which include a total population of approximately 7.7 million residents. We are among 18 companies, which we believe are unrelated to each other and to Sprint PCS, that have entered into management agreements with Sprint PCS to provide Sprint PCS products and services in markets throughout the United States. Sprint PCS, together with its affiliates including us, operates the largest all-digital, all-PCS nationwide wireless network in the United States, already covering more than 190 million residents in more than 330 metropolitan markets. However, Sprint PCS does not currently offer PCS services in every state in the United States.

    The majority of our network will cover portions of California, Nevada, Washington, Idaho, Montana, Utah, Indiana and Kentucky. We have commenced limited operations in one of our markets, which together with our recent acquisition of the Spokane, Washington market from Sprint PCS, cover approximately 500,000 residents. We currently have approximately 9,000 subscribers. We expect to cover approximately 55% of the resident population in our markets by the end of 2001 and expect to cover approximately 63% upon completion of our build-out.

    We are a development stage company with very limited operations and revenues, significant losses and substantial future capital requirements. From our inception on September 29, 1999 through December 31, 1999, we incurred losses of approximately $2.0 million. On a pro forma basis, after giving effect to various transactions described in "Unaudited Pro Forma Condensed Consolidated Financial Data," loss available to common stockholders from our inception through December 31, 1999 would have been approximately $45.8 million and loss available to common stockholders would have been approximately $24.7 million for the three months ended March 31, 2000. We expect to continue to incur significant operating losses and to generate significant negative cash flow from operating activities until at least 2003 while we develop and construct our PCS network and build our customer base.

BUSINESS STRATEGY

    Our business strategy includes the following elements:

    - Capitalize on affiliation with Sprint PCS;

    - Capitalize on experienced management team;

    - Execute optimal network build-out plan;

    - Utilize strategic third party relationships in network build-out;

    - Implement effective operating structure with a focus on customer service; and

    - Focus on midsize and smaller markets.

BACKGROUND

    We were organized on September 29, 1999 as a corporation under the laws of Delaware. Our address and telephone number are 1 Bala Plaza, Suite 402, Bala Cynwyd, Pennsylvania 19004, (610) 660-9510.

                             SUMMARY FINANCIAL DATA
                                 (In thousands)

UBIQUITEL INC.

    The selected summary financial data presented below for the period from September 29, 1999 (inception) through December 31, 1999, are derived from the audited consolidated financial statements of UbiquiTel Inc. and subsidiaries. The selected summary financial data presented below as of and for the three-month period ended March 31, 2000 have been derived from unaudited consolidated financial statements of UbiquiTel Inc. and its subsidiaries, which have been prepared on the same basis as UbiquiTel Inc. and subsidiaries audited financial statements and, in the opinion of UbiquiTel, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. The results of operations for the three months ended March 31, 2000 are not necessarily indicative of the results for the full year. The data set forth below should be read in conjunction with UbiquiTel Inc.'s consolidated financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.


                                                                    FROM
                                                               SEPTEMBER 29,
                                                              1999 (INCEPTION)    THREE MONTHS
                                                              TO DECEMBER 31,         ENDED
                                                                    1999         MARCH 31, 2000
                                                              ----------------   ---------------
                                                                                   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net revenues..............................................      $    --            $    69
Expenses:
  General and administrative expenses excluding non-cash
    compensation charges....................................          554                907
  Non-cash compensation expense for general and
    administrative matters..................................        1,395                 --
  Amortization of deferred stock compensation expense
    granted to employees for general and administrative
    matters.................................................           --                150
  Interest expense (income).................................           29                (35)
                                                                  -------            -------
Loss before extraordinary item..............................      $(1,978)           $  (953)
                                                                  =======            =======


                                                                   AS OF
                                                              MARCH 31, 2000
                                                              ---------------
                                                                (UNAUDITED)
BALANCE SHEET DATA:
  Cash and cash equivalents.................................      $33,729
  Total assets..............................................       52,363
  Long-term debt............................................        5,812
  Total stockholders' equity................................       37,487

SPOKANE DISTRICT

    The selected summary financial data presented below for each of the three years in the period ended December 31, 1999 are derived from the audited financial statements of the Spokane District (wholly owned by Sprint Spectrum L.P.), the predecessor of UbiquiTel Inc. and subsidiaries. The selected summary financial data presented below as of March 31, 2000 and for the three-month periods ended March 31, 1999 and March 31, 2000 have been derived from unaudited financial statements of the Spokane District, which have been prepared on the same basis as the Spokane District's audited financial statements and, in the opinion of Sprint Spectrum L.P.'s management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for these periods. The results of operations for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the full year. The data set forth below should be read in conjunction with the Spokane District's financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                                              THREE MONTHS
                                                             YEAR ENDED DECEMBER 31,         ENDED MARCH 31,
                                                          ------------------------------   -------------------
                                                            1997       1998       1999       1999       2000
                                                          --------   --------   --------   --------   --------
                                                                                               (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net revenues............................................  $ 1,246    $ 3,280    $ 5,625    $ 1,136    $ 1,574
Expenses:
  Cost of service and equipment.........................    2,903      3,970      5,046        747        779
  Selling, general and administrative expense...........    8,168      4,470      5,419        997      1,214
  Depreciation..........................................    2,968      3,112      3,471        828        931
                                                          -------    -------    -------    -------    -------
Expenses in excess of net revenues......................  $12,793    $ 8,272    $ 8,311    $ 1,436    $ 1,350
                                                          =======    =======    =======    =======    =======

                                                              AS OF MARCH 31,
                                                                   2000
                                                              ---------------
                                                                (UNAUDITED)
BALANCE SHEET DATA:
  Total assets purchased....................................      $19,025

UBIQUITEL INC. ON A PRO FORMA BASIS

    The unaudited selected summary pro forma financial data presented below for the period ended December 31, 1999 and the three months ended March 31, 2000, and as of March 31, 2000, gives effect to various transactions described in "Unaudited Pro Forma Condensed Consolidated Financial Data." The data set forth below should be read in conjunction with UbiquiTel Inc.'s and the Spokane District's financial statements and accompanying notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Condensed Consolidated Financial Data" included elsewhere in this prospectus.

                                                                           THREE MONTHS
                                                                         ENDED MARCH 31,
                                                                1999           2000
                                                              --------   ----------------
                                                                           (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net revenues..............................................     5,625         1,643
  Operating loss............................................   (11,059)       (2,538)
  Loss available to common stockholders.....................   (45,829)      (24,746)

                                                                 AS OF MARCH 31, 2000
                                                              ---------------------------
                                                                      (UNAUDITED)
BALANCE SHEET DATA:
  Cash and cash equivalents.................................            325,784
  Total assets..............................................            394,344
  Total liabilities and stockholders' equity................            394,344

                                  THE OFFERING

Common Stock Offered........................................  14,500,000 shares

Common Stock to be Outstanding After the Offering...........  64,763,604 shares

Nasdaq National Market Symbol...............................  "UPCS"

    Unless otherwise indicated, all information in this prospectus:

    - reflects the conversion of all outstanding shares of preferred stock into shares of common stock and the cancellation of our non-voting common stock upon the closing of this offering;

    - gives effect to a two-for-one stock split to be effective as of the date of this prospectus;

    - assumes no exercise of the underwriters' over-allotment option;

    - excludes 4,080,000 shares of common stock reserved for issuance under our 2000 equity incentive plan including outstanding options to purchase 1,215,000 shares of our common stock at a weighted average exercise price of $2.63 per share;

    - excludes 2,550,000 shares of common stock issuable upon the exercise of outstanding options at an exercise price of $0.50 per share;

    - excludes 1,148,804 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $0.005 per share;

    - excludes 3,579,000 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $11.37 per share that were issued in connection with our sale of our senior subordinated discounted notes; and

    - excludes 286,183 shares of common stock issuable upon the exercise of warrants expected to be outstanding prior to the offering at an exercise price equal to the initial public offering price per share that will be issued in exchange for warrants originally issued in connection with our sale of senior subordinated discount notes.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING THE COMMON STOCK WE ARE OFFERING. THE CAUTIONARY STATEMENTS SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS SHOULD BE READ IN CONJUNCTION WITH ACCOMPANYING FORWARD-LOOKING STATEMENTS INCLUDED UNDER "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "BUSINESS" AND ELSEWHERE HEREIN.

RISKS PARTICULAR TO OUR RELATIONSHIP WITH SPRINT PCS

  IF WE FAIL TO COMPLETE THE BUILD-OUT OF OUR PCS NETWORK BY THE DATES DESCRIBED IN OUR MANAGEMENT AGREEMENT, SPRINT MAY TERMINATE THE AGREEMENT AND PURCHASE OUR OPERATING ASSETS AT A DISCOUNT TO MARKET VALUE WITHOUT FURTHER STOCKHOLDER APPROVAL, AND WE WOULD NO LONGER BE ABLE TO OFFER SPRINT PCS SERVICES

    Our agreements with Sprint PCS require that we provide network coverage to a minimum network coverage area within specified time frames. We may amend our agreements with Sprint PCS in the future to expand our network coverage. A failure to meet our build-out requirements for any one of our individual markets would constitute a breach of our management agreement with Sprint PCS that could lead to a termination. If the management agreement is terminated, we will no longer be able to offer Sprint PCS products and services, and we may be required to sell our operating assets to Sprint PCS. This sale may take place without further stockholder approval and for a price equal to 72% of our entire business value. Our entire business value includes the value of our right to use the spectrum licenses in our markets, our business operations and other assets. The provisions of our management agreement that allow Sprint PCS to purchase our operating assets at a discount could adversely affect the value of our common stock, may limit our ability to sell our business and may reduce the value a buyer would be willing to pay for our business. See "The Sprint PCS Agreements--Management Agreement--Rights on Termination."

  WE MAY ENCOUNTER DIFFICULTIES IN COMPLETING THE BUILD-OUT OF OUR NETWORK, WHICH COULD INCREASE COSTS AND DELAY COMPLETION OF OUR BUILD-OUT

    As part of our build-out, we must successfully lease or otherwise retain rights to a sufficient number of radio communications and network control sites, complete the purchase and installation of equipment, build out the physical infrastructure and test the network. Some of the radio communications sites are likely to require us to obtain zoning variances or other local governmental or third party approvals or permits. Additionally, we must retain rights to a sufficient number of tower sites, which requires us to obtain local regulatory approvals. The local governmental authorities in various locations in our markets have, at times, placed moratoriums on the construction of additional towers and radio communications sites. We may also have to make changes to our radio base station network design as a result of difficulties in the site acquisition process. Additionally, the Federal Communications Commission requires that our PCS network must not interfere with the operations of microwave radio systems, and Sprint PCS may be required to relocate incumbent microwave operations to enable us to complete our build-out. Any failure to construct our portion of the Sprint PCS network on a timely basis may affect our ability to provide services in our markets on a schedule consistent with our current business plan, limit our network capacity or reduce the number of new Sprint PCS subscribers. Any significant delays could have a material adverse effect on our business.

  IF WE FAIL TO MEET THE TECHNICAL STANDARDS DESCRIBED IN OUR MANAGEMENT AGREEMENT, SPRINT MAY TERMINATE THE AGREEMENT AND PURCHASE OUR OPERATING ASSETS AT A DISCOUNT TO MARKET VALUE WITHOUT FURTHER STOCKHOLDER APPROVAL, AND WE WOULD NO LONGER BE ABLE TO OFFER SPRINT PCS SERVICES

    Our agreements with Sprint PCS require us to build our PCS network in accordance with Sprint PCS' technical requirements. Sprint PCS can, at any time with at least 30 days' prior notice to us, adjust the technical requirements for the network. A failure to meet these technical requirements would constitute a breach of our management agreement with Sprint PCS that could lead to a termination. If the management agreement is terminated, we will no longer be able to offer Sprint PCS products and services, and we may be required to sell our operating assets to Sprint PCS. This sale may take place without further stockholder approval and for a price equal to 72% of our entire business value. The provisions of our management agreement that allow Sprint PCS to purchase our operating assets at a discount could adversely affect the value of our common stock, may limit our ability to sell our business and may reduce the value a buyer would be willing to pay for our business. See "The Sprint PCS Agreements--The Management Agreement--Rights on Termination."

  THE TERMINATION OF OUR MANAGEMENT AGREEMENT WITH SPRINT PCS OR SPRINT PCS' FAILURE TO PERFORM ITS OBLIGATIONS UNDER THE AGREEMENT WOULD SEVERELY RESTRICT OUR ABILITY TO CONDUCT OUR BUSINESS AND, IF OUR MANAGEMENT AGREEMENT IS TERMINATED, SPRINT PCS MAY PURCHASE OUR OPERATING ASSETS AT A DISCOUNT TO MARKET VALUE WITHOUT FURTHER STOCKHOLDER APPROVAL

    Since we do not own any licenses to operate a wireless network, our ability to offer Sprint PCS products and services and our PCS network's operation are dependent on our agreements with Sprint PCS not being terminated. Our agreements with Sprint PCS can be terminated for breach of any material terms. We are also dependent on Sprint PCS' ability to perform its obligations under our agreements. The termination of our management agreement with Sprint PCS, or the failure of Sprint PCS to perform its obligations under our management agreement, would severely restrict our ability to conduct our business. If our management agreement is terminated, we may be required to sell our operating assets to Sprint PCS. This sale may take place without further stockholder approval and for a price equal to 72% of our entire business value. The provisions of our management agreement that allow Sprint PCS to purchase our operating assets at a discount could adversely affect the value of our common stock, may limit our ability to sell our business and may reduce the value a buyer would be willing to pay for our business. See "The Sprint PCS Agreements--The Management Agreement--Rights on Termination."

  WE MAY NOT RECEIVE AS MUCH SPRINT PCS TRAVEL REVENUE AS WE ANTICIPATE BECAUSE SPRINT PCS CAN CHANGE THE RATE WE RECEIVE OR FEWER PEOPLE MAY TRAVEL ON OUR NETWORK

    We are paid a fee from Sprint PCS for every minute that a Sprint PCS subscriber based outside of our markets uses the Sprint PCS network in our markets, which we refer to as travel revenue. Similarly, we pay a fee to Sprint PCS for every minute that a Sprint PCS subscriber based in our markets uses the Sprint PCS network outside our markets, which we refer to as travel fees. We anticipate that travel revenue will represent approximately 10% of our projected revenue in 2000, and will continue to represent a substantial portion of our revenue in the future. Under our agreements with Sprint PCS, in October 2000, Sprint PCS can change the current fee we receive or pay for each Sprint PCS travel minute. The unilateral change by Sprint PCS in the travel revenue we are paid could substantially decrease our revenues and net income. In addition, Sprint PCS customers from our markets may spend more time in other Sprint PCS coverage areas than we anticipate and Sprint PCS customers from outside our markets may spend less time in our markets or may use our services less than we anticipate, which will reduce our travel revenue. As a result, we may receive less Sprint PCS travel revenue than we anticipate or we may have to pay more Sprint PCS travel fees than the travel revenue we collect. For more information, see "Business--Travel and Roaming."

  THE INABILITY TO USE SPRINT PCS' SUPPORT SERVICES COULD DISRUPT OUR BUSINESS AND INCREASE OUR OPERATING COSTS

    We rely on Sprint PCS' internal support systems, including customer care, customer activation, billing and other administrative support. Our operations could be disrupted if Sprint PCS is unable to maintain and expand these office services, or to efficiently outsource those services and systems through third party vendors.

    The rapid expansion of Sprint PCS' business is expected to require that Sprint PCS continue to enhance its internal support systems. Sprint PCS' ability to provide adequate capacity for billing and other systems is dependent on a number of factors, including forecasts of customer growth, customer usage pattern and software releases from third-party vendors. We cannot assure that Sprint PCS will be able to successfully add system capacity or that its internal support systems will be adequate. It is likely that problems with Sprint PCS' internal support systems could cause:

    - delays or problems in our own operations or service;

    - delays or difficulty in gaining access to customer and financial information;

    - a loss of Sprint PCS customers; and

    - an increase in the costs of those services.

    Our services agreement with Sprint PCS provides that, upon nine months' prior written notice, Sprint PCS may terminate any service that we purchase from Sprint PCS. If Sprint PCS terminates a service for which we have not developed a cost-effective alternative or increases the amount it charges us for these services, our operating costs may increase beyond our expectations and our operations may be interrupted or restricted.

  IF SPRINT PCS DOES NOT COMPLETE THE CONSTRUCTION OF ITS NATIONWIDE PCS NETWORK, WE MAY NOT BE ABLE TO ATTRACT AND RETAIN CUSTOMERS

    Sprint PCS currently intends to cover a significant portion of the population of the United States, Puerto Rico and the U.S. Virgin Islands by creating a nationwide PCS network through its own construction efforts and those of its affiliates. Sprint PCS is still constructing its nationwide network and does not offer PCS services, either on its own network or through its roaming agreements, in every city in the United States. Sprint PCS has entered into, and anticipates entering into, management agreements similar to ours with companies in other markets under its nationwide PCS build-out strategy. Our results of operations are dependent on Sprint PCS' national network and, to a lesser extent, on the networks of its other affiliates. Sprint PCS' network may not provide nationwide coverage to the same extent as its competitors which could adversely affect our ability to attract and retain customers.

  OUR ROAMING ARRANGEMENTS MAY NOT BE COMPETITIVE WITH OTHER WIRELESS SERVICE PROVIDERS, WHICH MAY RESTRICT OUR ABILITY TO ATTRACT AND RETAIN CUSTOMERS

    We rely on roaming arrangements with other wireless service providers for coverage in some areas. Some risks related to these arrangements are as follows:

    - the quality of the service provided by another provider during a roaming call may not approximate the quality of the service provided by the Sprint PCS network;

    - the price of a roaming call may not be competitive with prices of other wireless companies for roaming calls;

    - customers may have to use a more expensive dual-band/dual-mode handset with diminished standby and talk time capacities;

    - customers must end a call in progress and initiate a new call when leaving the Sprint PCS network and entering another wireless network; and

    - Sprint PCS customers may not be able to use Sprint PCS' advanced features, such as voicemail notification, while roaming.

If Sprint PCS customers are not able to roam instantaneously or efficiently onto other wireless networks, we may lose current Sprint PCS subscribers and our Sprint PCS services will be less attractive to new customers.

  SPRINT PCS MAY MAKE BUSINESS DECISIONS THAT WOULD NOT BE IN OUR BEST INTEREST

    Under our management agreement, Sprint PCS has a substantial amount of control over the conduct of our business. Conflicts between us and Sprint PCS may arise, and because Sprint PCS owes us no duties except as set forth in the management agreement, these conflicts may not be resolved in our favor. Accordingly, Sprint PCS may make decisions that adversely affect our business, such as the following:

    - Sprint PCS prices its national plans based on its own objectives and could set price levels that may not be economically sufficient for our business;

    - Sprint PCS could change the per minute rate for Sprint PCS travel revenue it must pay to us, the per minute charge we must pay to Sprint PCS for travel fees, and the costs for Sprint PCS to perform support services;

    - we must obtain Sprint PCS' consent to sell non-Sprint PCS approved equipment, which consent could be withheld;

    - Sprint PCS may alter its network and technical requirements, which could result in increased equipment and build-out costs;

    - Sprint PCS may request that we build-out additional areas within our markets, which if undertaken, could result in less return on investment or a reduction of our license population if we decline to build the requested area;

    - If Sprint PCS terminates our management agreement because we fail to meet the build-out of our network or the technical standards as required under our management agreement, Sprint PCS may force us to sell our operating assets at a discount to market value without further stockholder approval, which could adversely affect the value of our common stock, may limit our ability to sell our business and may reduce the value a buyer would be willing to pay for our business; and

    - Sprint or Sprint PCS could make other business decisions which could adversely affect the Sprint and Sprint PCS brand names, products or services.

  PROVISIONS OF OUR MANAGEMENT AGREEMENT WITH SPRINT PCS MAY DIMINISH OUR VALUE AND RESTRICT THE SALE OF OUR BUSINESS

    Under certain circumstances and without further stockholder approval, Sprint PCS may purchase our operating assets or capital stock for a percentage of our "entire business value," which includes the value of the spectrum licenses, business operations and other assets more fully described in "The Sprint PCS Agreements--The Management Agreement--Rights on Termination." In addition, Sprint PCS must approve any change of control of our ownership and consent to any assignment of our management agreement with Sprint PCS. Sprint PCS has a right of first refusal if we decide to sell our operating assets to a third party. We are also subject to a number of restrictions on the transfer of our business including a prohibition on the sale of us or our operating assets to competitors of Sprint or Sprint PCS. These restrictions and other restrictions in our management agreement with Sprint PCS could adversely affect the value of our common stock, may limit our ability to sell the business, may reduce the value a buyer would be willing to pay for our business and may operate to reduce our entire business value.

  IF SPRINT PCS DOES NOT MAINTAIN CONTROL OVER ITS LICENSED SPECTRUM, OUR MANAGEMENT AGREEMENT WITH SPRINT PCS MAY BE TERMINATED

    Sprint PCS, not us, owns the licenses necessary to provide wireless services in our markets. The Federal Communications Commission requires that licensees like Sprint PCS maintain control of their licensed systems and not delegate control to third party operators or managers like us. If the Federal Communications Commission were to determine that our management agreement with Sprint PCS needs to be modified to increase the level of licensee control, we have agreed with Sprint PCS to use our best efforts to modify the agreement to comply with applicable law. If we cannot agree with Sprint PCS to modify the agreement, it may be terminated. If the agreement is terminated, we would no longer be a part of the Sprint PCS network and it would be extremely difficult to conduct our business.

  THE FEDERAL COMMUNICATIONS COMMISSION MAY NOT RENEW THE SPRINT PCS LICENSES, WHICH WOULD PREVENT US FROM PROVIDING WIRELESS SERVICES

    We do not own any licenses to operate wireless networks. We are dependent on Sprint PCS' licenses, which are subject to renewal and revocation. Sprint PCS' licenses in our markets will expire in 2004 through 2007, but may be renewed for additional 10-year terms. The Federal Communications Commission has adopted specific standards that apply to wireless personal communications services license renewals which, in the event of a comparative proceeding with competing applications, includes the award of a renewal expectancy to Sprint PCS upon its showing of "substantial service" during the past license term. Any failure by Sprint PCS or us to comply with these standards could cause nonrenewal of the Sprint PCS licenses for our markets. Additionally, if Sprint PCS does not demonstrate to the Federal Communications Commission that Sprint PCS has met the 5-year and 10-year construction requirements for each of its wireless personal communications services licenses, it can lose the affected licenses and be ineligible to regain them.

  WE RELY ON THE USE OF THE SPRINT PCS BRAND NAME AND LOGO TO MARKET OUR SERVICES, AND A LOSS OF USE OF THIS BRAND AND LOGO OR A DECREASE IN THE MARKET VALUE OF THIS BRAND AND LOGO WOULD HINDER OUR ABILITY TO MARKET OUR PRODUCTS

    The Sprint PCS brand and logo is highly recognizable. If we lose our rights to use the Sprint PCS brand and logo under our trademark and service mark license agreements, we would lose the advantages associated with marketing efforts conducted by Sprint PCS. If we lose the rights to use this brand and logo, customers may not recognize our brand readily and we may have to spend significantly more money on advertising to create brand recognition. See "The Sprint PCS Agreements--The Trademark and Service Mark License Agreements."

  OUR RELATIONSHIP WITH SPRINT PCS OR ITS SUCCESSOR MAY BE ADVERSELY AFFECTED BY THE PROPOSED MERGER OF SPRINT AND MCI WORLDCOM, WHICH COULD RESTRICT OUR ABILITY TO OPERATE SUCCESSFULLY

    Sprint and MCI WorldCom have announced that the boards of directors of both companies have approved a definitive merger agreement whereby the two companies would merge to form a new company called WorldCom. Although the companies have approved the merger, the completion of the merger is still subject to various conditions, including the approvals of the shareholders of both companies, the Federal Communications Commission, the Justice Department, various state governmental bodies and foreign antitrust authorities. If the merger is completed, the results of the merger may alter the nature of our relationship with Sprint PCS, which could restrict our ability to operate successfully. Also, any negative impact on Sprint as a result of the merger could have a negative impact on us as a Sprint PCS affiliate.

  IF SPRINT PCS DOES NOT RENEW OUR MANAGEMENT AGREEMENT, OUR ABILITY TO CONDUCT OUR BUSINESS WOULD BE SEVERELY RESTRICTED

    Our management agreement with Sprint PCS is not perpetual. Sprint PCS can choose not to renew the agreement at the expiration of the 20-year initial term or any ten-year renewal term. Our agreement with Sprint PCS terminates in all events in 50 years. If Sprint PCS decides not to renew the management agreement or terminates it in accordance with its terms, we would no longer be a part of the Sprint PCS network and it would severely restrict our ability to conduct our business.

OTHER RISKS PARTICULAR TO US


  WE MAY HAVE A CONTINGENT LIABILITY ARISING OUT OF A POSSIBLE VIOLATION OF
SECTION 5 OF THE SECURITIES ACT OF 1933 IN CONNECTION WITH THE EXISTENCE OF HYPERLINKS ON OUR WEBSITE



    On or about May 17, 2000, we established our website with three hyperlinks to an independent unaffiliated website that included specific articles regarding UbiquiTel and this offering. One of the hyperlinks accessed the prospectus summary contained in the prospectus forming a part of our registration statement initially filed with the Commission of March 10, 2000, while each of the other hyperlinks accessed a press release regarding this offering. Our hyperlinks were operational for only nine days, and were disabled on May 26, 2000. The information contained on one or more of the hyperlinks may have constituted a prospectus that did not meet the requirements of the Securities Act, in which case the existence of any of the hyperlinks may have caused us to violate Section 5 of the Securities Act. If the existence of any of these hyperlinks caused a violation of Section 5 of the Securities Act, we believe that only purchasers in this offering who read the information contained in the hyperlinks would have the right, for a period of one year from the date of their purchase of the common stock, to bring an action for recission or for damages resulting from their purchase of common stock. We cannot assure you, however, that if such violation occurred this right would be limited to those purchasers. We do not believe that the existence of any of these hyperlinks caused a violation of Section 5, and if any such claim were asserted, we would contest the matter vigorously. Accordingly, we do not believe that our exposure, if any, resulting from the existence of any of these hyperlinks would be material to our results of operations or financial condition.


  WE HAVE A LIMITED OPERATING HISTORY AND IF WE DO NOT SUCCESSFULLY MANAGE OUR ANTICIPATED RAPID GROWTH, WE MAY NOT BE ABLE TO COMPLETE OUR ENTIRE PCS NETWORK BY OUR TARGET DATE, IF AT ALL

    As of the date of this prospectus, we have commenced limited operations. Our performance as a PCS provider will depend on our ability to manage successfully the network build-out process, implement operational and administrative systems, expand our base of employees, and train and manage our employees, including engineering, marketing and sales personnel. We will require expenditures of significant funds for the development, construction, testing and deployment of our PCS network before expanding commercial PCS operations. These activities are expected to place significant demands on our managerial, operational and financial resources.

    The management of our anticipated growth will require, among other things:

    - continued development of our operational and administrative systems;

    - stringent control of costs of network build-out;

    - integration of our network infrastructure with the rest of the Sprint PCS network;

    - increased marketing activities;

    - the ability to attract and retain qualified management, technical and sales personnel; and

    - the training of new personnel.

    Failure to successfully manage our expected rapid growth and development could impair our ability to achieve profitability and expand the coverage in our markets.

  WE MAY NEED MORE CAPITAL THAN WE CURRENTLY PROJECT TO BUILD-OUT OUR PORTION OF THE SPRINT PCS NETWORK; AND IF WE FAIL TO OBTAIN REQUIRED ADDITIONAL CAPITAL, WE MAY NOT HAVE SUFFICIENT FUNDS TO COMPLETE OUR BUILD-OUT IN ACCORDANCE WITH THE TERMS OF OUR MANAGEMENT AGREEMENT WITH SPRINT PCS AND SPRINT PCS MAY TERMINATE OUR MANAGEMENT AGREEMENT AND PURCHASE OUR OPERATING ASSETS AT A DISCOUNT TO MARKET VALUE WITHOUT FURTHER APPROVAL OF OUR STOCKHOLDERS


    The build-out of our portion of the Sprint PCS network will require substantial capital. Additional funds could be required for a variety of reasons, including unanticipated expenses or operating losses. Additional funds may not be available. Even if those funds are available, we may not be able to obtain them on a timely basis, or on terms acceptable to us or within limitations permitted by the covenants under our senior credit facility or the covenants under the indenture that governs our senior subordinated discount notes. Failure to obtain additional funds, should the need for them develop, could result in the delay or abandonment of our development and expansion plans. If we do not have sufficient funds to complete our build-out, we may be in breach of our management agreement with Sprint PCS and under our debt agreements. If Sprint PCS terminates our management agreement as result of this breach, we may be required to sell our operating assets to Sprint PCS at a discount to market value without further stockholder approval. The provisions in our management agreement that allow Sprint PCS to purchase our operating assets at a discount could adversely affect the value of our common stock, may limit our ability to sell our business and may reduce the value a buyer would be willing to pay for our business.


  BECAUSE WE DEPEND HEAVILY ON OUTSOURCING, THE INABILITY OF THIRD PARTIES TO FULFILL THEIR CONTRACTUAL OBLIGATIONS TO US MAY DISRUPT OUR SERVICES OR THE BUILD-OUT OF OUR PORTION OF THE SPRINT PCS NETWORK

    Because we outsource portions of our business, we depend heavily on third-party vendors, suppliers, consultants, contractors and local telephone companies. We have retained those persons to:

    - design and engineer our systems;

    - construct radio communications sites, network control centers and towers;

    - lease radio communications sites;

    - install transmission lines; and

    - deploy our wireless personal communications services network systems.

    We lease a portion of the radio communications sites for our wireless systems through master lease agreements with communication site management companies such as SpectraSite. SpectraSite, in turn, has separate leasing arrangements with each of the owners of the sites. If SpectraSite or other similar firms were to become insolvent or were to breach those arrangements, we may lose access to those radio communications sites and experience extended service interruption in the areas serviced by those sites. We have retained LCC International and other consultants and contractors to assist in the design and engineering of our systems, construct radio communications sites, network control centers and towers, lease radio communications sites and deploy our PCS network systems and we will be significantly dependent upon them in order to fulfill our build-out obligations. The failure by any of our vendors, suppliers, consultants, contractors or local telephone companies to fulfill their contractual obligations to us could materially delay construction and adversely affect the operations of our portion of the Sprint PCS network.

  WE WILL HAVE SUBSTANTIAL DEBT WHICH WE MAY NOT BE ABLE TO SERVICE AND WHICH MAY RESULT IN OUR LENDERS CONTROLLING OUR ASSETS IN AN EVENT OF DEFAULT

    In April 2000, we issued 300,000 units consisting of senior subordinated discount notes due 2010 and warrants to purchase 3,579,000 shares of our common stock, which yielded gross proceeds to us of $152.3 million. In March 2000, we signed a $250.0 million senior credit facility, and made borrowings of $75.0 million under the credit facility in April 2000. As a result, we have a substantial amount of long-term debt. See "Description of Certain Indebtedness" and "Use of Proceeds."

    The substantial amount of our debt will have a number of important consequences for our operations, including the following:

    - we will have to dedicate a substantial portion of any cash flow from operations to the payment of interest on, and principal of, our debt, which will reduce funds available for other purposes;

    - we may not have sufficient funds to pay interest on, and principal of, our debt;

    - we may not be able to obtain additional financing for currently unanticipated capital requirements, capital expenditures, working capital requirements and other corporate purposes;

    - some of our debt, including borrowings under our senior credit facility, will be at variable rates of interest, which could result in higher interest expense in the event of increases in market interest rates;

    - due to the liens on substantially all of our assets and the assets of our subsidiaries that secure our debt, lenders may control our assets or subsidiaries upon a default; and

    - we may be more highly leveraged than some of our competitors, which may put us at a competitive disadvantage.

    Our ability to make payments on our debt depends upon our future operating performance which is subject to general economic and competitive conditions and to financial, business and other factors, many of which we cannot control. If the cash flow from our operating activities is insufficient, we may take actions, such as delaying or reducing capital expenditures, attempting to restructure or refinance our debt, selling assets or operations or seeking additional equity capital. Any or all of these actions may not be sufficient to allow us to service our debt obligations. Further, we may be unable to take any of these actions on satisfactory terms, in a timely manner or at all. The senior credit facility and the indenture that governs the senior subordinated discount notes limit our ability to take several of these actions. Under our current business plan, we expect to incur substantial debt before achieving break-even cash flow. Our failure to generate sufficient funds to pay our debts or to successfully undertake any of these actions could, among other things, materially adversely affect the market value of our common stock.

  WE MAY NOT RECEIVE THE FUNDS UNDER OUR SENIOR CREDIT FACILITY, WHICH COULD PREVENT US FROM MEETING OUR NETWORK BUILD-OUT OBLIGATIONS UNDER OUR AGREEMENTS WITH SPRINT PCS

    We signed our $250.0 million senior credit facility in March 2000. Concurrently with our sale of senior subordinated discount notes, we borrowed $75.0 million of term loans under the credit facility, which were funded into an escrow account. The escrow account will remain the property of our lenders and will not be released to us if an event of default has occurred under the credit agreement. Additionally, the escrow funds will not be released until specified conditions have been satisfied. These conditions include, among others, evidence that we have used all of the proceeds from our sale of our senior subordinated discount notes and from this offering to pay fees and expenses in connection with these offerings, to fund the build-out of our network or for other general corporate and working capital purposes. Additional borrowings under our senior credit facility must be placed into escrow until the conditions to release our initial borrowing of $75.0 million have been satisfied. Accordingly, there can be no assurance that we will receive the proceeds from the senior credit facility. If we fail to receive these funds, we may not be able to meet our network build-out obligations under our agreements with Sprint PCS.

  IF WE DEFAULT UNDER OUR SENIOR SECURED CREDIT FACILITY, OUR LENDER MAY DECLARE OUR DEBT IMMEDIATELY DUE AND PAYABLE AND SPRINT PCS MAY FORCE US TO SELL OUR ASSETS WITHOUT STOCKHOLDER APPROVAL

    Our $250.0 million senior secured credit facility requires that we comply with specified financial ratios and other performance covenants. If we fail to comply with these covenants or we default on our obligations under our senior credit facility, our lender may accelerate the maturity of our debt. If our lender accelerates our debt, Sprint PCS has the option to purchase our operating assets at a discount to market value and assume our obligations under the senior credit facility, without further stockholder approval. If Sprint PCS does not exercise this option, our lender may sell our assets to third parties without approval of our stockholders. If Sprint PCS provides notice to our lender that we are in breach of our management agreement with Sprint PCS and, as a result, our obligations under the credit agreement are accelerated and Sprint PCS does not elect to operate our business, our lender may designate a third party to operate our business without the approval of our stockholders.

  OUR INDEBTEDNESS PLACES RESTRICTIONS ON US WHICH MAY LIMIT OUR OPERATING FLEXIBILITY AND OUR ABILITY TO PAY DIVIDENDS

    The indenture that governs our senior subordinated discount notes and the credit agreement that governs our senior credit facility impose material operating and financial restrictions on us. These restrictions, subject to ordinary course of business exceptions, may limit our ability to engage in some transactions, including the following:

    - designated types of mergers or consolidations;

    - paying dividends or other distributions to our stockholders;

    - making investments;

    - selling assets;

    - repurchasing our common stock;

    - changing lines of business;

    - borrowing additional money; and

    - entering into transactions with affiliates.

    These restrictions could limit our ability to obtain debt financing, repurchase stock, refinance or pay principal or interest on our outstanding debt, consummate acquisitions for cash or debt or react to changes in our operating environment.

  WE MAY NOT BE ABLE TO RESPOND EFFECTIVELY TO THE SIGNIFICANT COMPETITION IN THE WIRELESS COMMUNICATIONS SERVICES INDUSTRY OR KEEP PACE WITH OUR COMPETITORS IN THE INTRODUCTION OF NEW PRODUCTS, SERVICES AND EQUIPMENT, WHICH COULD IMPAIR OUR ABILITY TO ATTRACT NEW CUSTOMERS

    Our dependence on Sprint PCS to develop competitive products and services and the requirement that we obtain Sprint PCS' consent to sell non-Sprint PCS approved equipment may limit our ability to keep pace with our competitors in the introduction of new products, services and equipment. Additionally, we expect that existing cellular providers will upgrade their systems and provide expanded, digital services to compete with the Sprint PCS products and services that we intend to offer. These wireless providers require their customers to enter into long-term contracts, which may make it more difficult for us to attract customers away from them. Sprint PCS generally does not require its customers to enter into long-term contracts, which may make it easier for other wireless providers to attract customers away from us.

  WE MAY NOT BE ABLE TO COMPETE WITH LARGER, MORE ESTABLISHED WIRELESS PROVIDERS WHO HAVE RESOURCES TO COMPETITIVELY PRICE THEIR PRODUCTS AND SERVICES, WHICH COULD RESULT IN A REDUCTION OF OUR SUBSCRIBERS

    We will compete in some of our markets with more than three wireless providers, some of which have an infrastructure in place and have been operational for a number of years. Some of our competitors:

    (1) have substantially greater financial, technological, marketing and sales and distribution resources than us;

    (2) have more extensive coverage in specific areas of our markets and have broader regional coverage than us; and

    (3) may market other services, such as traditional telephone service, cable television access and access to the Internet, with their wireless communications services.

    We may be unable to compete successfully with these larger competitors who have substantially greater resources or who offer more services than we do to a larger subscriber base, which could result in a reduction in new subscribers.

  WE MAY NOT BE ABLE TO RESPOND TO THE RECENT TREND IN THE CONSOLIDATION OF THE WIRELESS COMMUNICATIONS INDUSTRY, OR COMPETE WITH POTENTIAL ACQUIRORS FOR ACQUISITIONS, WHICH COULD RESULT IN A REDUCTION OF OUR SUBSCRIBERS, DECLINE IN PRICES FOR OUR PRODUCTS AND SERVICES AND ADDITIONAL DILUTION TO OUR STOCKHOLDERS IF WE ISSUE OUR COMMON STOCK IN ACQUISITIONS

    There has been a recent trend in the wireless communications industry towards consolidation of wireless service providers through joint ventures, mergers and acquisitions. We expect this consolidation to lead to larger competitors over time. Several large competitors already exist, such as AT&T Wireless with over 12 million subscribers and the recent partnership of Bell Atlantic-

GTE and Vodafone AirTouch with over 19 million subscribers. We may not be able to respond to pricing pressures that may result from a consolidation in our industry, which could result in a reduction of new subscribers and cause market prices for our products and services to decline in the future. Also, if we expand our operations through acquisitions, we will compete with other potential acquirors, some of which may have greater financial or operational resources than us. If we issue additional shares of our common stock in connection with any acquisition, this may result in dilution to our stockholders.

  WE MAY HAVE DIFFICULTY IN OBTAINING HANDSETS AND EQUIPMENT, WHICH ARE IN SHORT SUPPLY, WHICH COULD CAUSE DELAYS AND INCREASED COSTS IN THE BUILD-OUT OF OUR NETWORK

    We currently purchase all handsets and equipment through Sprint PCS. The demand for the equipment we require to construct our portion of the Sprint PCS network is considerable, and manufacturers of this equipment have substantial order backlogs. In addition, the demand for specific types of handsets is strong and the manufacturers of those handsets may have to distribute their limited supply or products among the manufacturers' numerous customers. If Sprint PCS modifies its handset logistics and delivery plan or if we are not able to continue to rely on Sprint PCS' relationships with suppliers and vendors, some of which provide us with vendor discounts on equipment, we could have difficulty obtaining specific types of handsets and equipment in a timely manner and our equipment costs could increase. As a result, we could suffer delays in the build-out of our portion of the Sprint PCS network, disruptions in service and a reduction in subscribers.

  THE TECHNOLOGY WE USE HAS LIMITATIONS AND COULD BECOME OBSOLETE, WHICH WOULD REQUIRE US TO IMPLEMENT NEW TECHNOLOGY AT SUBSTANTIALLY INCREASED COSTS AND LIMIT OUR ABILITY TO COMPETE EFFECTIVELY

    We intend to employ digital wireless communications technology selected by Sprint PCS for its nationwide network. Code division multiple access, known as CDMA, technology is a relatively new technology. CDMA may not provide the advantages expected by Sprint PCS. If another technology becomes the preferred industry standard, we may be at a competitive disadvantage and competitive pressures may require Sprint PCS to change its digital technology which, in turn may require us to make changes at substantially increased costs. We may not be able to respond to such pressures and implement new technology on a timely basis, or at an acceptable cost. We also expect to face competition from other existing communications technologies such as specialized mobile radio, known as SMR, and enhanced specialized mobile radio, known as ESMR, and domestic and global mobile satellite service. SMR and ESMR systems can provide services that may be competitive with those offered by PCS and are often less expensive to build than PCS systems. In addition, we expect that in the future providers of wireless communications services will compete more directly with providers of traditional telephone services, energy companies, utility companies and cable operators who expand their services to offer communications services. Potential users of PCS systems may find their communications needs satisfied by other current and developing technologies. One or two-way paging or beeper services that feature voice messaging and data display as well as tone-only service may be adequate for potential subscribers who do not need to speak to the caller. See "Business--Technology."

  OUR SERVICES MAY NOT BE BROADLY USED AND ACCEPTED BY CONSUMERS, WHICH COULD REDUCE THE AMOUNT OF OUR NEW SUBSCRIBER REVENUE

    PCS systems have a limited operating history in the United States. The extent of potential demand for PCS in our markets cannot be estimated with any degree of certainty. Our inability to establish and successfully market PCS services could have a material adverse effect on our financial condition and results of operations.

  WE MAY NOT ACHIEVE OR SUSTAIN OPERATING PROFITABILITY OR POSITIVE CASH FLOW FROM OPERATING ACTIVITIES

    We expect to incur significant operating losses and to generate significant negative cash flow from operating activities until at least 2003 while we develop and construct our PCS network and build our customer base. Our operating profitability will depend upon many factors, including, among others, our ability to market our services successfully, achieve our projected market penetration and manage customer turnover rates effectively. If we do not achieve and maintain operating profitability and positive cash flow from operating activities on a timely basis, we may not be able to meet our debt service requirements.

  UNAUTHORIZED USE OF OUR PCS NETWORK COULD DISRUPT OUR BUSINESS

    We will likely incur costs associated with the unauthorized use of our PCS network, including administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud. Fraud impacts interconnection costs, capacity costs, administrative costs, fraud prevention costs and payments to other carriers for unbillable fraudulent roaming.

  OUR CURRENT STOCKHOLDERS HAVE OTHER INVESTMENTS IN TELECOMMUNICATIONS BUSINESSES, WHICH MAY RESULT IN A CONFLICT OF INTEREST WITH US

    Some of our principal stockholders as well as some of our directors affiliated with these stockholders have investments in, or serve on boards of, other telecommunications businesses.

    As a result, conflicts of interest may arise from these investments and other directorships. Additionally, these stockholders may invest in other telecommunications businesses that compete with us. Our interests may conflict with the interests of these companies, and any conflicts may not be resolved in our favor.

  OUR CERTIFICATE OF INCORPORATION AND BYLAWS INCLUDE PROVISIONS THAT MAY DISCOURAGE A CHANGE OF CONTROL TRANSACTION AND WHICH MAY AFFECT THE RIGHTS OF HOLDERS OF OUR COMMON STOCK

    Some provisions of our certificate of incorporation and bylaws and the provisions of Delaware law could have the effect of delaying, deferring or preventing an acquisition of us. For example, upon completion of this offering, we will have a staggered board of directors, the members of which may only be removed for cause, authorized but unissued shares of preferred stock which could be used to fend off a takeover attempt, our stockholders may not take actions by written consent and our stockholders are limited in their ability to make proposals at stockholder meetings.

  OUR PLAN OF COVERAGE FOR OUR MARKETS MAY BE INADEQUATE TO PROFITABLY OPERATE OUR BUSINESS

    Our projected build-out plan for our markets does not cover all areas of our markets. As a result, our plan may not adequately serve the needs of the potential customers in our markets or attract enough subscribers to operate our business successfully. To correct this potential problem, we may have to cover a greater percentage of our markets than we anticipate, which we may be unable to do profitably.

RISKS PARTICULAR TO OUR INDUSTRY

  WE MAY EXPERIENCE A HIGH RATE OF CUSTOMER TURNOVER WHICH WOULD INCREASE OUR COSTS OF OPERATIONS AND REDUCE OUR REVENUE

    Our strategy to reduce customer turnover may not be successful. The rate of customer turnover may be the result of several factors, including network coverage, reliability issues such as blocked calls, dropped calls, handset problems, non-use of phones, change of employment, the non-use of customer contracts, affordability, customer care concerns and other competitive factors. Price competition and other competitive factors could also cause increased customer turnover. A high rate of customer turnover could adversely affect our competitive position, results of operations and our costs of, or losses incurred in, obtaining new subscribers, especially because we subsidize some of the costs of initial purchases of handsets by customers.

  USE OF HAND-HELD PHONES MAY POSE HEALTH RISKS, WHICH COULD RESULT IN A REDUCTION IN SUBSCRIBERS AND INCREASED EXPOSURE TO LITIGATION

    Media reports have suggested that certain radio frequency emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. The actual or perceived risk of radio frequency emissions from portable telephones could adversely affect us through a reduced subscriber growth rate, a reduction in subscribers, reduced network usage per subscriber, reduced financing available to the mobile communications industry and increased exposure to potential litigation.

  REGULATION BY GOVERNMENT AGENCIES AND TAXING AUTHORITIES MAY INCREASE OUR COSTS OF PROVIDING SERVICE OR REQUIRE US TO CHANGE OUR SERVICES

    The licensing, construction, use, operation, sale and interconnection arrangements of wireless telecommunication systems are regulated to varying degrees by the Federal Communications Commission, the Federal Trade Commission, the Federal Aviation Administration, the Environmental Protection Agency, the Occupational Safety and Health Administration and, depending on the jurisdiction, state and local regulatory agencies and legislative bodies. Adverse decisions regarding these regulatory requirements could negatively impact Sprint PCS' operations and our costs of doing business. For example, changes in tax laws or the interpretation of existing tax laws by state and local authorities could subject us to increased income, sales, gross receipts or other tax costs or require us to alter the structure of our relationship with Sprint PCS.

  OUR BUSINESS IS SEASONAL AND WORSE THAN EXPECTED FOURTH QUARTER RESULTS MAY CAUSE OUR STOCK PRICE TO DROP AND SIGNIFICANTLY REDUCE OUR OVERALL RESULTS OF OPERATIONS

    The wireless industry is heavily dependent on fourth quarter results. Among other things, the industry relies on significantly higher customer additions and handset sales in the fourth quarter as compared to the other three fiscal quarters. The price of our common stock may drop and our overall results of operations could be significantly reduced if we have a worse than expected fourth quarter for any reason, including the following:

    - our inability to match or beat pricing plans offered by competitors;

    - the failure to adequately promote Sprint PCS' products, services and pricing plans;

    - our inability to obtain an adequate supply or selection of handsets;

    - a downturn in the economy of some or all of our markets; or

    - a poor holiday shopping season.

    There is also uncertainty as to the extent of customer demand as well as the extent to which airtime and monthly recurring charges may continue to decline. As a result, our future prospects and those of the industry, and the success of PCS and other competitive services, remain uncertain.

RISKS RELATING TO THE OFFERING

  OUR EXISTING STOCKHOLDERS, DIRECTORS AND OFFICERS MAY BE ABLE TO CONTROL THE OUTCOME OF SIGNIFICANT MATTERS PRESENTED TO STOCKHOLDERS FOLLOWING THE COMPLETION OF THIS OFFERING

    Upon completion of this offering of common stock, our existing stockholders, directors and officers will beneficially own approximately 72.5% of our outstanding common stock on a fully diluted basis, or approximately 70.4% if the underwriters' over-allotment option is exercised in full, each depending on how many shares our existing stockholders purchase in this offering. Consequently, those persons, if they act as a group, will be able to control the outcome of matters submitted for stockholder action, including the election of members to our board of directors and the approval of significant change in control transactions. This may have the effect of delaying or preventing a change in control. For more information on this subject, please refer to "Management" and "Principal Stockholders."

  POSSIBLE SALES OF OUR COMMON STOCK COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECREASE

    Many of our current stockholders hold large portions of our common stock. The occurrence of sales of a large number of shares of our common stock, or the perception that these sales could occur, could cause a drop in our stock price and could impair our ability to obtain capital through any future offerings of equity securities.

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains statements about future events and expectations, which are "forward-looking statements." Any statement in this prospectus that is not a statement of historical fact may be deemed to be a forward-looking statement. These statements include:

    - estimates of current and future population for our markets;

    - forecasts of growth in the number of consumers using PCS services;

    - statements regarding our plans for and costs of the build-out of our PCS network;

    - statements regarding our anticipated revenues, expense levels, liquidity and capital resources and projection of when we will launch commercial PCS service and achieve break-even operating cash flow; and

    - other statements, including statements containing words such as "anticipate," "believe," "plan," "estimate," "expect," "seek," "intend" and other similar words that signify forward-looking statements.

    These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a discussion of some of these factors, see "Risk Factors" beginning on page 7.

                                USE OF PROCEEDS

    The net proceeds to be received from the sale of the common stock we are offering, after deducting underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $122.2 million, or approximately $140.8 million if the underwriter's over-allotment option is exercised in full, assuming an initial public offering price of $9.00 per share (the midpoint of the range shown on the cover page of this prospectus). We intend to use the net proceeds from this offering, our sale of preferred stock and senior subordinated discount notes and borrowings under our senior credit facility, for the period from December 31, 1999 through December 31, 2003, as presented in the following table:

                                                                 AMOUNT
                                                              (IN MILLIONS)
SOURCES:
  Gross proceeds from this offering.........................     $130.5
  Gross proceeds from preferred stock(1)....................       25.0
  Gross proceeds from senior subordinated discount
    notes(2)................................................      152.3
  Senior credit facility(3).................................      195.0
  Existing cash balance.....................................       24.0
                                                                 ------
    Total sources...........................................     $526.8
                                                                 ======

USES:
  Capital expenditures......................................     $239.0
  Operating losses and working capital......................      113.0
  Acquisition of Spokane PCS assets.........................       35.0
  Debt repayment and accrued interest(4)....................        8.4
  Payments to preferred stockholders upon completion of this
    offering(5).............................................        1.0
  Fees and expenses(6)......................................       22.6
  Cash on hand..............................................      107.8
                                                                 ------
    Total uses..............................................     $526.8
                                                                 ======

------------------------

(1) On February 25, 2000, we issued in a private placement to DLJ Merchant Banking Partners II, L.P., $25.0 million of our Series B preferred stock which is convertible automatically into shares of our common stock upon the completion of this offering.

(2) On April 11, 2000, we issued 300,000 units consisting of $300,000,000 principal amount of senior subordinated discount notes, generating gross proceeds of approximately $152.3 million, and warrants to purchase 3,579,000 shares of our common stock.

(3) On March 31, 2000, we signed a senior credit agreement with Paribas to provide a senior credit facility for up to $250.0 million of borrowings that replaced our prior $25.0 million credit facility. Through December 31, 2003, we expect to borrow $195.0 million of the $250.0 million available under the senior credit facility. Borrowings under our senior credit facility will be initially funded into an escrow account and not released to us until specified conditions have been satisfied. See "Risk Factors--Other Risks Particular to Us."

(4) Debt repayment is composed of repayment of senior subordinated debt of $8.0 million, an $80,000 prepayment premium and approximately $300,000 of accrued interest. The senior subordinated debt was incurred in December 1999 to fund working capital requirements and the build-out of our Reno/Tahoe/Northern California market. This debt consisted of a 10-year note with annual interest rate at 12%. We granted warrants to purchase 4,978,150 shares of our common stock at $.005 per share in connection with this debt. We allocated $2.2 million of the $8.0 million proceeds from this debt to the warrants.

(5) The holders of our preferred stock are entitled to receive dividends at a rate of 7% per year. We have not paid any dividends to our holders of preferred stock as of the date of this prospectus. Our preferred stock will convert into common stock on a one-for-one basis upon completion of this offering and, upon conversion, we will be required to pay all accrued dividends.

(6) Fees and expenses include estimated offering expenses and underwriting discounts and commissions for this offering, expenses associated with the preferred stock investment, fees and expenses associated with our senior subordinated discount notes and origination and other fees and expenses related to our senior credit facility.

    The foregoing represents our best estimate of the allocation of the net proceeds of this offering, the proceeds from the sale of preferred stock and senior subordinated discount notes and borrowings under our senior credit facility based upon our current markets and our current plans for these markets. Actual expenditures may vary substantially from these estimates and we may find it necessary or advisable to reallocate the net proceeds from these sources within the above-described categories or to use portions thereof for other purposes.

    We intend to use the balance of the net proceeds of this offering for general corporate purposes. Pending such uses, we expect to invest the net proceeds from the sale of the common stock in short-term investment grade securities which will earn interest.

                                DIVIDEND POLICY

    We intend to retain our future earnings, if any, to fund the development and growth of our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. Our future decisions concerning the payment of dividends on the common stock will depend upon our results of operations, financial condition and capital expenditure plans, as well as such other factors as the board of directors, in its sole discretion, may consider relevant. In addition, our existing indebtedness restricts, and we anticipate our future indebtedness may restrict, our ability to pay dividends.

                                 CAPITALIZATION

    The following table shows the cash and cash equivalents position and our total capitalization as of March 31, 2000, and as adjusted to reflect:

    - our acquisition of the Spokane, Washington PCS network and related assets from Sprint PCS;

    - receipt of gross proceeds of $152.3 million from our senior subordinated discount notes offering and the issuance of related warrants;

    - receipt of gross proceeds of $130.5 million from this offering (assuming the midpoint of the range shown on the cover page of this prospectus);

    - initial borrowings of $75.0 million in term loans under our $250.0 million senior credit facility;

    - exercise of a warrant to purchase 4,978,150 shares of our common stock, which was issued in connection with our senior subordinated note;

    - repayment of our senior subordinated note;

    - conversion of our preferred stock into common stock;

    - cancellation of our non-voting common stock;

    - payments to preferred stockholders upon closing of this offering; and

    - issuance of shares of preferred stock to preferred stockholders convertible into 77,002 shares of common stock and 136,758 shares of common stock to our founding stockholders to maintain a specific percentage stock ownership in connection with our senior subordinated discount notes.

                                                                  AS OF MARCH 31, 2000
                                                              ----------------------------
                                                               ACTUAL          AS ADJUSTED
                                                                     (IN THOUSANDS)
                                                                      (UNAUDITED)
Cash and cash equivalents...................................  $ 33,729          $250,784
Cash, restricted............................................        --            75,000(1)
                                                              --------          --------
Total cash and cash equivalents.............................  $ 33,729          $325,784
                                                              ========          ========
Long-term debt:
  Senior credit facility....................................  $     --          $ 75,000(1)
  Senior subordinated debt..................................     5,812(2)             --
  Senior subordinated discount notes........................        --           133,476(3)
                                                              --------          --------
    Total long-term debt....................................  $  5,812          $208,476
Redeemable warrants.........................................     2,758               570
Stockholders' equity:
  Convertible preferred stock...............................        19                --
  Non-voting common stock...................................        16                --
  Voting common stock and additional paid-in capital........    55,565           200,680(4)
  Accumulated deficit.......................................   (18,113)          (21,688)
                                                              --------          --------
    Total stockholders' equity..............................    37,487           178,992
                                                              --------          --------
    Total capitalization....................................  $ 46,057          $388,038
                                                              ========          ========

------------------------

(1) This amount was funded into an escrow account and will not be released to us until specified conditions have been satisfied. See "Risk Factors--Other Risks Particular to Us."

(2) Actual reflects the $5.8 million of the senior subordinated note allocated to long-term debt.

(3) As adjusted reflects the $133.5 million of the $152.3 million of gross proceeds from our senior subordinated discount notes allocated to long-term debt.

(4) Of such amount, $20.0 million represents the value assigned to the warrants and $.7 million represents the value assigned to the shares of preferred stock issued in connection with the senior subordinated discount notes.

                                    DILUTION

    Our net tangible book value at March 31, 2000, was $(12.8) million or $(1.84) per share of voting common stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities and convertible preferred stock and redeemable warrants, divided by the number of voting common stock shares outstanding. After giving effect to:

    - the sale in this offering of 14,500,000 shares of common stock at an assumed initial public offering price of $9.00 per share (the midpoint of the range shown on the cover of this prospectus) and the receipt of net proceeds therefrom;

    - the receipt of approximately $145.1 million of net proceeds from our senior subordinated discount notes;

    - the effect of the conversion of shares of preferred stock into 38,237,694 shares of common stock upon the closing of this offering;

    - the effect of the exercising of warrants issued in connection with the senior subordinated notes into 3,579,000 shares of common stock; and

    - the effect of the exercising of warrants issued in connection with the senior subordinated notes into 286,183 shares of common stock; and

    - the issuance of shares of preferred stock to preferred stockholders convertible into 77,002 shares of common stock and 136,758 shares of common stock to our founding stockholders to maintain a specific percentage stock ownership, our as adjusted net tangible book value as of March 31, 2000, would have been approximately $139.8 million or $2.16 per share. This represents an immediate dilution of $6.84 per share to new purchasers of common stock in this offering and an immediate increase in net tangible book value to existing stockholders of $4.00 per share. The following table illustrates the per share dilution:

Assumed initial public offering price per share.............              $ 9.00
Net tangible book value per share as of March 31, 2000......   $(1.84)
Increase in net tangible book value per share attributable
  to this offering..........................................     4.00
                                                               ------
As adjusted net tangible book value per share after this
  offering..................................................                2.16
                                                                          ------
Dilution per share to new purchasers of common stock........              $ 6.84
                                                                          ======

    The following table summarizes, on an as adjusted basis as of March 31, 2000, the number of shares of common stock purchased, the total consideration paid for the common stock and the average price per share paid by our existing stockholders and by the new purchasers of common stock in this offering, assuming an offering price of $9.00 per share (the midpoint of the range shown on the cover page of this prospectus), before the deduction of underwriting discounts and commissions and estimated offering expenses of $8.3 million payable by us:

                                        SHARES PURCHASED        TOTAL CONSIDERATION      AVERAGE
                                      ---------------------   -----------------------     PRICE
                                        NUMBER     PERCENT       AMOUNT      PERCENT    PER SHARE
Existing stockholders...............  50,263,604      77.6%   $ 44,216,048      25.3%    $ 0.88
New purchasers of common stock......  14,500,000      22.4     130,500,000      74.7       9.00
                                      ----------    ------    ------------    ------     ------
  Total.............................  64,763,604     100.0     174,716,048     100.0
                                      ==========    ======    ============    ======

    Except as indicated above, the foregoing tables assume no exercise of the underwriter's over-allotment option and no exercise of outstanding stock options or warrants to purchase an aggregate of 4,608,804 shares of common stock at prices ranging from $0.005 to $0.50 per share. See "Management--2000 Equity Incentive Plan" and "Description of Capital Stock--Warrants." The exercise of these stock options and warrants would result in additional dilution to the new purchasers of common stock in this offering.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

    We derived unaudited pro forma condensed consolidated financial and operating data as of and for the three months ended March 31, 2000 and for the year ended December 31, 1999 from our historical consolidated financial statements and from other financial data included elsewhere in this prospectus. Our financial results have been adjusted based on currently available information and assumptions that we believe are reasonable to give effect to the following transactions as if each transaction had occurred as of January 1, 1999 for the purpose of the pro forma statements of operations and as of March 31, 2000 for the purpose of the pro forma balance sheet:

    - our acquisition of the Spokane, Washington PCS network and related assets from Sprint PCS;

    - receipt of gross proceeds of $152.3 million from our senior subordinated discount notes and the issuance of related warrants;

    - receipt of gross proceeds of $130.5 million from this offering (assuming the midpoint of the range shown on the cover page of this prospectus);

    - initial borrowings of $75.0 million in term loans under our $250.0 million senior credit facility;

    - exercise of a warrant to purchase 4,978,150 shares of our common stock, which was issued in connection with our senior subordinated note;

    - repayment of our senior subordinated note;

    - conversion of our preferred stock into common stock;

    - cancellation of our non-voting common stock;

    - payments to preferred stockholders upon closing of this offering; and

    - issuance of shares of preferred stock to preferred stockholders convertible into 77,002 shares of common stock and 136,758 shares of our common stock to our founding stockholders to maintain a specified percentage stock ownership in connection with our senior subordinated discount notes.

    We provide the following unaudited pro forma condensed consolidated financial statements and related notes for informational purposes only. The accompanying data do not purport to represent what our results of operations would have been if the pro forma transactions had been completed on the dates indicated, nor do they purport to indicate our future financial position or results of operations.

    The data shown below should be read in conjunction with "Capitalization," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements and accompanying notes included elsewhere in this prospectus.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                        UBIQUITEL INC. AND SUBSIDIARIES

                        (A DEVELOPMENT STAGE ENTERPRISE)

                       THREE MONTHS ENDED MARCH 31, 2000
                                 (IN THOUSANDS)


                                                             PRO FORMA
                                                            ADJUSTMENTS                                      PRO FORMA
                                 HISTORICAL   HISTORICAL     EXCLUDING                  ADJUSTMENTS FOR          AS
                                 UBIQUITEL     SPOKANE     THIS OFFERING   PRO FORMA     THIS OFFERING        ADJUSTED
                                 ----------   ----------   -------------   ----------   ---------------      ----------
Net revenues...................   $     69     $ 1,574        $--           $  1,643        $--               $  1,643
Costs of services and
  equipment....................     --             779         --                779        --                     779
                                  --------     -------        -------       --------        ------            --------
Gross profit...................         69         795         --                864        --                     864
Operating expenses:
  Selling, general and
    administrative excluding
    non-cash compensation
    charges....................        907       1,214         --              2,121        --                   2,121
  Amortization of deferred
    stock compensation expense
    granted to employees for
    general and administrative
    matters....................        150       --            --                150        --                     150
  Depreciation and
    amortization...............     --             931            200 (1)      1,131        --                   1,131
                                  --------     -------        -------       --------        ------            --------
Operating loss.................       (988)     (1,350)          (200)        (2,538)       --                  (2,538)
  Interest income (expense),
    net........................         35       --            (8,792)(2)     (8,757)       --                  (8,757)
                                  --------     -------        -------       --------        ------            --------
Loss before extraordinary
  item.........................       (953)     (1,350)        (8,992)       (11,295)       --                 (11,295)
Less: preferred stock
  dividend.....................    (13,451)      --            --            (13,451)       --                 (13,451)
                                  --------     -------        -------       --------        ------            --------
Loss available to common
  stockholders.................    (14,404)     (1,350)        (8,992)       (24,746)       --                 (24,746)
Extraordinary item--write-off
  of deferred financing costs
  on early extinguishment of
  debt.........................     (1,723)      --            --             (1,723)       --                  (1,723)
                                  --------     -------        -------       --------        ------            --------
Net loss available to common
  stockholders.................   $(16,127)    $(1,350)       $(8,992)      $(26,469)       $--               $(26,469)
                                  ========     =======        =======       ========        ======            ========
Pro forma basic and diluted net
  loss per common share........   $  (0.32)                                 $  (0.53)                         $  (0.41)
                                  ========                                  ========                          ========
Pro forma weighted average
  common shares outstanding....     50,264                                    50,264                            64,764
                                  ========                                  ========                          ========

  NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                       THREE MONTHS ENDED MARCH 31, 2000

                             (DOLLARS IN THOUSANDS)

    For the purpose of determining the pro forma effect of transactions described above on our consolidated statement of operations for the three months ended March 31, 2000, the following adjustments have been made:

(1) Represents the amortization of intangible asset recorded from the Spokane acquisition consisting of goodwill and customer lists in the amount of $15,975 over a period of 20 years which is the initial term of the Sprint PCS management agreement.

(2) Represents additional interest expense based on the following:

Accrued interest and prepayment premium on senior
  subordinated debt.........................................  $   80
Interest expense on $75,000 drawdown from senior credit
  facility assuming an interest rate of 10%.................   1,875
Unused commitment fee of 1.375% on senior credit facility
  assuming only minimum drawdowns...........................     601
Amortization of deferred financing fees from senior credit
  facility over a period of 8.5 years.......................     209
Amortization of deferred financing costs relating to senior
  subordinated discount notes over 10 years.................     227
Interest expense on senior subordinated discount notes......   5,330
Amortization of the discount on senior subordinated discount
  notes over 10 years.......................................     470
                                                              ------
                                                              $8,792
                                                              ======

Excluded from the pro forma results of operations is a non-recurring charge of $2,188 for the remaining discount on the senior subordinated note upon the early extinguishment of the debt. This charge will be reflected as an extraordinary item in the 2000 financial statements.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                        UBIQUITEL INC. AND SUBSIDIARIES

                        (A DEVELOPMENT STAGE ENTERPRISE)

                          YEAR ENDED DECEMBER 31, 1999

                                 (IN THOUSANDS)


                                                           PRO FORMA
                                                          ADJUSTMENTS                                      PRO FORMA
                               HISTORICAL   HISTORICAL     EXCLUDING                  ADJUSTMENTS FOR          AS
                               UBIQUITEL     SPOKANE     THIS OFFERING   PRO FORMA     THIS OFFERING        ADJUSTED
                               ----------   ----------   -------------   ----------   ---------------      ----------
Net revenues.................   $ --         $ 5,625       $ --           $  5,625       $--                $  5,625
Costs of services and
  equipment..................     --           5,046         --              5,046        --                   5,046
                                -------      -------       --------       --------       --------           --------
Gross profit.................     --             579         --                579        --                     579
Operating expenses:
  Selling, general and
    administrative excluding
    non-cash compensation
    charges..................       554        5,419         --              5,973        --                   5,973
  Non-cash compensation for
    general and
    administrative matters...     1,395        --            --              1,395        --                   1,395
  Depreciation and
    amortization.............     --           3,471            799(1)       4,270        --                   4,270
                                -------      -------       --------       --------       --------           --------
Operating loss...............    (1,949)      (8,311)          (799)       (11,059)       --                 (11,059)
  Interest expense...........        29        --            34,732(2)      34,761        --                  34,761
                                -------      -------       --------       --------       --------           --------
Net loss.....................    (1,978)      (8,311)       (35,531)       (45,820)       --                 (45,820)
Less: preferred stock
  dividends..................        (9)       --            --                 (9)       --                      (9)
                                -------      -------       --------       --------       --------           --------
Loss available to common
  stockholders...............   $(1,987)     $(8,311)      $(35,531)      $(45,829)      $--                $(45,829)
                                =======      =======       ========       ========       ========           ========
Pro forma basic and diluted
  loss per common share......   $ (0.04)                                     (0.91)                            (0.71)
                                =======                                   ========                          ========
Pro forma weighted average
  common shares
  outstanding................    50,264                                     50,264                            64,764
                                =======                                   ========                          ========

  NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1999

                             (DOLLARS IN THOUSANDS)

    For the purpose of determining the pro forma effect of transactions described above on our consolidated statement of operations for the year ended December 31, 1999, the following adjustments have been made:

(1) Represents the amortization of intangible asset recorded from the Spokane acquisition consisting of goodwill and customer lists in the amount of $15,975 over a period of 20 years for goodwill which is the initial term of the Sprint PCS management agreement and five years for customer lists which is based on management's expectation to build-out the Spokane market.

(2) Represents additional interest expense based on the following:

Accrued interest and prepayment premium on senior
  subordinated debt.........................................  $    91
Interest expense on $75,000 drawdown from senior credit
  facility assuming an interest rate of 10%.................    7,500
Unused commitment fee of 1.375% on senior credit facility
  assuming only minimum drawdowns...........................    2,200
Amortization of deferred financing fees from senior credit
  facility over a period of 8.5 years.......................      835
Amortization of deferred financing costs relating to senior
  subordinated discount notes over 10 years.................      907
Interest expense on senior subordinated discount notes......   21,319
Amortization of the discount on senior subordinated discount
  notes over 10 years.......................................    1,880
                                                              -------
                                                              $34,732
                                                              =======

Excluded from the pro forma results of operations is a non-recurring charge of $2,188 for the remaining discount on the senior subordinated note upon the early extinguishment of the debt. This charge will be reflected as an extraordinary item in the 2000 financial statements.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                        UBIQUITEL INC. AND SUBSIDIARIES

                              AS OF MARCH 31, 2000
                                 (IN THOUSANDS)

                                                             PRO FORMA
                                                            ADJUSTMENTS                                      PRO FORMA
                                 HISTORICAL   HISTORICAL     EXCLUDING                  ADJUSTMENTS FOR          AS
                                 UBIQUITEL    SPOKANE(1)   THIS OFFERING   PRO FORMA     THIS OFFERING        ADJUSTED
                                 ----------   ----------   -------------   ----------   ---------------      ----------
ASSETS:
Cash and cash equivalents......   $ 33,729     $    --       $ 94,920 (2)   $128,649       $122,135 (13)      $250,784
Cash, restricted...............         --          --         75,000 (3)     75,000             --             75,000
Prepaid expenses and other
  assets.......................      2,067          93             --          2,160           (937)             1,223
Property and equipment.........      9,022      18,932             --         27,954             --             27,954
Deferred financing costs,
  net..........................      7,363          --         15,863 (4)     23,226             --             23,226
Intangible assets..............         --          --         15,975 (5)     15,975             --             15,975
Other assets...................        182          --             --            182             --                182
                                  --------     -------       --------       --------       --------           --------
    TOTAL ASSETS...............   $ 52,363     $19,025       $201,758       $273,146       $121,198           $394,344
                                  ========     =======       ========       ========       ========           ========
LIABILITIES AND STOCKHOLDERS'
  EQUITY:
Accounts payable and accrued
  expenses.....................   $  6,306     $    --       $     --       $  6,306       $     --           $  6,306
Senior credit facility.........         --          --         75,000 (6)     75,000             --             75,000
Senior subordinated debt.......      5,812          --         (5,812)(7)         --             --                 --
Senior subordinated discount
  notes........................         --          --        133,476 (8)    133,476             --            133,476
Redeemable warrants............      2,758          --         (2,188)(9)        570             --                570
STOCKHOLDERS' EQUITY:
Convertible preferred stock....         19          --             --             19            (19)(14)            --
Common stock and additional
  paid-in-capital..............     55,581          --         22,882 (10)    78,463        122,217 (15)       200,680
Accumulated deficit............    (18,113)         --         (2,575)(11)   (20,688)        (1,000)(16)       (21,688)
Sprint Spectrum L.P.'s equity
  in assests to be sold........         --      19,025        (19,025)(12)        --             --                 --
                                  --------     -------       --------       --------       --------           --------
    TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY.....   $ 52,363     $19,025       $201,758       $273,146       $121,198           $394,344
                                  ========     =======       ========       ========       ========           ========

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                              AS OF MARCH 31, 2000

                             (DOLLARS IN THOUSANDS)

    For the purpose of determining the pro forma effect of transactions described above on our consolidated balance sheet as of March 31, 2000 the following adjustments have been made:

(1) The historical balance sheet of the Spokane, Washington District does not reflect an amount for liabilities and stockholders' equity. The financial statements provided by the Spokane predecessor were abbreviated financial statements and identify only the assets to be sold. Sprint Spectrum L.P.'s equity in assets to be sold is an assumed amount. As indicated in Note 4 of the notes to the unaudited pro forma condensed consolidated balance sheet, the purchase price for the Spokane acquisition was approximately $35,000 and is reflected in the pro forma adjustments excluding this offering.

(2) Represents the following adjustments to cash and cash equivalents:

Proceeds from senior subordinated discount notes............  $152,277
Cash used to pay Spokane purchase price.....................   (35,000)
Cash used to pay origination fees and expenses for senior
 credit facility............................................    (7,100)
Cash used to pay fees and expenses for senior subordinated
 discount notes.............................................    (7,177)
Cash used to pay prepayment premium on senior subordinated
 debt.......................................................       (80)
Cash used to retire outstanding senior subordinated debt....    (8,000)
                                                              --------
                                                              $ 94,920
                                                              ========

(3) Represents the proceeds from the initial drawdown of $75,000 of the senior credit facility to be held in escrow until specific conditions have been satisfied as defined in the agreement.

(4) Represents the adjustments to deferred financing fees as follows:

Write-off of unamortized deferred financing fees related to
 senior subordinated debt...................................  $  (307)
Estimated origination fees and expenses related to senior
 credit facility............................................    7,100
Expenses related to senior subordinated discount notes......    7,177
Additional warrants issued in connection with senior
 subordinated discount notes................................    1,200
Issuance of shares of preferred stock to preferred
 stockholders convertible into 77,002 shares of common stock to maintain a specific percentage stock ownership upon the
 issuance of the warrants related to senior subordinated
 discount notes.............................................      693
                                                              -------
                                                              $15,863
                                                              =======

(5) The preliminary allocation of the purchase price for the acquisition of the Spokane, Washington PCS network assets, which is based on our initial determination of relative values, is reflected as follows and is expected to be finalized in 2000:

                                                              ALLOCATION
                                                              ----------
Prepaid expenses............................................   $    93
Property and equipment, net.................................    18,932
Intangible assets including goodwill (20 year amortization)
 and customer lists (5 year amortization)...................    15,975
                                                               -------
                                                               $35,000
                                                               =======

   The amortization period of 20 years for goodwill is based on the initial term of the Sprint PCS management agreement. The amortization period of 5 years for customer lists is based on management's expectation to build out the Spokane market.

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                              AS OF MARCH 31, 2000

                             (DOLLARS IN THOUSANDS)

(6) Represents initial drawdown of the senior credit facility of $75,000.

(7) Represents retirement of senior subordinated debt.

(8) Represents value ascribed to the senior subordinated discount notes from the gross proceeds of $152,277. The remaining $18,801 was ascribed to the warrants and is reflected in stockholders' equity.

(9) Represents exercise of a warrant to purchase 4,978,150 shares of our common stock issued in connection with the senior subordinated debt.

(10) Represents adjustments to stockholders' equity as follows:

Exercise of warrants issued in connection with senior
 subordinated debt..........................................  $  2,188
Warrants issued with senior subordinated discount notes.....    18,801
Additional warrants issued in connection with senior
 subordinated discount notes................................     1,200
Issuance of shares of preferred stock to preferred
 stockholders convertible into 77,002 shares of common stock to maintain a specific percentage stock ownership in
 connection with our senior subordinated discount notes.....       693
                                                              --------
                                                              $ 22,882
                                                              ========

(11) Represents fees and expenses incurred as follows:

Write-off of unamortized deferred financing fees related to
 the senior subordinated debt...............................  $   (307)
Write-off of unamortized discount relating to senior
 subordinated debt..........................................    (2,188)
Expenses relating to prepayment of senior subordinated
 debt.......................................................       (80)
                                                              --------
                                                              $ (2,575)
                                                              ========

(12) Represents the elimination of Sprint Spectrum L.P.'s assumed equity in assets to be sold.

(13) Represents:

Proceeds of this offering...................................  $130,500
Cash used to pay estimated fees and expenses net of amounts
 prepaid....................................................    (7,365)
Cash used for payments to preferred stockholders upon
 closing this offering......................................    (1,000)
                                                              --------
                                                              $122,135
                                                              ========

(14) Represents conversion of convertible preferred stock to common stock in connection with this offering.

(15) Represents adjustments to stockholders' equity in connection with this offering as follows:

Proceeds of this offering...................................  $130,500
Estimated fees and expenses of this offering................    (8,302)
Conversion of preferred stock to common stock...............        19
                                                              --------
                                                              $122,217
                                                              ========

(16) Represents payments to preferred stockholders upon closing of this offering.

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

UBIQUITEL INC.

    - In the table below, we provide you with selected historical consolidated financial and operating data for, the period from commencement of operations on September 29, 1999 to December 31, 1999, and balance sheet data as of December 31, 1999, which are derived from and should be read in conjunction with the audited consolidated financial statements of UbiquiTel Inc. and subsidiaries included elsewhere in this prospectus; and

    - selected historical consolidated financial and operating data for the three months ended March 31, 2000 and balance sheet data as of March 31, 2000, which are derived from and should be read in conjunction with the unaudited consolidated financial statements of UbiquiTel Inc. and subsidiaries included elsewhere in this prospectus.

    In our opinion, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary to present fairly the financial position and the results of operations for the interim periods. Financial and operating results for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the full year.

    See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                PERIOD FROM      THREE MONTHS
                                                               SEPTEMBER 29,         ENDED
                                                              1999 (INCEPTION)     MARCH 31,
                                                              TO DECEMBER 31,        2000
                                                                   1999,          (UNAUDITED)
                                                                 (IN THOUSANDS, EXCEPT PER
                                                                        SHARE DATA)
                                                              --------------------------------
STATEMENT OF OPERATIONS DATA:
Net revenues................................................      $    --          $     69
Operating expenses:
  General and administrative expenses excluding non-cash
    compensation charges....................................          554               907
  Non-cash compensation expense for general and
    administrative matters..................................        1,395                --
  Amortization of deferred stock compensation expense
    granted to employees for general and administrative
    matters.................................................           --               150
                                                                  -------          --------
Operating loss..............................................       (1,949)             (988)
  Interest expense (income).................................           29               (35)
                                                                  -------          --------
Loss before extraordinary item..............................       (1,978)             (953)
  Extraordinary item--write-off of deferred financing costs
    on early extinguishment of debt.........................           --            (1,723)
  Preferred stock dividends plus accretion..................           (9)          (13,451)
                                                                  -------          --------
Net loss available to common stockholders...................      $(1,987)         $(16,127)
                                                                  =======          ========
  Pro Forma basic and diluted net loss per share of common
    stock(1)................................................      $ (0.04)         $  (0.32)
                                                                  =======          ========
BALANCE SHEET DATA:
  Cash and cash equivalents.................................      $23,959          $ 33,729
  Total assets..............................................       30,191            52,363
  Long-term debt............................................        5,812             5,812
  Total stockholders' equity................................       15,478            37,487


------------------------

(1) Basic and diluted net loss per share of common stock is computed by dividing net loss by the weighted average number of common shares outstanding after giving effect to the conversion of preferred stock into common stock upon the initial public offering and the exercise of warrants to purchase 4,978,150 shares of common stock which were issued in connection with the senior subordinated notes.

SPOKANE DISTRICT (WHOLLY OWNED BY SPRINT SPECTRUM L.P.)

    The selected financial data presented below under the caption "Statement of Operations Data" for each of the three years in the period ended December 31, 1999, and under the caption "Balance Sheet Data" as of December 31, 1999 and 1998, are derived from the condensed financial statements of the Spokane District (wholly owned by Sprint Spectrum L.P.), the predecessor of Ubiquitel Inc. and subsidiaries. The selected financial data presented below as of March 31, 2000 and for the three-month periods ended March 31, 2000 and 1999 have been derived from unaudited condensed financial statements of the Spokane District which have been prepared on the same basis as the Spokane District's audited financial statements and, in the opinion of Sprint Spectrum L.P.'s management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for these periods. The results of operations for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the full year. The Spokane District did not launch operations until December 16, 1996. As a result, we have not presented financial data for 1996 because revenues were less than $10,000. The data set forth below should be read in conjunction with the Spokane District's financial statements and accompanying notes included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                  THREE MONTHS
                                                                                                      ENDED
                                                                 YEAR ENDED DECEMBER 31,            MARCH 31,
                                                              ------------------------------   -------------------
                                                                1997       1998       1999       1999       2000
                                                              --------   --------   --------   --------   --------
                                                                                                   (UNAUDITED)
                                                                                 (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net revenues................................................  $ 1,246    $ 3,280    $ 5,625     $1,136     $1,574
Expenses:
  Cost of service and equipment.............................    2,903      3,970      5,046        747        779
  Selling, general and administrative expense...............    8,168      4,470      5,419        997      1,214
  Depreciation..............................................    2,968      3,112      3,471        828        931
                                                              -------    -------    -------     ------     ------
Expenses in excess of net revenues..........................  $12,793    $ 8,272    $ 8,311     $1,436     $1,350
                                                              =======    =======    =======     ======     ======

                                                                 AS OF DECEMBER 31,
                                                              -------------------------
                                                                 1998            1999     AS OF MARCH 31, 2000
                                                              -----------      --------   ---------------------
                                                                                               (UNAUDITED)
                                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
  Total assets purchased....................................    $19,551        $19,784           $19,025

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus. The discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of factors including, but not limited to, those under "Risk Factors" and elsewhere in this prospectus. We are a development stage company and intend to significantly expand our operations. Accordingly, we do not believe the discussion and analysis of our historical financial condition and results of operations set forth below are indicative nor should they be relied upon as an indicator of our future performance.

OVERVIEW

    In October 1998, a limited liability company whose sole member was The Walter Group, entered into a management agreement with Sprint PCS whereby it became the Sprint PCS affiliate with the exclusive right to provide 100% digital, 100% PCS services under the Sprint and Sprint PCS brand names in the Reno/Tahoe market. The Walter Group is an international wireless telecommunications consulting and service company based in Seattle, Washington. The limited liability company subsequently changed its name to Ubiquitel L.L.C. During the period from October 1998 to October 1999, Ubiquitel L.L.C. attempted unsuccessfully to obtain financing for the build-out of the Reno/Tahoe market. In November 1999, Ubiquitel L.L.C. assigned the management and related agreements to us. Ubiquitel L.L.C. had no operations or financial transactions prior to the assignment of these agreements to us.

    In December 1999, we amended our management agreement with Sprint PCS to expand or markets to include a total of 7.7 million residents in the western and midwestern United States.

    In March 2000, we entered into a new $250.0 million senior credit facility.

    In April 2000, we completed a private sale of 300,000 units consisting of our senior subordinated discount notes due 2010 and warrants to purchase, in the aggregate, 3,579,000 shares of our common stock, after giving effect to a two-for-one stock split to be effective as of the date of this prospectus. We received gross proceeds of approximately $152.3 million from the sale of the units.

    In April 2000, we acquired Sprint PCS' Spokane, Washington PCS network and related assets for $35.0 million cash. We acquired switching equipment, transmitting and receiving equipment at 41 radio communications sites, ancillary equipment, prepaid expenses, goodwill and customer lists. We did not acquire any customer related assets or liabilities such as accounts receivable or accrued liabilities. The Spokane market did not launch operations until December 16, 1996, and had no significant revenues until 1997.

    We have currently commenced limited operations in one of our markets, which together with the Spokane, Washington market, cover approximately 500,000 residents. We currently have approximately 9,000 subscribers. We expect to cover approximately 55% of the resident population in our markets by the end of 2001 and expect to cover approximately 63% by June 30, 2004 upon completion of our build-out. We anticipate that the net proceeds of this offering, when combined with the proceeds from our sale of preferred stock and senior subordinated discount notes and the availability of borrowings under our senior credit facility, will be adequate to fund our anticipated network build-out plan, anticipated capital expenditures, working capital requirements, operating losses and other cash needs through anticipated break-even cash flow from operations in 2003.

    We are a development stage company with very limited operations and revenues, significant losses and substantial capital requirements. From our inception on September 29, 1999 through December 31, 1999, we incurred losses of approximately $2.0 million. On a pro forma basis, after giving effect to various transactions described in "Unaudited Pro Forma Condensed Consolidated Financial Data," loss available to common stockholders from our inception through December 31, 1999 would have been approximately $45.8 million and loss available to common stockholders would have been approximately $24.7 million for the three months ended March 31, 2000. We expect to continue to incur significant operating losses and to generate significant negative cash flow from operating activities until at least 2003 while we develop and construct our PCS network and build our customer base.

    As a Sprint PCS affiliate, we do not own the licenses to operate our network and instead, we pay Sprint PCS for the use of its licenses. Under our management agreement with Sprint PCS, Sprint PCS is entitled to receive 8.0% of all collected revenue from Sprint PCS subscribers based in our markets and fees from wireless service providers other than Sprint PCS when their subscribers roam into our network. We are responsible for building, owning and managing the portion of the Sprint PCS Network located in our markets under the Sprint and Sprint PCS brand names. We believe that our markets are important to Sprint PCS' strategy of providing PCS service nationwide. Sprint PCS paid approximately $90.0 million for the PCS licenses in our markets and will incur additional expenses for microwave clearing. However, Sprint PCS is still constructing its nationwide network and does not offer PCS services, either on its own network or through its roaming agreements, in every city in the United States. Sprint PCS has entered into, and anticipates entering into, management agreements similar to ours with companies in other markets under its nationwide PCS build-out strategy. Our results of operations are dependent on Sprint PCS' network and, to a lesser extent, on the networks of our affiliates.

    Under our long-term management agreement with Sprint PCS, we expect to purchase our network and subscriber equipment under Sprint PCS' vendor contracts that reflect its volume discounts. In addition, we will have access to Sprint PCS' national marketing support and will be able to take advantage of Sprint PCS' retail distribution agreements with national retailers such as Circuit City, Kmart and OfficeMax and an exclusive PCS distribution agreement with RadioShack. We intend to offer national plans designed by Sprint PCS as well as specialized local plans tailored to our markets' demographics. As part of our marketing process, we may offer our handsets at a price less than our cost. We expect to continue to employ these discounts in an effort to grow our subscriber base. For the forseeable future, we expect that the cost of handsets will exceed our handset revenues.

    As a Sprint PCS affiliate, we will purchase a full suite of support services from Sprint PCS. Initially, the charges for these services will be lower than if we provided these services ourselves. In addition, we expect that, by using these established services, our capital expenditures and demands on our management's time in connection with support services will be lower than if we developed and provided the services ourselves. We will have access to these services during the term of our Sprint PCS management agreement unless Sprint PCS provides us at least nine months advance notice of its intention to terminate any particular service. Because of the economic benefits to us, we will initially purchase: customer billing and collections; customer care; subscriber activation including credit verification; handset logistics; network operations control center monitoring; national platform interconnectivity; voice mail; directory assistance and operator services; long distance; and roaming clearinghouse services. If Sprint PCS terminates any of these services or increases the amount it charges us for any of these services, our operating costs may increase and our operations may be interrupted or restricted.

    In addition to the benefits and services provided through our agreement with Sprint PCS, we will also utilize the services of third parties such as Lucent Technologies, LCC International and SpectraSite Communications to successfully complete the build-out and support the operations of our network. As a result of this outsourcing, we are substantially dependent on Sprint PCS and the other third parties for the build-out and operation of our network. If we fail to complete the build-out on schedule or meet Sprint PCS' program requirements, we would be in breach of our management agreement with Sprint PCS that could result in its termination. If the management agreement is terminated, we will no longer be able to offer Sprint PCS products and services, and we may be required to sell our operating assets to Sprint PCS at a discount to market value and without further stockholder approval.

    Sprint and MCI WorldCom announced on October 5, 1999 that they have agreed to merge to form a new company called WorldCom. The merger is subject to various conditions, including the approvals of the shareholders of both companies, the Federal Communications Commission, the Justice Department and various state government bodies and foreign antitrust authorities. Until the merger actually occurs, we will not know what effect it will have on Sprint's business. Any negative impact on Sprint could have a negative impact on us as a Sprint PCS affiliate.

RESULTS OF OPERATIONS

  PROSPECTIVE INCOME STATEMENT

    REVENUES. We will derive our revenues from four general sources that are described in order of their significance:

    - SUBSCRIBER REVENUE. Subscriber revenue consists of monthly recurring service charges and monthly non-recurring charges for local, long distance, travel and roaming airtime usage in excess of the pre-subscribed usage plan. Our customers' charges are dependent on their rate plans, based on the number of minutes included in their plan. We intend to use the Sprint PCS billing platform and rate plans which are designed to offer simple and understandable options. We have limited flexibility to change the pricing on these rate plans, and must obtain Sprint PCS' final approval. We expect subscriber revenue to constitute the majority of our revenues in the future. We do not earn revenue for the activation of new customers.

    - SPRINT PCS TRAVEL REVENUE. Sprint PCS travel revenue is generated when a Sprint PCS subscriber based outside our markets uses our portion of the Sprint PCS network. We anticipate that travel revenue will represent a substantial portion of our future revenue. Under our agreements with Sprint PCS, in October 2000, Sprint PCS can change the current fee we receive for each Sprint PCS travel minute. The change by Sprint PCS in the travel revenue we are paid could substantially decrease our revenues.

    - NON-SPRINT PCS ROAMING REVENUE. Non-Sprint PCS roaming revenue is generated when a non-Sprint PCS subscriber uses our portion of the Sprint PCS network. We must have roaming arrangements with other wireless providers in order to permit roaming for our subscribers and for the non-Sprint PCS subscribers.

    - PRODUCT SALES REVENUE. Product sales revenue is generated from the sale of handsets and accessories. We record and retain 100% of the revenue from the sale of handsets and accessories, net of an allowance for returns, as product sales revenue.

    We recognize 100% of revenues from Sprint PCS' subscribers based in our markets, proceeds from the sale of handsets and accessories and fees from Sprint PCS when their customers travel into our portion of the Sprint PCS network. Under our management agreement with Sprint PCS, Sprint PCS receives 8% of all collected revenue from Sprint PCS subscribers based in our markets and fees from wireless service providers other than Sprint PCS when their subscribers roam into our portion of the Sprint PCS network. We report the amount retained by Sprint PCS as an operating expense.

    OPERATING EXPENSES. We expect that our operating expenses will principally include network operations, sales and marketing and general and administrative expenses, some of which will be incurred through our management and services agreements with Sprint PCS and others of which we will incur directly.

    - NETWORK OPERATIONS EXPENSES. Network operations expenses include radio communications site lease costs, utilities, network control maintenance, network control site leases, engineering personnel, transport facilities, interconnect charges and handset and equipment costs. Sprint PCS can adjust the program requirements at any time so long as it gives us at least 30 days prior notice which may increase our network operations expense. We will also be charged travel fees by Sprint PCS and roaming fees by other wireless carriers when our customers make a wireless call on networks outside our markets. We also include as an expense the 8% of all collected revenue to which Sprint PCS is entitled.

    - SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling expenses relate to our distribution channels, sales representatives, sales support personnel, our retail stores, advertising programs and residual commissions. General and administrative expenses include our corporate executive payroll, compensation and benefits, insurance and facilities, receivable related bad debt, and local market finance and administration expenses. The fees we pay to Sprint PCS for the use of their support services, including billing and collections services, customer care and subscriber activation are also included in this expense category. If Sprint PCS terminates a service or increases the amount it charges us for a support service, our operating costs may increase.

    DEPRECIATION AND AMORTIZATION EXPENSE. We expect to depreciate our property and equipment using the straight-line method over five to ten years. Amortization of intangible asset from our Spokane acquisition in the amount of $16.0 million will be amortized over a period of 20 years.

    INTEREST EXPENSE. We will accrue interest at a rate of 14% per annum on our senior subordinated discount notes through April 15, 2005 and will pay interest semiannually in cash thereafter. Interest on our senior credit facility will accrue at our option at the prime rate or the federal funds rate plus specified margins or the reserve adjusted London interbank offered rate.

Interest expense will also include the amortized amount of deferred financing fees relating to our senior credit facility and senior subordinated discount notes. We expect our interest expense to increase in the future as we borrow under our senior credit facility to fund our network build-out and operating losses. See "Description of Certain Indebtedness."

  HISTORICAL INCOME STATEMENTS

  UBIQUITEL

  THREE MONTHS ENDED MARCH 31, 2000

    During the three months ended March 31, 2000 we earned nominal revenues attributable to travel airtime. We continued developing our PCS business in portions of Nevada and California.

    We incurred a net loss of $16.1 million, of which $13.5 million is attributable to our issuance of Series B preferred stock at a price less than the midpoint of the range of the offering price shown on the cover of this prospectus.

    We incurred general and administrative expenses of $906,679, including nominal amounts payable to Sprint PCS, during the period in addition to a non-cash expense related to amortization of deferred stock compensation expense of $149,643. We are a development stage company and we believe general and administrative expenses incurred during this period are not indicative of future general and administrative expenses.

    During the period we replaced a $25.0 million credit facility with Paribas with a $250.0 million facility with Paribas. We wrote off $1.7 million in deferred financing costs in connection with the original facility and recognized this as an extraordinary item.

    During the period we incurred interest expense of approximately
$348 thousand consisting of the commitment fee on our $25.0 million facility and interest on the long-term debt. We received approximately $383 thousand in interest income, resulting in net interest income of approximately
$35 thousand.

    We are a development stage company and have incurred an aggregate loss since inception of $18.1 million. The operating results during this three month period are not indicative of the anticipated results of operations that we expect to achieve following commencement of our commercial operations.

    Amortization of deferred stock compensation related to options granted to employees for general and administrative matters totaled approximately $149,643 for the period, based on the fair market value of the common stock underlying options granted during the period. We assumed for this purpose that the fair market value of common stock was equal to the midpoint of the range of the offering price shown on the cover of this prospectus.

  FROM SEPTEMBER 29, 1999 (INCEPTION) TO DECEMBER 31, 1999

    From September 29, 1999 (inception) through December 31, 1999, our operating activities were focused primarily on developing a PCS business in portions of Nevada, including Reno, Carson City, Lake Tahoe and the transportation corridor west along I-80 to Auburn, California. During this period we did not generate any revenues and, as a result, have incurred operating losses since inception. During this period, total cumulative expenses of approximately $2.0 million were incurred. These expenses related to non-cash compensation for general and administrative matters, salaries and benefits, professional fees and interest expense. The operating results during this period are not indicative of the anticipated results of operations which we expect to achieve, following commencement of commercial operations, as a Sprint PCS affiliate.

    Non-cash compensation for general and administrative matters totaled approximately $1.4 million for the period. This expense was determined using the provisions of Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" and was based on the fair market value of the common stock issued on November 1, 1999.

  SPOKANE DISTRICT

  THREE MONTHS ENDED MARCH 31, 2000 COMPARED TO THREE MONTHS ENDED MARCH 31,
1999

    Net service revenues increased by $0.5 million or 48.2% to $1.4 million in first quarter 2000 compared to first quarter 1999. Net service revenues primarily consisted of subscriber revenue from monthly service charges. The increase is primarily attributable to an increased number of subscribers.

    Net equipment revenues decreased by approximately $20 thousand or 11.8% to $161 thousand in first quarter 2000 compared to first quarter 1999. Net equipment revenues primarily consisted of sales of handset and accessory equipment. The decrease is primarily due to lower retail sales prices for handsets partially offset by increased subscriber additions.

    Costs of services increased by $0.1 million or 57.4% in first quarter 2000 compared to first quarter 1999. As a percentage of net service revenues, these costs represented approximately 29% of revenues in 2000 compared to approximately 27% of revenues in 1999. Costs of services as a percentage of net service revenues have remained relatively steady.

    Cost of equipment decreased by $0.1 million or 23.8% to $0.4 million in first quarter 2000 compared to first quarter 1999. As a percentage of net equipment revenues, these costs represented approximately 232% of revenues in 2000 compared to approximately 268% of revenues in 1999. As part of Sprint Spectrum L.P.'s marketing plan, handsets are normally sold at prices below Sprint Spectrum L.P.'s cost. The decrease in cost of equipment as a percentage of net equipment revenues is primarily attributable to decreases in handset costs somewhat offset by lower handset sales prices.

    Selling, general and administrative expenses increased by $0.2 million or 21.7% to $1.2 million in first quarter 2000 compared to first quarter 1999. As a percentage of revenues, these expenses represented approximately 77% of revenues in 2000 compared to approximately 88% in 1999. The increase is primarily attributable to increased activity offset somewhat by increased efficiencies.

    Depreciation expense increased by $0.1 million or 12.5% to $0.9 million in first quarter 2000 compared to first quarter 1999. This increase is primarily attributable to an increase in the asset base.

    Expenses in excess of net revenues decreased by approximately $86 thousand or 6.0% to $1.4 million in first quarter 2000 compared to first quarter 1999. This decrease is a result of increased costs and expenses more than offset by increased revenue.

    Management notes the 2000 operations reflect the operation of the Spokane District by Sprint PCS. Historical results are not necessarily indicative of future operations that we will manage.

  FISCAL YEAR ENDED DECEMBER 31, 1999 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1998

    Net service revenues increased by $2.2 million or 83.8% to $4.8 million in 1999 compared to 1998. Net service revenues primarily consisted of subscriber revenue from monthly service charges. The increase is primarily attributable to an increased number of subscribers.

    Net equipment revenues increased by approximately $0.2 million or 25.0% to $0.9 million in 1999 compared to 1998. Net equipment revenues primarily consisted of sales of handsets and accessory equipment. The increase is primarily attributable to increased subscriber additions partially offset by lower retail sales prices for handsets.

    Costs of services increased by $0.6 million or 36.2% to $2.3 million in 1999 compared to 1998. As a percentage of net service revenues, these costs represented approximately 49% of revenues in 1999 compared to approximately 67% of revenues in 1998. The increase in costs is primarily attributable to the increase in revenues somewhat offset by increased efficiencies.

    Cost of equipment increased by $0.5 million or 20.1% to $2.7 million in 1999 compared to 1998. As a precentage of net equipment revenues, these costs represented approximately 312% of revenues in 1999 compared to approximately 325% of revenues in 1998. As part of Sprint Spectrum L.P.'s marketing plan, handsets are normally sold at prices below Sprint Spectrum L.P.'s cost. The decrease in cost of equipment as a percentage of net equipment revenues is primarily attributable to decreases in handset costs somewhat offset by lower retail sales prices.

    Selling, general and administrative expenses increased by $0.9 million or 21.2% to $5.4 million in 1999 compared to 1998. As a percentage of revenues, these expenses represented approximately 96% of revenues in 1999 compared to approximately 136% in 1998. The increase is primarily attributable to increased activity offset somewhat by increased efficiencies.

    Depreciation expense increased by $0.4 million or 11.5% to $3.5 million in 1999 compared to 1998. This increase is primarily attributable to an increase in the asset base.

    Expenses in excess of net revenues increased by approximately $40 thousand or 0.5% to $8.3 million in 1999 compared to 1998. This increase is a result of increased costs and expenses offset by increased revenues.

    Management notes the 1999 operations reflect the operation of the Spokane District by Sprint PCS. Historical results are not necessarily indicative of future operations that we will manage.

  FISCAL YEAR ENDED DECEMBER 31, 1998 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1997

    Net service revenues increased by $1.9 million or 281.1% to $2.6 million in 1998 compared to 1997. Net service revenues primarily consisted of subscriber revenue from monthly service charges. The increase is primarily attributable to an increased number of subscribers.

    Net equipment revenues increased by approximately $0.1 million or 21.9% to $0.7 million in 1998 compared to 1997. Net equipment revenues primarily consisted of sales of handsets and accessory equipment. The increase is primarily attributable to increased subscriber additions partially offset by lower retail sales prices for handsets.

    Costs of services increased by $0.4 million or 25.7% to $1.7 million in 1998 compared to 1997. As a percentage of net service revenues, these costs represented approximately 67% of revenues in 1998 compared to approximately 202% of revenues in 1997. The increase in costs is primarily attributable to the increase in revenues somewhat offset by increased efficiencies.

    Cost of equipment increased by $0.7 million or 46.7% to $1.5 million in 1998 compared to 1997. As a percentage of net equipment revenues, these costs represented approximately 325% of revenues in 1998 compared to approximately 270% of revenues in 1997. As part of Sprint Spectrum L.P.'s marketing plan, handsets are normally sold at prices below Sprint Spectrum L.P.'s cost. The increase in cost of equipment as a percentage of net equipment revenues is primarily attributable to lower retail sales prices of handsets in 1998.

    Selling, general and administrative expenses decreased by $3.7 million or 45.3% to $4.5 million in 1998 compared to 1997. As a percentage of revenues, these expenses represented approximately 136% of revenues in 1998 compared to approximately 655% in 1997. The decrease is primarily attributable to the end of start-up activities offset somewhat by increased revenue generating activity.

    Depreciation expense increased by $0.1 million or 4.8% to $3.1 million in 1998 compared to 1997. This increase is primarily attributable to an increase in the asset base.

    Expenses in excess of net revenues decreased by $4.5 million or 35.3% to $8.3 million in 1998 compared to 1997. This decrease is a result of increased revenues and decreased selling, general and administrative expenses somewhat offset by increased costs of services and equipment.

    Management notes the 1998 operations reflect the operation of the Spokane District by Sprint PCS. Historical results are not necessarily indicative of future operations that we will manage.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, our activities have consisted principally of raising capital, consummating and supporting our agreements with Sprint PCS, developing the initial design of our PCS network and adding to our management team. We have relied on the proceeds from equity and debt financing, rather than revenues, as our primary sources of capital. Specifically, operations during this development phase have been funded through equity infusions of $42.0 million in the form of preferred stock, the incurrence of subordinated indebtedness of $8.0 million as well as availability under our prior $25.0 million credit facility, which has been replaced by our $250.0 million senior credit facility. See "Description of Certain Indebtedness."

    Completion of our PCS network will require substantial capital. Our build-out plan includes the installation of three switches and over 500 radio communications sites by the end of 2001. In addition, we will develop approximately 20 company-owned Sprint PCS stores and associated administrative systems within the same time period. We have commenced limited operations in one of our markets, which together with the Spokane, Washington market, cover approximately 500,000 residents. We expect to cover approximately 55% of the resident population in our markets by the end of 2001 and expect to cover approximately 63% upon the completion of our build-out. We anticipate that the net proceeds of this offering, when combined with the proceeds from our sale of preferred stock and senior subordinated discount notes and the availability of borrowings under our $250.0 million senior credit facility, will be adequate to fund our anticipated network build-out plan, anticipated capital expenditures, working capital requirements, operating losses and other cash needs through anticipated break-even cash flow from operations in 2003. The actual funds required to build-out our PCS network and fund operating losses and working capital needs may vary materially from these estimates, and additional funds could be required in the event of unforeseen delays, cost overruns, unanticipated expenses, engineering design changes and other technological risks. If we expand more rapidly than currently anticipated, or if our working capital needs exceed our current expectations, we will need to raise additional capital from equity or debt sources. We cannot be sure that we will be able to obtain the additional financing to satisfy our cash requirements or to implement our growth strategy on acceptable terms or at all. If we cannot obtain such financing on terms acceptable to us, we may be forced to curtail our planned business expansion and may be unable to fund our ongoing operations.

    Net cash used by operating activities was approximately $2.2 million for the three months ended March 31, 2000 and an aggregate of $2.4 million from inception to March 31, 2000. Cash used in operating activities for the period was attributable to operating losses and working capital needs. Net cash used in investing activities was approximately $5.4 million during the three months ended March 31, 2000. The expenditures were related primarily to the purchase of equipment needed to begin construction on our portion of the Sprint PCS Network. Net cash provided by financing activities was approximately $17.4 million, consisting primarily of the preferred stock issued during the period.

    On March 31, 2000, we signed a new senior secured credit agreement with Paribas. The new senior credit facility consists of a revolving loan of up to $55.0 million, a term loan A of $120.0 million and a term loan B of $75.0 million. Until the earlier to occur of the syndication of the senior credit facility, or August 2000, Paribas may re-allocate the amounts among the revolving loan, term loan A and term loan B at their discretion. Concurrently with the closing of our senior subordinated discount notes, we borrowed
$75.0 million of term loans, which were funded into an escrow account. The escrow account will remain the property of our lenders and will not be released to us if an event of default has occurred under the credit agreement. Additionally, the escrow account will not be released to us until specified conditions have been satisfied. These conditions include, among others, evidence that we have used all of the proceeds from our sale of senior subordinated discount notes and from this offering to pay fees and expenses in connection with these offerings, to fund the build-out of our network or for other general corporate and working capital purposes. Additional borrowings under our senior credit facility must be placed into escrow until the conditions to release our initial borrowing of $75.0 million have been satisfied. Our senior credit facility contains financial and other covenants customary for the wireless industry, and is secured by a first priority lien on our assets and a pledge by us of our capital stock in UbiquiTel Operating Company. Scheduled amortization payments of principal for the term loans under the senior credit facility begin on June 30, 2004.

    On April 11, 2000, we issued 300,000 units consisting of senior subordinated discount notes due 2010 and warrants to purchase 3,579,000 shares of our common stock. The notes mature on April 15, 2010 and are limited to an aggregate principal amount at maturity of $300.0 million. The notes generated gross proceeds to us of $152.3 million. The notes are general, unsecured obligations subordinated in right of payment to all senior debt, including obligations under our senior secured credit facility. The notes accrue interest at a rate of 14% per annum, computed on a semi-annual basis, calculated from April 11, 2000. The notes will not bear interest payable in cash prior to April 15, 2005, and will bear interest payable semi-annually in cash on each of April and October 15, beginning October 15, 2005.

    The indenture that governs our senior subordinated discount notes and the credit agreement that governs our senior credit facility impose material operating and financial restrictions on us. These restrictions, subject to ordinary course of business exceptions, may limit our ability to engage in some transactions, such as making investments, selling assets and borrowing additional money. These restrictions could limit our ability to obtain debt financing, refinance or pay principal or interest on outstanding debt or make acquisitions for cash or debt. Also, we will have to dedicate a substantial portion of our cash flow from operations to the payment of interest on, and principal of, our debt, which will reduce funds available for other purposes.

    As part of our management agreement, Sprint PCS requires us to build-out portions of our network by various dates including December 31, 2000, March 31, 2001, September 30, 2001 and June 1, 2005. See "The Sprint PCS Agreements--Network build-out." We expect our PCS network build-out will require approximately $239.0 million of capital expenditures by the end of 2003. The table below identifies our planned capital expenditures through 2003.

                                                                 ESTIMATED
                                                            CAPITAL EXPENDITURES
YEAR                                                           (IN MILLIONS)
----                                                        --------------------
2000......................................................         $120.0
2001......................................................           61.0
2002......................................................           25.0
2003......................................................           33.0

    On March 31, 2000, we had working capital of $29.5 million, calculated by subtracting current liabilities of $6.3 million from current assets of $35.8 million.

    Currently, we have limited sources of revenue to meet our anticipated capital requirements. We expect the primary sources of funding to be the proceeds provided by this offering, our sale of senior subordinated discount notes and borrowings available under our $250.0 million senior credit facility.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

    We are exposed to certain market risks which are inherent in our financial instruments. These instruments arise from transactions entered into in the normal course of business. We are currently subject to interest rate risk on our existing credit facility. Our fixed rate debt will consist primarily of the accreted balance of our senior subordinated discount notes. Our variable rate debt will consist of borrowings made under our $250.0 million senior credit facility.

    Our primary market risk exposure will relate to:

    - the interest rate risk on long-term and short-term borrowings;

    - our ability to refinance our senior subordinated discount notes at maturity at market rates; and

    - the impact of interest rate movements on our ability to meet interest expense requirements and meet financial covenants.

We may decide, from time to time, to manage the interest rate risk on our outstanding long-term and short-term debt through the use of fixed and variable rate debt and interest rate swaps, but are not obligated to do so.

    At December 31, 1999, as adjusted to give effect to this offering, our sale of preferred stock and senior subordinated discount notes, our $250.0 million senior credit facility and expected borrowings thereunder, and in each case the use of proceeds therefrom, only the borrowings under our senior credit facility bear interest at variable rates. Assuming $75.0 million of borrowings at variable rates and assuming a two percentage point increase in the average interest rate under these borrowings, it is estimated that our interest expense for the year ended December 31, 1999, would have increased by approximately $1.5 million. In the event of an adverse change in interest rates, management would likely take actions that would mitigate our exposure to interest rate risk, through interest rate swaps or otherwise; however, due to the uncertainty of the actions that would be taken and their possible effects, this analysis assumes no such action. Further, this analysis does not consider the effects of the change in the level of overall economic activity that could exist in such an environment.

INFLATION

    Management believes that inflation has not had, and will not have, a material adverse effect on our results of operations.

SEASONALITY

    Our business is seasonal because the wireless industry is heavily dependent on fourth quarter results. Among other things, the industry relies on significantly higher customer additions and handset sales in the fourth quarter as compared to the other three fiscal quarters. The factors contributing to this trend include the increasing use of retail distribution, which is dependent on year-end holiday shopping, the timing of new product and service offerings, competitive pricing pressures and aggressive marketing and promotions during the holiday season.

                                    BUSINESS

OVERVIEW

    We are the exclusive provider of Sprint PCS digital wireless personal communications services to four midsize and smaller markets in the western and midwestern United States. Through our management agreement with Sprint PCS, we have the exclusive right to provide 100% digital, 100% PCS products and services under the Sprint and Sprint PCS brand names in our markets which include a total population of approximately 7.7 million residents. We are among 18 companies, which we believe are unrelated to each other and to Sprint PCS, that have entered into affiliation agreements with Sprint PCS to provide Sprint PCS products and services throughout the United States. Sprint PCS, together with its affiliates including us, operates the largest all-digital, all-PCS nationwide wireless network in the United States based on covered population, already covering more than 190 million residents in more than 330 metropolitan markets. Sprint PCS has PCS licenses to cover more than 270 million people across all 50 states, Puerto Rico and the U.S. Virgin Islands. However, Sprint PCS does not currently offer PCS services in every state in the United States.

    We believe that our strategic relationship with Sprint PCS provides us with a significant competitive advantage because of its strong brand name recognition, quality products and services, established distribution channels, long-standing equipment vendor relationships and all digital nationwide coverage. We further believe that our relationship with Sprint PCS will allow us to establish high quality, branded wireless services more quickly, at a lower cost and with lower initial capital requirements than would otherwise be possible.

    We have commenced limited operations in one of our markets, which together with our recent acquisition of the Spokane, Washington market from Sprint PCS, cover approximately 500,000 residents. We currently have approximately 9,000 subscribers. We expect to cover approximately 55% of the resident population in our markets by the end of 2001 and expect to cover approximately 63% upon completion of our build-out. We anticipate that the net proceeds of this offering, when combined with the proceeds from our sale of preferred stock and senior subordinated discount notes and the availability of borrowings under our senior credit facility, will be adequate to fund our anticipated network build-out plan, capital expenditures, working capital requirements, operating losses and other cash needs through anticipated break-even cash flow from operations in 2003.

    We have assembled an experienced management team to execute our network build-out and business strategy. Our senior management team has an average of over ten years of experience in the wireless communications industry with companies such as Comcast Cellular Communications, PacTel Cellular and Frontier Cellular Communications. Donald A. Harris, our Chairman of the Board, President and Chief Executive Officer, previously was president of Comcast Cellular Communications and managed much of its network build-out in Pennsylvania, New Jersey and Delaware with a covered population of over 8 million residents. Upon completion of this offering, our senior management will own approximately 12.0% of our common stock assuming conversion of all of our outstanding warrants and options to purchase our common stock.

    In October 1998, UbiquiTel L.L.C., whose sole member was The Walter Group, entered into an agreement with Sprint PCS for the exclusive rights to market Sprint's 100% digital, 100% PCS products and services to the residents in the Reno/Tahoe Nevada market. The Walter Group is an international wireless telecommunications consulting and service company based in Seattle, Washington. UbiquiTel L.L.C. had no financial transactions from its inception on August 24, 1998 to September 29, 1999. On September 29, 1999, UbiquiTel Inc. was incorporated. In November 1999, UbiquiTel L.L.C. assigned all of its material contracts including the rights to the Sprint PCS agreements to UbiquiTel Inc., which were then subsequently assigned to UbiquiTel Operating Company, which was formed in November 1999. On December 28, 1999, UbiquiTel Inc. amended its agreement with Sprint PCS to expand our markets to include Northern California, Spokane/ Montana, Southern Idaho/Utah/Nevada and Southern Indiana/Kentucky which together with Reno/ Tahoe contain approximately
7.7 million residents.

    The description of our business and other descriptions in this prospectus contain product names, trade names and trademarks of other companies.

WIRELESS INDUSTRY GROWTH

    Since the introduction of commercial cellular service in 1983, the wireless communications industry has experienced dramatic growth. The number of wireless subscribers for cellular, wireless personal communications services and enhanced specialized mobile radio service has increased from an estimated 340,213 at the end of 1985 to an estimated 86.0 million as of December 31, 1999, according to the Cellular Telecommunications Industry Association, an international association for the wireless industry. The following chart sets forth statistics for the domestic wireless telephone industry as a whole, as published by the Cellular Telecommunications Industry Association.

                                                               YEAR ENDED DECEMBER 31,
                                           ---------------------------------------------------------------
                                             1994       1995       1996       1997       1998       1999
WIRELESS INDUSTRY STATISTICS(1)
Total service revenues (in billions).....   $14.2      $19.1      $23.6      $27.5      $33.1      $40.0
Wireless subscribers at end of period
  (in millions)..........................    24.1       33.8       44.0       55.3       69.2       86.0
Subscriber growth........................  50.8%      40.0%      30.4%      25.6%      25.1%      24.3%
Average local monthly bill(2)............   $56.21     $51.00     $47.70     $42.78     $39.43     $41.24

------------------------

(1) Reflects domestic commercial cellular, enhanced specialized mobile radio service and wireless personal communications services providers.

(2) Does not include revenue from roaming and long distance.

    Paul Kagan Associates, Inc., an independent media and telecommunications research firm, estimates in its publication, KAGAN'S WIRELESS INDUSTRY PROJECTIONS--January 14, 2000, that the number of domestic wireless users will increase to approximately 107 million by the end of 2000 and 202 million by the end of 2005. This growth is expected to be driven largely by a substantial projected increase in wireless personal communications services users, who are forecast to account for approximately 21% of total wireless users in 2000 and 41% in 2005, representing a significant increase from approximately 10% as of the end of 1998. Paul Kagan Associates projects that total wireless industry penetration, defined as the number of wireless subscribers nationwide divided by total United States population, will grow from an estimated 38% in 2000 to 69% in 2005. The foregoing market statistics may not reflect the future growth rates of the wireless communications industry generally nor our growth rate specifically.

    We believe that a significant portion of the predicted growth in the consumer market for wireless telecommunications will result from:

    - anticipated declines in costs of service;

    - increased service and pricing versatility; and

    - increased awareness of the productivity, convenience and privacy benefits associated with the services offered by wireless personal communications services providers.

    We also believe that the rapid growth in the use of laptop computers and personal digital assistants, combined with emerging software applications for delivery of electronic mail, fax and database searching, will contribute to the growing demand for wireless services.

SPRINT PCS

    Sprint is a diversified telecommunications service provider whose principal activities include long distance service, local service, wireless telecommunications products and services, product distribution and directory publishing activities, and other telecommunications activities, investments and alliances. Sprint PCS, a wholly-owned subsidiary of Sprint, operates the only 100% digital, 100% PCS wireless network in the United States with licenses to provide service nationwide using a single frequency and a single technology. The Sprint PCS network uses code division multiple access or CDMA technology nationwide.

    Sprint launched the first commercial PCS service in the United States in November 1995. Since then, Sprint PCS has experienced rapid subscriber growth, providing service to more than 5.7 million customers as of December 31, 1999. In the fourth quarter of 1999, Sprint PCS added more than one million new subscribers, representing the largest single quarter of customer growth ever recorded by a wireless provider in the United States. During 1999, Sprint PCS added more than 3.1 million new subscribers. Sprint PCS, together with its affiliates, operates the largest all-digital, all-PCS nationwide wireless network in the United States, already serving more than 330 metropolitan markets including more than 4,000 cities and communities across the country. Sprint PCS has licensed PCS coverage of more than 270 million people in all 50 states, Puerto Rico and the U.S. Virgin Islands. However, Sprint PCS does not currently offer PCS services in every state in the United States. The graph below illustrates Sprint PCS' subscriber growth from the beginning of 1997 through the end of 1999. These statistics may not reflect Sprint PCS' future subscriber growth nor our subscriber growth.

SPRINT PCS HISTORICAL SUBSCRIBERS
(IN THOUSANDS)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Q1 97   192
Q2 97    347
Q3 97    570
Q4 97    887
Q1 98  1,114
Q2 98  1,365
Q3 98  1,751
Q4 98  2,587
Q1 99  3,350
Q2 99  3,967
Q3 99  4,687
Q4 99  5,723

    Sprint PCS currently provides nationwide service through:

    - operation of its own digital network;

    - strategic affiliations with other companies, such as us, primarily in and around smaller metropolitan areas;

    - roaming on analog cellular networks of other providers using dual-band/dual-mode handsets; and

    - roaming on digital PCS networks of other CDMA-based providers.

    Sprint PCS has adopted a strategy to rapidly extend its 100% digital, 100% PCS network by entering into agreements with independent wireless companies, such as UbiquiTel, to construct and manage Sprint PCS markets and market Sprint PCS services. Through these affiliations, Sprint PCS services will be available in key cities contiguous to current and future Sprint PCS markets. Sprint PCS' affiliates are an integral part of its plan to provide nationwide seamless coverage.

OUR MARKETS

    Our network will cover portions of California, Nevada, Washington, Idaho, Montana, Wyoming, Utah, Oregon, Arizona, Indiana, Kentucky, Illinois and Tennessee for a combined population of approximately 7.7 million residents. These markets are attractive for the following reasons:

    - FEWER COMPETITORS/UNTAPPED MARKET PENETRATION. Because the national wireless providers have focused on the largest metropolitan markets, we believe that our markets have lower wireless penetration rates as compared to the national average of 32% as of year end 1999. As of December 31, 1999, three or fewer wireless service providers, other than us, operated in areas that comprise over 75% of the residents in our markets. By comparison, less than 10% of the resident population in the 50 most populated markets in the United States are served by four or fewer wireless service providers. We further believe that offering a high quality, all digital nationwide product in our markets will allow us to achieve greater market penetration with less pricing competition than in larger markets. However, we can provide no assurance that other national wireless providers will not choose to focus on our markets in the future.

    - CONTIGUOUS TO MAJOR EXISTING SPRINT PCS MARKETS. Our markets are contiguous to major Sprint PCS markets with a combined license population of over 22 million. Some of the major contiguous markets include San Francisco and Sacramento, California; Seattle and Tacoma, Washington; Salt Lake City and Provo, Utah; Las Vegas, Nevada; Indianapolis, Indiana; St. Louis, Missouri; Nashville, Tennessee; Louisville, Kentucky; and Cincinnati and Dayton, Ohio. We believe that having a large established base of Sprint PCS customers in close proximity to our markets will facilitate brand awareness, create an extended seamless coverage area and generate Sprint PCS travel revenue as existing Sprint PCS customers travel into our markets.

    - IMPORTANT TRANSPORTATION CORRIDORS. Our markets include the most important and, in some cases, the only transportation corridors that link the population centers within a particular market. Our network will cover over 2,200 highway miles, including major interstates such as I-80 and I-90. Over 45 million vehicle miles are traveled daily on the major highway miles we expect to cover in our markets. We anticipate that our coverage of important transportation corridors will further increase our travel and roaming revenue. However, the lower population densities along these corridors results in a higher build-out cost per resident than other areas of our markets.

    - POPULAR VACATION AND TOURIST DESTINATIONS. Our markets contain popular vacation and tourist destinations, including various national parks and ski resorts such as Yellowstone National Park and Glacier National Park, and Lake Tahoe and Sun Valley resorts with over 20 million visitors per year. As a result, we anticipate that we will receive significant Sprint PCS travel and roaming revenue from tourists.

    - FAVORABLE DEMOGRAPHICS. Our markets have attractive demographic characteristics for wireless services, including an overall average population growth rate that is over 60% higher than the national average. In addition, there are at least 20 colleges and universities located within our markets, including 12 schools with student populations greater than 10,000 each such as Utah State University (Logan), Indiana University (Bloomington) and the University of Nevada.

  RENO/TAHOE/NORTHERN CALIFORNIA

    This market has a resident population of approximately 1.7 million. Limited commercial service was launched in areas directly adjacent to Sacramento in February 2000, and we expect to launch Reno/Lake Tahoe by the third quarter of 2000. We expect to complete the majority of the network build-out of this market by the end of 2001 at which time we will cover approximately 72% of the resident population in our license area. Distinguishing characteristics with respect to this market include:

    - Contiguous to major Sprint PCS markets including:

       - Sacramento, San Francisco, the San Francisco Bay Area, California;

       - Stockton, Fresno, and Central, California;

       - Portland, Eugene and Salem, Oregon; and

       - Planned coverage in Medford and Klamath Falls, Oregon.

    - Licensed area includes over 750 (300 under expected coverage) highway miles along important corridors such as I-5 and I-80.

    - Over 13.3 million vehicle miles are traveled daily on the major highways within our expected coverage area.

    - Over 6.0 million tourists visit the Reno/Lake Tahoe area annually.

    - Largest concentration of ski areas in North America (15 alpine and 13 cross-country ski areas), including Heavenly Valley and Squaw Valley.

    - Several Lake Tahoe casino, recreation and resort destinations.

    - Two major universities in the coverage area with a combined student population of over 25,000 including:

       - University of Nevada, Reno (12,000 students); and

       - California State University, Chico (13,470 students).

  SPOKANE/MONTANA

    This market includes a total resident population of approximately
1.8 million residents. In April 2000, we completed our acquisition of the Spokane market from Sprint PCS for $35.0 million. This market is operational in the greater Spokane, Washington and Coeur d' Alene, Idaho metropolitan areas. We are implementing plans to rapidly expand the Spokane coverage area to include the important communities of Pullman, Washington, Moscow and Lewiston, Idaho and the I-90 corridor west towards Seattle by the first quarter of 2001. We will complete our network build-out requirements by selectively expanding our coverage to include markets in Montana and Wyoming. At the completion of our build-out in this market, we expect to cover approximately 65% of the resident population in our licensed area. Distinguishing characteristics with respect to this market include:

    - Contiguous to major Sprint PCS markets including:

       - Seattle, Tacoma and Olympia, Washington;

       - Portland, Oregon; and

       - Planned coverage in the eastern Washington cities of Yakima, Tri-Cities (Kennewick, Pasco and Richland) and Walla Walla.

    - Licensed area includes over 1,400 (350 under expected coverage) highway miles along important corridors such as I-90 and I-15.

    - Over 6.1 million vehicle miles are traveled daily on the major highways within our expected coverage area.

    - Approximately 5.9 million tourists visit the national parks and resorts in this market.

    - Popular ski and summer resort areas include Big Sky, Big Mountain and Schweitzer.

    - Home to the National Parks of Yellowstone and Glacier.

    - Four major universities in the coverage area with a combined student population of over 52,000 including:

       - University of Montana, Missoula (12,200 students);

       - Montana State, Bozeman (11,750 students);

       - Washington State University, Pullman (16,700 students); and

       - University of Idaho, Moscow (12,000 students).

  SOUTHERN IDAHO/UTAH/NEVADA

    This market includes a total resident population of approximately
1.5 million residents. We expect to launch commercial services in the Logan and Brigham City, Utah market by the first quarter of 2001 and in the Boise, Idaho and St. George, Utah market by the second quarter of 2001. We expect to complete the majority of the build-out of this market by the end of 2001. Upon completion of our build-out in this market, we expect to cover approximately 72% of the resident population in our licensed area. Distinguishing characteristics with respect to this market include:

    - Contiguous to major Sprint PCS markets including:

       - Salt Lake City, Ogden and Provo, Utah; and

       - Las Vegas, Nevada.

    - Licensed area includes over 1,070 (790 under expected coverage) highway miles along important corridors such as I-15 and I-84.

    - Approximately 14.0 million vehicle miles are traveled daily on the major highways within our expected coverage area.

    - Approximately 8.5 million tourists visit the national parks and resorts in this market.

    - Home to national parks such as Zion, Bryce and Grand Teton.

    - Popular ski areas include Sun Valley, Jackson Hole and Snowbasin (2002 Winter Olympics site).

    - Rapidly growing metropolitan area of Boise, home to many high tech employers such as Micron and Hewlett Packard.

    - Three major universities in the coverage area with a combined student population of over 42,000 including:

       - Utah State University, Logan (14,400 students);

       - Idaho State University, Pocatello (12,700 students); and

       - Boise State University, Boise (15,400 students).

  SOUTHERN INDIANA/KENTUCKY

    This market includes a total resident population of approximately
2.7 million residents. We expect to launch commercial services in the Evansville, Terre Haute and Bloomington, Indiana markets by the second quarter of 2001. Over the next two quarters, we expect to continue the expansion of our coverage area along major highways and thoroughfares throughout our license areas in southern Indiana and Kentucky. We expect to complete the majority of the build-out of this market by the end of 2001. Upon completion of our build-out in this market, we expect to cover approximately 50% of the resident population in our licensed area. Distinguishing characteristics with respect to this market include:

    - Contiguous to major Sprint PCS markets including:

       - Indianapolis, Indiana;

       - Dayton, Columbus and Cincinnati, Ohio;

       - Louisville and Lexington, Kentucky;

       - Nashville, Tennessee; and

       - St. Louis, Missouri.

    - Licensed area includes over 850 (840 under expected coverage) highway miles along important corridors such as I-70, I-64, I-24, I-65 and I-74 as well as state routes 150, 41, 50 and 60.

    - Over 12.3 million vehicle miles are traveled daily on the major highways within our expected coverage area.

    - Strong industrial economy with major employers including General Electric, General Motors, International Paper, Toyota Motor, ALCOA, Whirlpool and AK Steel.

    - Three major universities in the coverage area with a combined student population of over 61,000 including:

       - Indiana University, Bloomington (35,600 students);

       - Indiana State University, Terre Haute (11,000 students); and

       - Western Kentucky University (14,700 students).

BUSINESS STRATEGY

  CAPITALIZE ON OUR AFFILIATION WITH SPRINT PCS

    In all of our markets, we plan to capitalize upon the extensive benefits of our Sprint PCS affiliation. This affiliation includes the following benefits:

    EXCLUSIVE PROVIDER OF SPRINT PCS PRODUCTS AND SERVICES. We are the exclusive provider of Sprint PCS' 100% digital, 100% PCS products and services in our markets and we will provide these products and services exclusively under the Sprint and Sprint PCS brand names.

    STRONG BRAND RECOGNITION AND NATIONAL ADVERTISING SUPPORT. We will benefit from the strength and the reputation of the Sprint and Sprint PCS brands. Sprint PCS' national advertising campaigns and developed marketing programs will be provided to us at no additional cost under our agreements with Sprint PCS. We will offer the same strategic pricing plans, promotional campaigns and handset and accessory promotions that we believe have made Sprint PCS the fastest growing wireless service provider in the United States.

    ESTABLISHED DISTRIBUTION CHANNELS. We will have use of all the national distribution channels used by Sprint, including over 350 retail outlets in our markets. These channels include:

    - exclusive PCS offering in RadioShack (over 150 outlets);

    - other major national third-party retailers such as Circuit City, OfficeMax and Kmart (over 200 outlets);

    - Sprint PCS' national inbound telemarketing sales force;

    - Sprint PCS' national accounts sales team; and

    - Sprint PCS' electronic commerce sales platform.

    NATIONWIDE COVERAGE. We plan to operate our PCS network seamlessly with the Sprint PCS national network. This will provide customers in our markets with immediate nationwide traveling coverage using the Sprint PCS network and other wireless networks with which Sprint PCS has roaming agreements. Sprint PCS, together with its affiliates, operates the largest all-digital, all-PCS nationwide wireless network in the United States, already serving more than 190 million residents in more than 330 metropolitan markets. Sprint PCS has PCS licenses to serve more than 270 million people across all 50 states, Puerto Rico and the U.S. Virgin Islands. However, Sprint PCS does not currently offer PCS services in every state in the United States.

    COST-EFFECTIVE SUPPORT SERVICES FROM SPRINT PCS. Our affiliation with Sprint PCS provides us with the option to use Sprint PCS' established support services, including customer activation, billing and customer care. Using this option, we can accelerate the launch of our commercial PCS operations and reduce our capital expenditures and operating costs compared to establishing and operating our own systems. Sprint PCS has indicated it intends to provide these services to us at its internal costs which reflect Sprint PCS' economies of scale. We may elect to develop our own internal capabilities to handle these functions or outsource them to a third party if doing so proves to be more cost effective.

    APPROVED SPRINT PCS NETWORK DESIGN. We will leverage Sprint PCS' extensive experience with designing and implementing a digital PCS network build-out. Sprint PCS sets our network standards, reviews our network build-out plans, and certifies our systems before we commence operations. As a result, the risk of a poor network design is dramatically reduced.

    PURCHASING ECONOMIES OF SCALE OF A NATIONWIDE NETWORK. We will purchase our network and subscriber equipment under Sprint PCS' vendor contracts that provide for volume discounts. Sprint PCS' purchasing power also influences new technology development by its vendors and provides Sprint PCS and its affiliates, like us, with preferential access to handsets and other equipment.

    SPRINT PCS LICENSES AND LONG-TERM COMMITMENT. Sprint PCS has funded the purchase of the licenses covering our markets at a cost of approximately $90 million and will incur additional expenses for microwave clearing. As a Sprint PCS affiliate, we did not have to fund the acquisition of the licenses thereby reducing our start-up costs. Moreover, our affiliation with Sprint PCS is for a 50-year term, including an initial 20-year term with three 10-year automatic renewal periods unless either party provides two years' prior notice to the other party of its intent to terminate the agreement.

  EXECUTE OPTIMAL NETWORK BUILD-OUT PLAN

    We utilize a rigorous financial model to analyze every aspect of our 100% digital, 100% PCS network build-out. Accordingly, we have targeted the more densely populated areas within our markets for network build-out as well as areas expected to generate significant Sprint PCS travel and other roaming revenue such as the major transportation corridors and tourist destinations.

    Through our strategic relationships, we are constructing a state-of-the-art, high quality, all digital PCS network which includes a high density of radio communications sites. We believe that our high quality network will allow our system to handle more customers with fewer dropped calls and better clarity than our competitors. By leasing radio communications sites on facilities shared with one or more other wireless providers, we expect to rapidly deploy a cost effective PCS network. We estimate that over 75% of our sites will be located on shared facilities.

  UTILIZE OTHER STRATEGIC THIRD PARTY RELATIONSHIPS IN NETWORK BUILD-OUT

    We have entered into other strategic relationships with various third parties to benefit from their specialized expertise and economies of scale in order to build-out our portion of the Sprint PCS Network more quickly and with lower initial capital and staffing requirements than would otherwise be possible. Specifically, we have relationships with:

    - LUCENT TECHNOLOGIES. Lucent Technologies is an international equipment supplier in the development and deployment of code division multiple access networks. We have selected Lucent Technologies as our equipment vendor in the Reno/Tahoe/Northern California market. We have also engaged Lucent to perform overall program management for network development in all of our markets. As program manager, Lucent is responsible for the coordination, scheduling, tracking and controlling of the network build-out, including oversight of radio communications site network design, site acquisition, construction, radio communications site equipment installation, integration and optimization. The term of the agreement with Lucent is approximately 24 months. During these 24 months, or such shorter or longer period needed to complete the build-out, we will pay Lucent a monthly fee for each of the two program managers assigned to us.

    - LCC INTERNATIONAL. LCC International is an engineering and site development firm specializing in the use of radio frequency design techniques and software tools in the deployment of cellular and PCS networks worldwide. We have engaged LCC International to provide radio base station network design and optimization, site acquisition including leasing, zoning, permitting and regulatory compliance, fixed network design service and switch design and operation services in each of our markets. The term of our agreement with LCC International is initially five years through September 2004 and is automatically renewable for one additional five year term, followed by additional and successive terms of one year, unless terminated by either us or LCC International upon providing the other party written notice at least 90 days in advance of the conclusion of the initial or any renewal term. Either party may terminate the agreement in the event of a material breach of the agreement by the other party if the breaching party has not cured the breach within 30 days of receiving written notice. We pay LCC International fixed fees.

    - SPECTRASITE COMMUNICATIONS. SpectraSite Communications is a telecommunications site development and management firm. The company designs, builds, owns, operates and maintains towers for sending and receiving microwave, cellular, PCS, paging and specialized mobile radio technologies for broadcast, telephone, communications and utility companies in the United States and Canada. We recently entered into a new master site agreement with SpectraSite Communications for its existing towers as well as towers that it may construct for us on build-to-suit sites that we identify from time to time under a master design and build agreement between us. Under the master design and build agreement, SpectraSite Communications has the right of first refusal to construct and acquire build-to-suit sites and we are entitled to engage SpectraSite Communications to handle any construction necessary to install our network equipment on shared facilities that we license or sublicense from SpectraSite Communications or any third party. The master design and build agreement has a term of five years unless services have been performed in markets totaling a covered population of ten million. Under the master site agreement, we intend to license space on build-to-suit sites or sublicense space on SpectraSite Communications' existing towers to house our network equipment. Each time we license or sublicense tower space from SpectraSite Communications, we will enter into a separate site agreement, which will have an initial term of ten years for build-to-suit sites and five years for non-build-to-suit sites. The initial term for each site agreement will be automatically renewable for three additional five year terms unless SpectraSite Communications no longer has rights to the tower space or we provide written notice to SpectraSite Communications of our intention not to renew within 90 days of the expiration of the then current term of the site agreement. We will be able to terminate a site agreement during its initial term if we pay SpectraSite Communications liquidated damages equal to the rent due for the remainder of the initial term for non-build-to-suit sites or the lesser of rent due for the balance of the initial term or the total construction costs for build-to-suit sites. We will pay SpectraSite fixed monthly rent during the initial five year term of each master site agreement in annual installments beginning at the inception of each agreement. During any renewal term, our base rent shall increase each year on the anniversary date of the renewal term by an amount equal to 3% of the base rent payable for the immediately preceding year. SpectraSite Communications has preferential access to more than 2,400 existing towers throughout the United States. We will evaluate the available inventory for possible shared facilities sites for our network equipment.

  IMPLEMENT EFFECTIVE OPERATING STRUCTURE WITH A FOCUS ON CUSTOMER SERVICE

    Our organization and management structure is based on a decentralized, local market-focused model. We will rely on Sprint PCS to provide the majority of our support services, including customer activation, billing and customer care, while focusing our resources on the management of each market rather than the development of these ancillary services. We will place experienced management teams at the local level with the authority to tailor operations and sales and marketing programs to each market.

    We place particular emphasis on customer service to ensure high customer satisfaction. Our local sales force will actively seek feedback from existing customers from the day of activation through the life of that customer in order to respond effectively and expeditiously to that customer's needs. The Sprint PCS customer care platform located in each of our retail stores will enable our sales and customer care representatives to provide an additional level of customer service by rapidly diagnosing and resolving any problems a customer may experience with their equipment or service. By providing extensive and frequent interaction with our customers we expect to reduce customer turnover and overall customer acquisition costs. Our local sales and customer service associates will be measured and compensated by their ability to provide superior customer service.

  FOCUS ON MIDSIZE AND SMALLER MARKETS

    We believe that midsize and smaller markets receive a lower level of attention from the major wireless providers as they focus on the larger markets. As of December 31, 1999, three or fewer wireless service providers, other than us, operated in areas that comprise over 75% of the residents in our markets. By comparison, less than 10% of the resident population in the 50 most populated markets in the United States are served by four or fewer wireless service providers. We believe that an opportunity exists for us to provide a high quality, digital product to these markets with less competition than frequently seen in the larger markets. We will capitalize on this opportunity through our own internal build-out as well as through the pursuit of future acquisitions or affiliations.

NETWORK BUILD-OUT

    Pursuant to our management agreement with Sprint PCS, we have agreed upon a minimum build-out plan which includes specific coverage and deployment schedules for the network planned within our markets. We plan to meet or exceed the minimum build-out requirements by focusing on achievable objectives.

    Our strategy is to provide service to the population centers in our markets and the interstates and primary roads connecting these areas. We plan to initiate service only in areas that provide financial returns that meet stringent internal requirements and where we are capable of providing coverage which meets the needs of our target markets.

    As described earlier, to achieve our build-out as rapidly and efficiently as possible, we have entered into outsourcing or other relationships with Lucent Technologies, LCC International and SpectraSite Communications.

    The following table lists the location, the basic trading areas, commonly referred to as "BTAs", megahertz of spectrum, estimated total residents and percent coverage for each of our markets under our Sprint PCS management agreement. The estimated total residents does not represent expected customers but rather our total potential customers within each market. However, our network build-out plan focuses on providing service to the residents in the most densely populated and strategic areas of our markets which is represented by the estimated percent coverage.

    We have commenced limited operations in the Reno/Tahoe/Northern California market. Together with the Spokane market, we currently provide service to over 9,000 subscribers.

                                                                               ESTIMATED
                                                                                 TOTAL           ESTIMATED
                                                            MEGAHERTZ          RESIDENTS          PERCENT
                                         BTA NO.(1)       OF SPECTRUM(2)       (000'S)(3)       COVERAGE(4)
LOCATION                                 -----------      --------------      ------------      ------------
RENO/TAHOE/NORTHERN CALIFORNIA
  Chico-Oroville, CA...............           79                30                 225
  Eureka, CA.......................          134                30                 148
  Redding, CA......................          371                30                 284
  Reno, NV.........................          372                30                 584
  Sacramento, CA...................          389*               30                 313
  Yuba City-Marysville, CA.........          485*               30                 142
                                             ---                --               -----               --
  Subtotal.........................                                              1,696               72%
SPOKANE/MONTANA
  Billings, MT.....................           41                30                 315
  Bozeman, MT......................           53                30                  81
  Butte, MT........................           64                30                  68
  Great Falls, MT..................          171                30                 167
  Helena, MT.......................          188                30                  70
  Kalispell, MT....................          224                30                  76
  Lewiston-Moscow, ID..............          250                30                 127
  Missoula, MT.....................          300                30                 172
  Spokane, WA......................          425                30                 754
                                             ---                --               -----               --
  Subtotal.........................                                              1,830               65%
SOUTHERN IDAHO/UTAH/NEVADA
  Boise-Nampa, ID..................           50                30                 562
  Idaho Falls, ID..................          202                30                 218
  Las Vegas, NV....................          245*               30                  22
  Logan, UT........................          258                30                 104
  Pocatello, ID....................          353                30                 106
  Provo-Orem, UT...................          365*               30                  12
  St. George, UT...................          392                30                 137
  Salt Lake City-Ogden, UT.........          399*               30                 105
  Twin Falls, ID...................          451                30                 164
                                             ---                --               -----               --
  Subtotal.........................                                              1,430               72%
SOUTHERN INDIANA/KENTUCKY
  Anderson, IN.....................           15*               30                  44
  Bloomington-Bedford, IN..........           47                30                 241
  Bowling Green-Glasgow, KY........           52                30                 249
  Cincinnati, OH...................           81*               10                  17
  Clarksville, Hopkinsville,
    TN/KY..........................           83                30                 254
  Columbus, IN.....................           93                30                 157
  Evansville, IN...................          135                30                 518
  Indianapolis, IN.................          204*               30                  86
  Louisville, KY...................          263*               30                 252
  Madisonville, KY.................          273                30                  47
  Owensboro, KY....................          338                30                 165
  Paducah-Murray-Mayfield, KY......          339                30                 234
  Richmond, IN.....................          373                30                 105
  Terre Haute, IN..................          442*               30                 246
  Vincennes-Washington, IN.........          457                30                  96
                                                                                 -----               --
  Subtotal.........................                                              2,711               50%
                                                                                 -----               --
TOTAL..............................                                              7,667               63%
                                                                                 =====               ==

                                                   (FOOTNOTES ON FOLLOWING PAGE)

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
(FOOTNOTES FOR PRECEDING PAGE)
------------------------

*   Denotes partial portion of BTA.

(1) A basic trading area, or BTA, is a collection of counties surrounding a metropolitan area in which there is a commercial community of interest. The BTA number indicated in the table is assigned to that market by the Federal Communications Commission for the purpose of issuing licenses for wireless services.

(2) Spectrum licensed to Sprint PCS or related parties of which we have exclusive access.

(3) Estimated total residents is based on 1990 Census data for each BTA within a given market extrapolated through the first quarter of 2000 based on estimated population growth rates. Estimated BTA residents may not add-up due to rounding.

(4) Estimated percent coverage is the ratio of estimated covered residents (based on our actual or projected network coverage in markets upon completion of our network build-out) to estimated total residents for each of our four markets.

    More than 75% of our radio communications sites will be shared facilities on existing structures, which will result in higher radio communications site lease expenses. These higher lease expenses will be offset in part by certain operating expense savings resulting from shared facilities. Shared facilities will also substantially reduce our capital expenditures and time to market.

    Wireless providers that have offered poor or spotty coverage, inferior voice quality, unresponsive customer care or confusing billing formats suffer higher than average customer turnover rates. Accordingly, we will only launch service after comprehensive and reliable coverage and service can be maintained in a particular market. In addition, we will use the Sprint PCS billing platform and rate plans which are designed to offer simple and understandable options. Specifically, the Sprint PCS "Free and Clear" calling plans offer bundled minute options that include local, long distance and traveling on the entire Sprint PCS network.

PRODUCTS AND SERVICES

    We will offer established products and services throughout our markets under the Sprint and Sprint PCS brand names. Our products and services are designed to mirror the service offerings of Sprint PCS and to integrate with the Sprint PCS network. The Sprint PCS product offering includes the following features:

  100% DIGITAL WIRELESS NETWORK WITH NATIONWIDE SERVICE

    We are part of the largest 100% digital wireless personal communications services network in the country. Sprint PCS and its affiliates, cover more than 190 million people in more than 330 metropolitan areas across the country. Although Sprint PCS does not currently offer PCS services in every state in the United States, this provides an extended coverage area for our customers, allowing access to Sprint PCS services throughout the Sprint PCS network. Dual-band/dual-mode handsets allow roaming on wireless networks where Sprint PCS has roaming agreements.

  SPRINT PCS WIRELESS WEB

    We will support the recently announced Sprint PCS Wireless Web offer in our portion of the Sprint PCS network. The Sprint PCS Wireless Web allows customers with data capable handsets to connect their portable computers or personal digital assistants to the Internet. Sprint PCS customers with data capable handsets have the ability to receive periodic information updates such as stock prices, sports scores and weather reports. Sprint PCS customers with web-browser enabled handsets also have the ability to connect to and browse specially designed text-based Internet sites on an interactive basis. Sprint PCS has agreements with Internet providers including Yahoo!, Bloomberg.com, CNN.com, Amazon.com, FOXSports.com, GetThere.com, AmeriTrade.com, MapQuest.com and weather.com to provide services for the Sprint PCS Wireless Web. Sprint PCS offers various pricing options including a fixed number of updates or a bundle of data minutes as add-ons to existing Sprint PCS "Free and Clear" calling plans or a bundle of minutes for a set price that can be used for either data or voice.

  ADVANCED HANDSETS

    We will offer two types of handsets, a single band/single mode and a dual-band/dual mode, with various advanced features and technology. Our code division multiple access single-band/single-mode handsets, weighing approximately five to seven ounces, offer up to five days of standby time and approximately four hours of talk time. Our dual-band/dual-mode handsets allow customers to make and receive calls on both PCS and cellular frequency bands with the applicable digital or analog technology. These handsets allow roaming on cellular networks where Sprint PCS digital service is not available. All handsets are co-branded with the vendor and the Sprint and Sprint PCS brand names and are equipped with preprogrammed features such as caller ID, call waiting, phone books, speed dial and last number redial.

  PRIVACY AND SECURITY

    Sprint PCS provides voice transmissions encoded into a digital format with a significantly lower risk of cloning and eavesdropping than on other analog or digital based systems. Sprint PCS customers using dual-band/dual-mode handsets in analog mode do not have the benefit of digital security.

  IMPROVED VOICE QUALITY

    We believe the Sprint PCS code division multiple access technology offers significantly improved voice quality, more powerful error correction, less susceptibility to call fading and enhanced interference rejection, all of which results in fewer dropped calls.

  CUSTOMER SERVICE

    Sprint PCS provides toll free customer care services to customers based in our markets under our Sprint PCS services agreement. Sprint PCS offers customer care 24 hours a day, seven days a week. All Sprint PCS handsets are preprogrammed with a speed dial feature that allows customers to easily reach customer care at any time. In addition to these services provided through our agreement with Sprint PCS, we will also provide local customer service at each of our retail stores.

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
  SIMPLE ACTIVATION

    Customers can purchase a Sprint PCS handset at a retail location and activate their service and program the handset by calling Sprint PCS customer care.

  OTHER SERVICES

    Sprint PCS' research and development lab is continuously working with technology and equipment providers to develop new products and services. We will work with Sprint PCS to develop and adopt complimentary service offerings to introduce in our markets.

TRAVELING AND ROAMING

  SPRINT PCS TRAVELING

    Sprint PCS traveling includes both inbound Sprint PCS traveling, when a Sprint PCS subscriber based outside of our markets uses our portion of the Sprint PCS network, and outbound Sprint PCS traveling, when a Sprint PCS subscriber based in our markets uses the Sprint PCS network outside of our markets. Sprint PCS pays us a per minute fee for inbound Sprint PCS traveling. Similarly, we pay a per minute fee to Sprint PCS for outbound Sprint PCS traveling. Pursuant to our management agreement with Sprint PCS, Sprint PCS has the discretion to change the per minute rate for Sprint PCS traveling fees. Because we serve smaller markets adjacent to larger metropolitan areas, we believe inbound Sprint PCS traveling will exceed outbound Sprint PCS traveling. See "Risk Factors--Risks Particular to Our Relationship with Sprint PCS--We may not receive as much Sprint PCS travel revenue as we anticipate because Sprint PCS can change the rate we receive or fewer people may travel on our network."

  NON-SPRINT PCS ROAMING

    Non-Sprint PCS roaming includes both inbound non-Sprint PCS roaming, when a non-Sprint PCS subscriber uses our portion of the Sprint PCS network, and outbound non-Sprint PCS roaming, when a Sprint PCS subscriber based in our markets uses a non-Sprint PCS network. Pursuant to roaming agreements between Sprint PCS and other wireless service providers, when another wireless service provider's subscriber uses our portion of the Sprint PCS network, we earn inbound non-Sprint PCS roaming revenue. These wireless service providers must pay fees for their subscribers' use of our portion of the Sprint PCS Network, and as part of our management agreement with Sprint PCS, we are entitled to 92% of these fees. Currently, pursuant to our services agreement with Sprint PCS, Sprint PCS bills these wireless service providers for these fees. When another wireless service provider provides service to one of the Sprint PCS subscribers based in our markets, we pay outbound non-Sprint PCS roaming fees directly to that provider. Sprint PCS, pursuant to our current services agreement with Sprint PCS, then bills the Sprint PCS subscriber for use of that provider's network at rates specified in his or her contract and pays us 100% of this outbound non-Sprint PCS roaming revenue collected from that subscriber on a monthly basis. As a result, we retain the collection risk for outbound non-Sprint PCS roaming fees incurred by the subscribers based in our markets.

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
MARKETING STRATEGY

    Our marketing and sales strategy will use Sprint PCS' proven strategies and developed national distribution channels that have helped generate the highest incremental wireless penetration of any cellular or PCS provider in the United States. In the fourth quarter of 1999, Sprint added approximately one million net new subscribers, the largest single quarter of customer growth ever reported by a wireless provider in the United States. In 1999, Sprint PCS added more than
3.1 million new wireless subscribers. These statistics may not reflect Sprint PCS' future growth rate nor our growth rate. We plan to enhance Sprint PCS' proven strategies with strategies tailored to our specific markets.

  BRAND EQUITY

    We will feature exclusively and prominently the nationally recognized Sprint and Sprint PCS brand names in our marketing effort. From the customers' point of view, they will use our PCS network and the Sprint PCS national network seamlessly as a unified national network.

  PRICING

    We will use the Sprint PCS pricing strategy to offer customers in our markets simple, easy to understand service plans. Sprint PCS' consumer pricing plans are typically structured with competitive monthly recurring charges, large local calling areas, service features such as voicemail, enhanced caller ID, call waiting and three-way calling and competitive per-minute rates. Lower per-minute rates relative to analog cellular providers are possible in part because the code division multiple access system that both we and Sprint PCS employ has greater capacity than current analog cellular systems, enabling us to market high usage customer plans at lower prices. All of Sprint PCS' current pricing plans:

    - include minutes in any Sprint PCS market (with no traveling charges);

    - are feature-rich and generally require no annual contracts or hidden charges;

    - offer a wide selection of phones to meet the needs of consumers and businesses; and

    - provide a limited-time money back guarantee on Sprint PCS phones.

    In addition, Sprint PCS' national "Free and Clear" calling plans, which offer simple, affordable plans for every consumer and business customer, include free long distance calling from anywhere on its nationwide network.

  LOCAL FOCUS

    Our local focus will enable us to supplement Sprint PCS' marketing strategies with our own strategies tailored to each of our specific markets. This will include attracting local businesses to enhance our distribution and drawing on our management team's experience in our markets. We will use local radio, television and newspaper advertising to sell our products and services in each of our markets. We intend to build a local sales force to execute our marketing strategy and to employ a direct sales force targeted to business sales. In addition, Sprint PCS' existing agreements with national retailers provide us with access to over 350 retail locations in our markets.

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
  ADVERTISING AND PROMOTIONS

    Sprint PCS promotes its products through the use of national as well as regional television, radio, print, outdoor and other advertising campaigns. We benefit from the national advertising at minimal costs to us. We have the right to use any promotion or advertising materials developed by Sprint PCS and only have to pay the incremental cost of using those materials, such as the cost of local radio and television advertisement placements, advertisement production and material costs and incremental printing costs. We also benefit from any advertising or promotion of Sprint PCS products and services by third party retailers in our markets, such as RadioShack, Circuit City, OfficeMax and Best Buy. We must pay the cost of specialized Sprint PCS print advertising by third party retailers. Sprint PCS also runs numerous promotional campaigns that provide customers with benefits such as additional features at the same rate or free minutes of use for limited time periods. We will offer these promotional campaigns to potential customers in our markets.

  SPONSORSHIPS

    Sprint PCS is a sponsor of numerous selective, broad-based national, regional and local events. These sponsorships provide Sprint PCS with brand name and product recognition in high profile events, provide a forum for sales and promotional events and enhance our promotional efforts in our markets.

  BUNDLING OF SERVICES

    We intend to take advantage of the complete array of communications services offered by bundling Sprint PCS services with other Sprint products, such as long distance and Internet access.

SALES AND DISTRIBUTION

    Our sales and distribution plan mirrors Sprint PCS' proven multiple channel sales and distribution plan. Key elements of our sales and distribution plan consist of the following:

  SPRINT PCS RETAIL STORES

    We plan to operate company-owned Sprint PCS branded retail stores throughout our markets. These stores will be located in major traffic centers within our markets, providing us with a strong local presence and a high degree of visibility. We will train our sales representatives to be informed and persuasive advocates for Sprint PCS' services. Following the Sprint PCS model, these stores will be designed to facilitate retail sales, activation, bill collection and customer service. We plan to open approximately 20 new stores by the end of 2001 when we are commercially active in all our markets and continue adding stores as market conditions require.

  SPRINT STORE WITHIN A RADIOSHACK STORE

    Sprint has an exclusive arrangement with RadioShack to install a "store within a store," making Sprint PCS the exclusive brand of PCS sold through RadioShack stores. RadioShack currently has over 150 stores in our markets.

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
  OTHER NATIONAL THIRD PARTY RETAIL STORES

    In addition to RadioShack, we will benefit from the distribution agreements established by Sprint PCS with other national retailers which currently include Kmart, Staples, Circuit City, OfficeMax, Montgomery Ward, Office Depot, Ritz Camera, Target and Heileg-Meyers. These retailers currently have over 200 retail stores in our markets.

  NATIONAL ACCOUNTS AND DIRECT SELLING

    We will participate in Sprint PCS' national accounts program. Sprint PCS has a national accounts team which focuses on the corporate headquarters of Fortune 1000 companies. Once a representative reaches an agreement with the corporate headquarters, we service the offices of that corporation located in our markets. Our direct sales force will target the employees of these corporations in our markets and cultivate other local business clients.


    The national accounts program addresses sales to national accounts in our markets. Rate plans for national accounts, as well as the basis for compensation with respect to sales to national accounts, will be determined based on specific criteria established by Sprint PCS. We will be required to submit monthly reports to Sprint PCS that track sales to these accounts. Sprint PCS determines how revenue unit credit is attributed to national accounts in our markets.



    We must follow an activation and fulfillment process for our national accounts that are established by Sprint PCS, which includes procedures for transmitting, activating and filling orders. These procedures also address:



    administrative requirements,
    transfer of services among Sprint PCS markets, equipment return policies, customer proposal support, and credit policies.



    Sprint PCS has established specific roles and responsibilities for the national accounts program. These roles and responsibilities set forth how compensation is determined for national sales and area sales, specific strategies for closing sales and account management. Sprint PCS also establishes criteria for determining national sales and area sales based on dollar revenues and metropolitan areas in the defined area.


  INBOUND TELEMARKETING

    Sprint PCS will provide inbound telemarketing sales when customers call from our markets. As the exclusive provider of Sprint PCS products and services in our market, we will use the national Sprint 1-800-480-4PCS number campaigns that generate call-in leads. These leads are then handled by Sprint PCS' inbound telemarketing group.

  ELECTRONIC COMMERCE

    Sprint PCS launched an Internet site in December 1998 which contains information on Sprint PCS products and services. A visitor to Sprint PCS' Internet site can order and pay for a handset and select a rate plan. Customers visiting the site can review the status of their account, including

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
the number of minutes used in the current billing cycle. Customers in our markets who purchase products and services over the Sprint PCS Internet site will be customers of our PCS network.

TECHNOLOGY

    GENERAL

    In the commercial mobile wireless communication industry there are two principal services licensed by the Federal Communications Commission for transmitting two-way, real time voice and data signals: "cellular" and wireless "personal communications services." In addition, enhanced specialized mobile radio service, a relatively new but not yet widely used technology, also allows for interconnected two-way real time voice and data services. The Federal Communications Commission licenses these services on a geographic basis, using distinct radio spectrum bands. Cellular service, which uses a portion of the 800 MHz spectrum, was the original form of widely-used commercial mobile wireless voice communications. Cellular systems were originally analog-based, but over the last several years cellular operators have been providing digital service, usually as a complement to analog service in most of the major metropolitan markets. In 1994, the Federal Communications Commission allocated the
1850 - 1990 MHz band for wireless high capacity, commonly referred to as broadband, personal communications services to be provided utilizing digital technology.

    Both analog and digital mobile wireless communications systems, whether wireless broadband personal communications services or cellular service, are divided into multiple geographic coverage areas, known as "cells." In both wireless personal communications services and cellular systems, each cell contains a transmitter, a receiver and signaling equipment, known as the radio communications site. The radio communications site is connected by microwave or traditional telephone lines to a switch that uses computers to control the operation of the cellular or digital wireless personal communications services system. The switch:

    - controls the transfer of calls from radio communications site to radio communications site as a subscriber's handset travels;

    - coordinates calls to and from handsets;

    - allocates calls among the radio communications sites within the system;
      and

    - connects calls to the local wireline telephone system or to a long distance carrier.

    Wireless communications providers establish interconnection agreements with local telephone companies and long distance telephone companies, thereby integrating their system with the existing communications system. Because the signal strength of a transmission between a handset and a radio communications site declines as the handset moves away from the radio communications site, the switching office and the radio communications site monitor the signal strength of calls in progress. When the signal strength of a call declines to a predetermined level, the switching office may "hand off" the call to another radio communications site where the signal strength is stronger.

    Digital wireless broadband personal communications services differ from traditional analog cellular service principally in that digital wireless broadband personal communications services systems use frequencies in a higher spectrum band and employ advanced digital technology.

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
Analog-based systems send signals in which the transmitted signal resembles the input signal, the caller's voice. Digital systems convert voice or data signals into a stream of digits that permit a single radio channel to carry multiple simultaneous transmissions. Digital systems also achieve greater frequency re-use than analog systems resulting in greater capacity than analog systems. This enhanced capacity, along with enhancements in digital protocols, allows digital-based wireless technologies, whether using wireless broadband personal communications services or cellular service frequencies, to provide greater call privacy and stronger data transmission, such as facsimile, electronic mail and connecting laptop computers with computer/data networks. Moreover, digital technology also permits the provision of enhanced services such as caller ID.

    Digital wireless signal transmission is accomplished through the use of various forms of frequency management technology or "air interface protocols." The Federal Communications Commission has not mandated a universal air interface protocol for wireless personal communications services systems. Digital wireless personal communications systems operate under one of three principal air interface protocols, code division multiple access, commonly referred to as CDMA, time division multiple access, commonly referred to as TDMA, or global system for mobile communications, a form of time division multiple access commonly referred to as GSM. Each of these three digital technologies is incompatible with the other two. Thus, for example, a subscriber of a system that utilizes code division multiple access technology is unable to use his or her code division multiple access handset when traveling in an area not served by code division multiple access-based wireless personal communications services operators, unless the customer carries a dual-band/dual-mode handset that permits the customer to default to an analog cellular system in that area. The same issue exists in the case of users of time division multiple access or global system for mobile communications systems. Many of the digital wireless personal communications services operators now have dual-mode or tri-mode handsets available to their customers. Because not all areas of the country are served by each of the three digital modes, these handsets will remain necessary for segments of the subscriber base.

CODE DIVISION MULTIPLE ACCESS TECHNOLOGY

    Sprint PCS' national network and its affiliates' networks all use digital code division multiple access technology. We believe that code division multiple access provides important system performance benefits such as:

  GREATER CAPACITY

    We believe, based on studies by code division multiple access manufacturers, that code division multiple access systems can provide system capacity that is approximately seven to ten times greater than that of current analog technology and approximately three times greater than time division multiple access and global system for mobile communications systems.

  PRIVACY AND SECURITY

    One of the benefits of code division multiple access technology is that it combines a constantly changing coding scheme with a low power signal to enhance call security and privacy.

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
  SOFT HAND-OFF

    Code division multiple access systems transfer calls throughout the code division multiple access network using a technique referred to as a soft hand-off, which connects a mobile customer's call with a new radio communications site while maintaining a connection with the radio communications site currently in use. Code division multiple access networks monitor the quality of the transmission received by multiple radio communications sites simultaneously to select a better transmission path and to ensure that the network does not disconnect the call in one cell unless replaced by a stronger signal from another radio communications site. Analog, time division multiple access and global system for mobile communications networks use a "hard hand-off" and disconnect the call from the current radio communications site as it connects with a new one without any simultaneous connection to both radio communications sites.

  SIMPLIFIED FREQUENCY PLANNING

    Frequency planning is the process used to analyze and test alternative patterns of frequency use within a wireless network to minimize interference and maximize capacity. Unlike time division multiple access and global system for mobile communications based systems, code division multiple access based systems can reuse the same subset of allocated frequencies in every cell, substantially reducing the need for costly frequency reuse patterning and constant frequency plan management.

  LONGER BATTERY LIFE

    Due to their greater efficiency in power consumption, code division multiple access handsets can provide longer standby time and more talk time availability when used in the digital mode than handsets using alternative digital or analog technologies.

    While code division multiple access has the inherent benefits discussed above, time division multiple access networks are generally less expensive when overlaying existing analog systems since the time division multiple access spectrum usage is more compatible with analog spectrum planning. In addition, global system for mobile communications technology allows multi-vendor equipment to be used in the same network to a larger extent than code division multiple access platforms. This, along with the fact that the global system for mobile communications technology is currently more widely used throughout the world than code division multiple access, provides economies of scale for handset and equipment purchases. A standards process is also underway which will allow wireless handsets to support analog, time division multiple access and global system for mobile communications technologies in a single unit. Currently, there are no plans to have code division multiple access handsets that support either the time division multiple access or global system for mobile communications technologies.

COMPETITION

    We will compete throughout our markets with both incumbent cellular and new PCS providers. The cellular providers in our markets serve different geographic segments, with AirTouch (recently acquired by Vodafone) and AT&T Wireless Services covering our three western regional markets, and GTE and BellSouth servicing the midwestern market of Southern Indiana/ Kentucky.

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
    Competition from PCS providers is significantly more fragmented, with a number of different operators competing with incompatible air-interface technologies. In the Reno/Tahoe/Northern California market, Pacific Bell Wireless is the principle PCS competitor operating with GSM air-interface technology. In the metropolitan area of Spokane, our network competes with the GSM operator VoiceStream and the CDMA operator GTE. In Montana, regional operators Three River Wireless and Black Foot compete with small CDMA networks. PCS competitors in the Southern Idaho/Utah market consist primarily of the GSM operator VoiceStream with a small start-up CDMA carrier South Central Communications operating in St. George and southern Utah. In the Southern Indiana/Kentucky market, CDMA operator Ameritech and GSM operators OmniPoint (recently acquired by VoiceStream) and PowerTel compete for different markets.

    We also face competition from resellers in each of our markets, which provide wireless services to customers but do not hold Federal Communications Commission licenses or own facilities. Instead, the resellers buy blocks of wireless telephone numbers and capacity from a licensed carrier and resell services through their own distribution network to the public. The Federal Communications Commission currently requires all cellular and wireless personal communications services licensees to permit resale of carrier services to a reseller.

    In addition, we compete with existing communications technologies such as paging, enhanced specialized mobile radio service dispatch and conventional telephone companies in our markets. Potential users of wireless personal communications services systems may find their communications needs satisfied by other current and developing technologies. One or two-way paging or beeper services that feature voice messaging and data display as well as tone-only service may be adequate for potential customers who do not need to speak to the caller.

    In the future, we expect to face increased competition from entities providing similar services using the same, similar or other communications technologies, including satellite-based telecommunications and wireless cable systems and other traditional telephone networks. While some of these technologies and services are currently operational, others are being developed or may be developed in the future.

    Many of our competitors have significantly greater financial and technical resources and subscriber bases than we do. Some of our competitors also have well established infrastructures, marketing programs and brand names. In addition, some of our competitors may be able to offer regional coverage in areas not served by the Sprint PCS network, or, because of their calling volumes or relationships with other wireless providers, may be able to offer regional roaming rates that are lower than those we will offer. Wireless personal communications services operators will likely compete with us in providing some or all of the services available through the Sprint PCS network and may provide services that we do not. Additionally, we expect that existing cellular providers will continue to upgrade their systems to provide digital wireless communication services competitive with Sprint PCS. Recently, there has been a trend in the wireless communications industry towards consolidation of wireless service providers through joint ventures, mergers and acquisitions. We expect this consolidation to lead to larger competitors over time. These larger competitors may have substantial resources or may be able to offer a variety of services to a large customer base.

    Over the past several years the Federal Communications Commission has auctioned, and will continue to auction, large amounts of wireless spectrum that could be used to compete with Sprint

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
PCS services. Indeed, the Federal Communications Commission has recently reclaimed certain 700 MHz band spectrum previously allocated for UHF television broadcast use and has scheduled an auction of licenses for traditional telephone network systems in large geographic areas for later this year. Based upon increased competition, we anticipate that market prices for two-way wireless services generally will decline in the future. We will compete to attract and retain customers principally on the basis of:

    - the strength of the Sprint and Sprint PCS brand names, services and features;

    - the national presence of Sprint PCS;

    - the location of our markets;

    - our network coverage and reliability;

    - customer care; and

    - pricing.

    Our ability to compete successfully will also depend, in part, on our ability to anticipate and respond to various competitive factors affecting the industry, including:

    - new services and technologies that may be introduced;

    - changes in consumer preferences;

    - demographic trends;

    - economic conditions; and

    - discount pricing strategies by competitors.

INTELLECTUAL PROPERTY

    The Sprint diamond design logo is a service mark registered with the United States Patent and Trademark Office. The service mark is owned by Sprint. We will use the Sprint and Sprint PCS brand names, the Sprint diamond design logo and other service marks of Sprint in connection with marketing and providing wireless services within our markets. Under the terms of the trademark and service mark license agreements with Sprint and Sprint PCS, we do not pay a royalty fee for the use of the Sprint and Sprint PCS brand names and Sprint service marks.

    Except in instances that are noncompetitive and other than in connection with the national distribution agreements, Sprint PCS has agreed not to grant to any other person a right or license to use the licensed marks in our markets. In all other instances, Sprint PCS reserves the right to use the licensed marks in providing its services within or without our markets.

    The trademark license agreements contain numerous restrictions with respect to the use and modification of any of the licensed marks. See "The Sprint PCS Agreements--The Trademark and Service Mark License Agreements" for more information on this topic.

EMPLOYEES

    As of May 15, 2000, we employed 48 full-time employees. None of our employees are represented by a labor union. We believe that our relations with our employees are good.

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PROPERTIES

    Our headquarters are located in Bala Cynwyd, Pennsylvania and we lease space in a number of locations, primarily for our base stations and switching centers. As of May 15, 2000, our material leased properties were as listed below:

PURPOSE                                       LOCATION                     SQUARE FEET   LEASE TERM
-------                                       --------                     -----------   ----------
Office Space lease                     1 Bala Plaza, Suite 402               6,000        10 years
                                     Bala Cynwyd, Pennsylvania
Switch lease                             5355 Capital Court                  5,760        10 years
                                           Unit Number 102
                                            Reno, Nevada

LEGAL PROCEEDINGS

    We are not a party to any pending legal proceedings that we believe would, if adversely determined, individually or in the aggregate, have a material adverse effect on our financial condition or results of operations.

ENVIRONMENTAL COMPLIANCE

    We anticipate that our environmental compliance expenditures will primarily result from the operation of standby power generators for our telecommunications equipment and compliance with various environmental rules during network build-out and operations. The expenditures are expected to arise in connection with standards compliance or permits which are usually related to generators, batteries or fuel storage. Our environmental compliance expenditures are not expected to be material to our operations in the future.

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
                           THE SPRINT PCS AGREEMENTS

    The following is a summary of the material terms and provisions of the Sprint PCS agreements and the consent and agreement modifying the Sprint PCS management agreement. We have filed the Sprint PCS agreements and the consent and agreement as exhibits to the registration statement of which this prospectus is a part and urge you to review them carefully.

OVERVIEW OF SPRINT PCS RELATIONSHIP AND AGREEMENTS

    Under long-term agreements with Sprint PCS, we will exclusively market PCS services under the Sprint and Sprint PCS brand names in our markets. Sprint PCS owns the spectrum licenses and we are granted use of these licenses through our agreements with Sprint PCS. The agreements with Sprint PCS require us to interface with the Sprint PCS national wireless network by building our PCS network to operate on the PCS frequencies licensed to Sprint PCS. The Sprint PCS agreements also give us access to Sprint PCS' equipment discounts, travel revenue from Sprint PCS customers traveling into our markets, and various other support services. Our relationship and agreements with Sprint PCS provide strategic advantages, including avoiding the need to fund up-front spectrum acquisition costs and the costs of establishing billing and other customer services infrastructure. The management agreement has an initial term of 20 years and will automatically renew for three additional successive 10-year terms for a total term of 50 years, unless we or Sprint PCS provide the other with two years' prior written notice to terminate the agreements or unless we are in material default of our obligations under the agreements.

    We have four major agreements with Sprint PCS:

    - the management agreement;

    - the services agreement;

    - the trademark and service mark license agreement with Sprint; and

    - the trademark and service mark license agreement with Sprint PCS.

    In addition, Sprint PCS has entered into a consent and agreement that modifies our management agreement for the benefit of Paribas, the lender under UbiquiTel Operating Company's $250.0 million senior credit facility. This consent replaced an existing consent and agreement between the parties that had modified our management agreement in substantially the same manner for the benefit of Paribas under UbiquiTel Operating Company's previous $25.0 million credit facility.

THE MANAGEMENT AGREEMENT

    Under our management agreement with Sprint PCS, we have agreed to:

    - construct and manage a network in our markets in compliance with Sprint PCS' PCS licenses and the terms of the management agreement;

    - share with Sprint the costs associated with its relocation of interfering microwave sources in our markets;

    - distribute during the term of the management agreement Sprint PCS products and services;

    - use Sprint PCS' and our own distribution channels in our markets;

    - conduct advertising and promotion activities in our markets; and

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    - manage that portion of Sprint PCS' customer base assigned to our markets.

    Sprint PCS will supervise our PCS network operations and has the right to unconditional access to our PCS network.

    EXCLUSIVITY. We are designated as the only person or entity that can manage or operate a PCS network for Sprint PCS in our markets. Sprint PCS is prohibited from owning, operating, building or managing another wireless mobility communications network in our markets while our management agreement is in place and no event has occurred that would permit the agreement to terminate. Sprint PCS is permitted under our agreement to make national sales to companies in our markets and, as required by the Federal Communications Commission, to permit resale of the Sprint PCS products and services in our markets. If Sprint PCS decides to expand the geographic size of our build-out, Sprint PCS must provide us with written notice of the proposed expansion. We have 90 days to determine whether we will build out the proposed area. If we do not exercise this right, Sprint PCS can build out the markets or permit another third party to do so.

    NETWORK BUILD-OUT. The management agreement specifies the terms of the Sprint PCS affiliation, including the required network build-out plan. We have agreed on a minimum build-out plan which includes specific coverage and deployment schedules for the network planned within our service area as depicted in the table below. The aggregate coverage will result in network coverage of approximately 55% of the population in our markets of 7.7 million by the end of 2001. We have agreed to operate our PCS network to provide for a seamless handoff of a call initiated in our markets to a neighboring Sprint PCS network.

                       PHASE 0              PHASE 1                    PHASE 2               PHASE 3
MARKET                 SEPTEMBER 21, 2000   DECEMBER 31, 2000          MARCH 31, 2001        SEPTEMBER 30, 2001
---------------------------------------------------------------------------------------------------------------
Reno/Tahoe/ Northern   Reno, NV             Yuba City/Marysville, CA   Eureka, CA
  California           Sparks, NV           Oroville, CA
                       Carson City, NV      Chico, CA
                       Lake Tahoe, NV       Red Bluff, CA
                                            Redding,CA
Spokane/Montana                             Pullman, WA                Newport,WA
                                            Lewiston, ID               Sandpoint, ID
                                            Moscow,ID
Southern Idaho/                             Logan, UT                  Boise, ID              Twin Falls, ID
  Utah/Nevada                               Brigham, UT                Nampa, ID              Pocatello, ID
                                                                       Caldwell, ID           Idaho Falls, ID
                                                                       Mountain Home, ID      Rexburg, ID
                                                                       Jackson, WY            St. Anthony, ID
                                                                       Ketchum, ID
                                                                       Cedar City, UT
                                                                       St. George, UT
                                                                       Mesquite, NV
Southern Indiana/                                                      Terre Haute, IN        Vincennes, IN
  Kentucky                                                             Bloomington, IN        Washington, IN
                                                                       Bedford, IN            Petersburg, IN
                                                                       Evansville, IN         Jasper, IN
                                                                       Owensboro, KY          Cannelton, IN
                                                                                              Rockport, IN
                                                                                              Bedford, IN
                                                                                              Mitchell, IN
                                                                                              New Castle, IN
                                                                                              Rushville, IN
                                                                                              Connersville, IN
                                                                                              Liberty, IN
                                                                                              Clarkesville, TN

    The management agreement also includes minimum build-out plan requirements for select cities in the Spokane/Montana market, with a launch date of June 1, 2005.

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
    PRODUCTS AND SERVICES. The management agreement identifies the products and services that we can offer in our markets. These services include, but are not limited to, Sprint PCS consumer and business products and services available as of the date of the agreement, or as modified by Sprint PCS. We are allowed to sell wireless products and services that are not Sprint PCS' products and services if those additional products and services do not cause distribution channel conflicts or, in Sprint PCS' sole determination, consumer confusion with Sprint PCS products and services. We may cross-sell services such as long distance service, Internet access, handsets, and prepaid phone cards with Sprint, Sprint PCS and other Sprint PCS affiliates. If we decide to sell the same services of third parties, we must give Sprint PCS an opportunity to provide the services on the same terms and conditions. We cannot offer traditional telephone services based on wireless technology specifically designed for the competitive local telephone market in areas where Sprint owns the local telephone company unless we name the Sprint-owned local telephone company as the exclusive distributor or Sprint PCS approves the terms and conditions.


    We will participate in the Sprint PCS sales programs for national sales to customers, and will pay the expenses and receive the compensation from national accounts located in our markets. As a participant in these sales programs, our responsibilities include assisting Sprint PCS' national sales team in our markets in connection with implementing national sales programs, negotiating customer contracts and managing customer accounts. We must use Sprint's long distance service for calls made from within designated portions of our markets to areas outside those designated portions and to connect our network to the national platforms Sprint PCS uses to provide some of its services under our services agreement. We must pay Sprint PCS the same price for this service that Sprint PCS pays to Sprint, along with an additional administrative fee.


    SERVICE PRICING, ROAMING, TRAVEL AND FEES. We must offer Sprint PCS subscriber pricing plans designated for regional or national offerings, including Sprint PCS' "Free and Clear" plans. We are permitted to establish our own local price plans for Sprint PCS products and services offered only in our markets, subject to Sprint PCS' approval. We are entitled to receive a weekly fee from Sprint PCS equal to 92% of "collected revenues" for all obligations under the management agreement, adjusted by the cost of customer services provided by Sprint PCS. "Collected revenues" include revenue from Sprint PCS subscribers based in our markets and inbound non-Sprint PCS roaming. Sprint PCS will receive 8% of the collected revenues. Outbound non-Sprint PCS roaming revenue, inbound and outbound Sprint PCS travel fees, proceeds from the sales of handsets and accessories, proceeds from sales not in the ordinary course of business, and amounts collected with respect to taxes are not considered collected revenues. Except in the case of taxes, we will retain 100% of these revenues. Many Sprint PCS subscribers purchase bundled pricing plans that allow Sprint PCS traveling anywhere on the Sprint PCS network without incremental Sprint PCS travel charges. However, we will earn Sprint PCS travel revenue for every minute that a Sprint PCS subscriber from outside our markets enters our markets and uses our services. We will earn revenue from Sprint PCS based on a per minute rate established by Sprint PCS when Sprint PCS' or its affiliates' subscribers travel on our portion of the Sprint PCS network. Similarly, we will pay the same rate for every minute Sprint PCS subscribers who are based in our markets use the Sprint PCS network outside our markets. The analog roaming rate onto a non-Sprint PCS provider's network is set under Sprint PCS' third party roaming agreements.

    ADVERTISING AND PROMOTIONS. Sprint PCS is responsible for all national advertising and promotion of the Sprint PCS products and services. We are responsible for advertising and promotion in our markets. Sprint PCS' service area includes the urban markets around our markets. Sprint PCS will pay for advertising in these markets. Given the proximity of those markets to ours, we expect considerable spill-over from Sprint PCS' advertising in surrounding urban markets.


    PROGRAM REQUIREMENTS. We will comply with Sprint PCS' program requirements for technical standards, travel, roaming and interservice area calls, customer service standards, national and regional distribution and national accounts programs. Some of these technical standards relate to network up-time, dropped calls, blocked call attempts and call origination and termination failures. We are required to build a network that meets minimum transport requirements established by Sprint PCS for links between our cell sites and switches. These requirements are measured in milliseconds. We are also required to have minimal loss and echo return loss on our telephone lines. We must meet substantially high network up-time percentage in excess of 95%. Also, we must meet a less than 5% dropped call rate, ratio of blocked call attempts to total call attempts and ratio of call origination to termination failures. Sprint PCS can adjust the program requirements at any time so long as it gives us at least 30 days prior notice. We have the right to appeal to Sprint PCS' management adjustments which could cause an unreasonable increase in cost to us if the adjustment:


    - causes us to incur a cost exceeding 5% of the sum of our equity plus our outstanding long term debt, or

    - causes our long-term operating expenses to increase by more than 10% on a net present value basis.

If Sprint PCS denies our appeal, then we have 10 days after the denial to submit the matter to arbitration. If we do not submit the matter to arbitration within the ten-day period or comply with the program adjustment, Sprint PCS has the termination rights described below.


    We are not currently required to meet the customer service standards because we have elected to use Sprint PCS' established support services which include customer service. Under our services agreement with Sprint PCS, Sprint PCS may terminate, upon nine months' advance written notice, customer service. We would then be required to establish and operate our own customer service center to, among other things, handle customer inquiries 24 hours a day, 365 days a year, and activate handsets and accounts and handle billing and collections within stringent time guidelines established by Sprint PCS, which may range from 24 to 72 hours.


    NON-COMPETITION. We may not offer Sprint PCS products and services outside our markets without the prior written approval of Sprint PCS. Within our markets we may offer, market or promote telecommunications products and services only under the Sprint PCS brands, our own brand, brands of related parties of ours or other products and services approved under the management agreement, except that no brand of a significant competitor of Sprint PCS or its related parties may be used for those products and services. To the extent we have or obtain licenses to provide PCS services outside our markets, we may not use the spectrum to offer Sprint PCS products and services without prior written consent from Sprint PCS. Additionally, if customers from our markets travel to other geographic areas, we must route those customers' incoming and outgoing calls according to Sprint PCS' roaming and inter-service area requirements, without regard to any wireless networks that we or our affiliates operate.

    INABILITY TO USE NON-SPRINT PCS BRAND. We may not market, promote, advertise, distribute, lease or sell any of the Sprint PCS products and services on a non-branded, "private label" basis or under any brand, trademark or trade name other than the Sprint PCS brand, except for sales to resellers or as otherwise permitted under the trademark and service mark license agreements.

    CHANGE OF CONTROL. Sprint PCS must consent to a change of control of us, but this consent cannot be unreasonably withheld.

    ASSIGNMENT. We cannot assign the Sprint PCS agreements to any person without the prior consent of Sprint PCS, except that we can assign the agreements to any affiliate of ours that is not a significant competitor of Sprint PCS in the telecommunications business.

    RIGHTS OF FIRST REFUSAL. Sprint PCS has rights of first refusal to buy our assets, without further stockholder approval, upon a proposed sale of all or substantially all of our assets that are used in connection with the operation or management of the Sprint PCS network in our markets.

    TERMINATION OF MANAGEMENT AGREEMENT. The management agreement can be terminated as a result of:

    - termination of Sprint PCS' PCS licenses;

    - an uncured breach under the management agreement;

    - bankruptcy of a party to the management agreement;

    - the management agreement not complying with any applicable law in any material respect;

    - the termination of either of the trademark and service mark license agreements; or

    - our failure to obtain the financing necessary for the build-out of our PCS network and for our working capital needs.

    However, Sprint PCS' rights of termination have been modified by the consent and agreement and are discussed more particularly under "Consent and Agreement." The termination or non-renewal of the management agreement triggers certain of our rights and those of Sprint PCS. The right of either party to require the other to purchase or sell the operating assets, as discussed below, may not be exercised, except in limited circumstances in the case of Sprint PCS, until October 15, 2000.

    TRANSFER OF SPRINT PCS NETWORK. Sprint PCS can sell, transfer or assign its wireless personal communications services network to a third party if the third party agrees to be bound by the terms of the Sprint PCS agreements.

    RIGHTS ON TERMINATION. If we have the right to terminate the management agreement because of an event of termination caused by Sprint PCS, generally we may:

    - require Sprint PCS to purchase all of our operating assets used in connection with our PCS network for an amount equal to 80% of our Entire Business Value (as defined in the management agreement);

    - if Sprint PCS is the licensee for 20 MHz or more of the spectrum on the date of the management agreement, require Sprint PCS to assign to us, subject to governmental approval, up to 10 MHz of licensed spectrum for an amount equal to the greater of:

       - the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS; or

       - 9% of our Entire Business Value; or

       - sue Sprint PCS for damages or submit the matter to arbitration and thereby not terminate the management agreement.

    If Sprint PCS has the right to terminate the management agreement because of an event of termination caused by us, generally Sprint PCS may:

    - require us, without further stockholder approval, to sell our operating assets to Sprint PCS for an amount equal to 72% of our Entire Business Value;

    - require us to purchase, subject to governmental approval, the licensed spectrum for an amount equal to the greater of:

       - the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint; or

       - 10% of our Entire Business Value;

    - take any action as Sprint PCS deems necessary to cure our breach of the management agreement, including assuming responsibility for, and operating, our PCS network; or

    - sue us for damages or submit the matter to arbitration and thereby not terminate the management agreement.

    RIGHTS ON NON-RENEWAL. If Sprint PCS gives us timely notice that it does not intend to renew the management agreement, we may:

    - require Sprint PCS to purchase all of our operating assets used in connection with our PCS network for an amount equal to 80% of our Entire Business Value; or

    - if Sprint PCS is the licensee for 20 MHz or more of the spectrum on the date of the management agreement, require Sprint PCS to assign to us, subject to governmental approval, up to 10 MHz of licensed spectrum for an amount equal to the greater of:

       - the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS; or

       - 10% of our Entire Business Value.

    If we give Sprint PCS timely notice of non-renewal, or we both give notice of non-renewal, or the management agreement can be terminated for failure to comply with legal requirements or regulatory considerations, Sprint PCS may:

    - purchase all of our operating assets, without further stockholder approval, for an amount equal to 80% of our Entire Business Value; or

    - require us to purchase, subject to governmental approval, the licensed spectrum for an amount equal to the greater of:

       - the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS; or

       - 10% of our Entire Business Value.

    If the Entire Business Value is to be determined, we and Sprint PCS will each select one independent appraiser and the two appraisers will select a third appraiser, each of whom must be an expert in valuing wireless telecommunications companies. The three appraisers will determine the Entire Business Value on a going concern basis using the following guidelines:

    - the Entire Business Value will be based on the price a willing buyer would pay a willing seller for the entire on-going business;

    - the appraisers will use then-current customary means of valuing a wireless telecommunications business;

    - the appraisers will value the business as it is conducted under the Sprint and Sprint PCS brands and the Sprint PCS agreements;

    - where Sprint PCS may, or is required to, purchase our operating assets the appraisers will value the business as if we own the spectrum and frequencies that we actually use. Where we may, or are required to, purchase a portion of Sprint PCS' licensed spectrum, the business will be valued as if we already own that portion of the spectrum and frequencies that we are going to purchase; and

    - the valuation will not include any value for the business not directly related to the Sprint PCS products and services.

    INSURANCE. We are required to obtain and maintain with financially reputable insurers who are licensed to do business in all jurisdictions where any work is performed under the management agreement and who are reasonably acceptable to Sprint PCS, workers' compensation insurance, commercial general liability insurance, business automobile insurance, umbrella excess liability insurance and "all risk" property insurance.

    INDEMNIFICATION. We have agreed to indemnify Sprint PCS and its directors, employees and agents and related parties of Sprint PCS and their directors, managers, officers, employees, agents and representatives against any and all claims against any of the foregoing arising from our violation of any law, a breach by us of any representation, warranty or covenant contained in the management agreement or any other agreement between us and Sprint PCS, our ownership of the operating assets or the actions or the failure to act of anyone employed or hired by us in the performance of any work under this agreement, except we will not indemnify Sprint PCS for any claims arising solely from the negligence or willful misconduct of Sprint PCS. Sprint PCS has agreed to indemnify us and our directors, managers, officers, employees, agents and representatives against all claims against any of the foregoing arising from Sprint PCS' violation of any law and from Sprint PCS' breach of any representation, warranty or covenant contained in this agreement or any other agreement between Sprint PCS and us, except Sprint PCS will not indemnify us for any claims arising solely from our negligence or willful misconduct.

THE SERVICES AGREEMENT

    The services agreement outlines various support services provided by Sprint PCS and available to us at established rates. Sprint PCS can change any or all of the service rates one time in each 12 month period. Some of the available services include: billing, customer care, activation, credit checks, handset logistics, home locator record, voice mail, prepaid services, directory assistance, operator services, roaming fees, roaming clearinghouse fees, interconnect fees and inter-service area fees. Sprint PCS offers three packages of available services. Each package identifies which services must be purchased from Sprint PCS and which may be purchased from a vendor or provided in-house. Sprint may require us to purchase certain services where necessary to comply with legal or regulatory requirements (for example, where provision of 911 emergency service is mandatory). We have chosen to initially buy services such as billing, customer care and activation from Sprint PCS. Sprint PCS may contract with third parties to provide expertise and services identical or similar to those to be made available or provided to us. We have agreed not to use the services provided under the services agreement in connection with any other business or outside our markets. We may discontinue use of any service upon three months' prior written notice. We will have access to these services during the term of our Sprint PCS management agreement unless Sprint PCS provides us at least nine months' advance notice of its intention to terminate any particular service.

    We have agreed with Sprint PCS to indemnify each other as well as officers, directors, employees and certain other related parties and their officers, directors and employees for violations of law or the services agreement except for any liabilities resulting from the indemnitee's negligence or willful misconduct. The services agreement also provides that no party to the agreement will be liable to the other party for special, indirect, incidental, exemplary, consequential or punitive damages, or loss of profits arising from the relationship of the parties or the conduct of business under, or breach of, the services agreement except as may otherwise be required by the indemnification provisions. The services agreement automatically terminates upon termination of the management agreement and neither party may terminate the services agreement for any reason other than the termination of the management agreement.

THE TRADEMARK AND SERVICE MARK LICENSE AGREEMENTS

    We have non-transferable, royalty-free licenses to use the Sprint and Sprint PCS brand names and "diamond" symbol, and several other U.S. trademarks and service marks such as "The Clear Alternative to Cellular" and "Experience the Clear Alternative to Cellular Today" on Sprint PCS products and services. We believe that the Sprint and Sprint PCS brand names and symbols enjoy a very high degree of awareness, providing us an immediate benefit in the market place. Our use of the licensed marks is subject to our adherence to quality standards determined by Sprint and Sprint PCS and use of the licensed marks in a manner which would not reflect adversely on the image of quality symbolized by the licensed marks. We have agreed to promptly notify Sprint and Sprint PCS of any infringement of any of the licensed marks within our markets of which we become aware and to provide assistance to Sprint and Sprint PCS in connection with Sprint's and Sprint PCS' enforcement of their respective rights. We have agreed with Sprint and Sprint PCS to indemnify each other for losses incurred in connection with a material breach of the trademark license agreements. In addition, we have agreed to indemnify Sprint and Sprint PCS from any loss suffered by reason of our use of the licensed marks or marketing, promotion, advertisement, distribution, lease or sale of any Sprint or Sprint PCS products and services other than losses arising solely out of our use of the licensed marks in compliance with certain guidelines.

    Sprint and Sprint PCS can terminate the trademark and service mark license agreements if we file for bankruptcy, materially breach the agreement or our management agreement is terminated. We can terminate the trademark and service mark license agreements upon Sprint's or Sprint PCS' abandonment of the licensed marks or if Sprint or Sprint PCS files for bankruptcy, or the management agreement is terminated.

THE CONSENT AND AGREEMENT

    OVERVIEW

    Sprint PCS has entered into a consent and agreement that modifies our management agreement for the benefit of Paribas, the lender under UbiquiTel Operating Company's $250.0 million credit facility. The consent replaced an existing consent and agreement between the parties that had modified our management agreement in substantially the same manner for the benefit of Paribas under UbiquiTel Operating Company's previous $25.0 million credit facility. The consent generally provides, among other things, the following.

    CONSENT TO SECURITY INTEREST AND PLEDGE OF STOCK. Sprint PCS has consented to the grant of the following:

    - a first priority security interest in all our assets including the Sprint PCS agreements;

    - a lien upon all of our assets and property including our rights under the Sprint PCS agreements; and

    - a first priority security interest in the capital stock of UbiquiTel Operating Company.

    Sprint PCS has agreed to acknowledge the grant of these security interests and to waive its right or the right of any of its affiliates to challenge or contest the validity of the interests.

    AGREEMENT NOT TO TERMINATE SPRINT PCS AGREEMENTS UNTIL DEBT OBLIGATIONS ARE REPAID. Sprint PCS has agreed not to exercise its rights or remedies under the Sprint PCS agreements, except its right to cure some defaults, and including its right to terminate the agreements and withhold payments (other than rights of setoff) until UbiquiTel Operating Company's obligations under the credit agreement with Paribas are satisfied in full.

    NO COMPETITION UNTIL DEBT OBLIGATIONS ARE REPAID. Sprint PCS has agreed that it will not permit any person other than us or a successor manager to be a manager or operator for Sprint PCS in our markets until UbiquiTel Operating Company's obligations under the credit facility are satisfied in full. Similarly, Sprint PCS has agreed that it will not own, operate, build or manage another wireless mobility communications network in our markets unless it is permitted under the management agreement or the management agreement is terminated in accordance with the consent, and, in each case, until UbiquiTel Operating Company's obligations under the credit facility are satisfied in full. While the credit facility is outstanding, Sprint PCS may, however, sell PCS services through its national accounts, permit resellers and build new geographical areas within our markets for which we have chosen not to exercise our rights of first refusal, all as provided in the management agreement.

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
    ASSIGNMENTS AND CHANGE OF CONTROL TO PARIBAS. Sprint PCS has agreed not to apply the restrictions on assignment of the Sprint PCS agreements and changes in control of our ownership to Paribas. The assignment and change of control provisions in the Sprint PCS agreements will apply if the assignment or change of control is to someone other than Paribas, or is not otherwise permitted under the consent.

    REDIRECTION OF PAYMENTS FROM SPRINT PCS TO PARIBAS. Sprint PCS has agreed to make all payments due from Sprint PCS to UbiquiTel Operating Company under the Sprint PCS agreements directly to Paribas if Paribas so requests and provides Sprint PCS with notice that an event of default has occurred and is continuing under the credit facility. Payments to Paribas would cease upon the cure of the event of default or certain time limitations.

    NOTICE OF DEFAULTS. Sprint PCS has agreed to provide to Paribas a copy of any written notice it sends us regarding an event of termination or an event that if not cured, or if notice is provided, would be an event of termination under the Sprint PCS agreements. Sprint PCS also has acknowledged that notice of an event of termination under the Sprint PCS agreements constitutes an event of default under UbiquiTel Operating Company's credit agreement with Paribas. Paribas has agreed to provide Sprint PCS with a copy of any written notice sent to us or UbiquiTel Operating Company regarding an event of default or default under the credit agreement with Paribas.

    RIGHT TO CURE. Under the terms of the consent, Paribas has the right, but not the obligation, to cure a breach by us of our management agreement with Sprint PCS. Additionally, Sprint PCS has the right, but not the obligation, to cure certain defaults by UbiquiTel Operating Company of its obligations under the credit agreement with Paribas.

  RIGHTS UPON DEFAULT

    Besides modifying the rights and remedies available to Sprint PCS upon an event of termination under your management agreement, the consent grants Paribas certain rights in the event that UbiquiTel Operating Company defaults on its obligations under the credit facility. Paribas' rights and remedies vary based on whether:

    - UbiquiTel Operating Company has defaulted on its obligations under the credit facility but no event of termination has occurred under the management agreement; or

    - we have breached the management agreement with Sprint PCS.

    The consent generally permits, without stockholder approval the appointment of a person to run our business under the Sprint PCS agreements on an interim basis and establishes a process for the sale of the business. The person designated to operate our business on an interim basis is permitted to collect a reasonable management fee. If Sprint PCS or a related party is the interim operator, the amount of the fee shall not exceed the amount of direct expenses of its employees to operate the business plus out-of-pocket expenses. Sprint PCS shall collect its fee by setoff against the amounts owed to us under the Sprint PCS agreements.

    CREDIT AGREEMENT DEFAULT WITHOUT A MANAGEMENT AGREEMENT BREACH. If UbiquiTel Operating Company defaults on its obligations to Paribas under the credit facility, and there is no default under our management agreement with Sprint PCS, then Paribas may take any of the following actions:

    - allow us to continue to operate the business under the Sprint PCS agreements;

    - appoint Sprint PCS to operate the business on an interim basis; or

    - appoint a person other than Sprint PCS to operate the business on an interim basis.

    APPOINTMENT BY PARIBAS OF SPRINT PCS OR A THIRD PARTY DESIGNEE TO OPERATE BUSINESS. If Paribas appoints Sprint PCS to operate the business, Sprint PCS must accept the appointment within 14 days or designate another person to operate the business. Sprint PCS' designee may be an affiliate of Sprint PCS (other than us) or another person acceptable to Paribas. Sprint PCS or its designee must agree to operate the business for up to six months. At the end of the six months, the period may be extended by Paribas for an additional six months (or an additional 12 months if the aggregate population served by all of Sprint PCS' affiliates is less than 40 million). During the initial six-month period, Sprint PCS may not receive reimbursement for amounts expended to cure a breach until UbiquiTel Operating Company's obligations to Paribas under the credit facility have been satisfied in full. If the term is extended beyond the initial six-month period, we will be required to reimburse Sprint PCS or its designee for amounts previously expended and to be incurred as interim manager to cure a default up to an aggregate amount that is equal to 5% of the sum of our stockholders' equity value plus the outstanding amount of our long term debt. Sprint PCS or its designated person is not required to incur expenses beyond this 5% limit. At the end of the initial six-month interim term, Paribas has the right to appoint a successor to the interim manager subject to the requirements set forth below.

    APPOINTMENT OF THIRD PARTY BY PARIBAS TO OPERATE BUSINESS. If Paribas appoints a person other than Sprint PCS to operate the business on an interim basis the third party must:

    - agree to serve for six months unless terminated by Sprint PCS or Paribas;

    - meet the requirements for a successor manager specified in the consent, and not be challenged by Sprint PCS for failing to meet these requirements within 20 days after Paribas provides Sprint PCS with information on the third party; and

    - agree to comply with the terms of the Sprint PCS agreements.

    The third party is required to operate the Sprint PCS network in our markets, but is not required to assume our existing liabilities. If the third party materially breaches the Sprint PCS agreements, this breach will be treated as an event of default under the management agreement with Sprint PCS.

    MANAGEMENT AGREEMENT BREACH. If we breach the Sprint PCS agreements and this breach causes a default under the credit agreement with Paribas, Sprint PCS has the right to designate who will operate our business on an interim basis. Sprint PCS has the right to:

    - allow us to continue to operate the business under the Sprint PCS agreements (if Paribas consents);

    - operate our PCS business as an interim manager for up to six months; or

    - appoint a Sprint PCS affiliate or another person that is acceptable to Paribas to operate our PCS business on an interim basis.

    If Sprint PCS elects not to operate the business or designate a third party to operate the business on an interim basis, Paribas may do so.

    ELECTION OF SPRINT PCS TO SERVE OR DESIGNATE A THIRD PARTY TO OPERATE BUSINESS. If Sprint PCS elects to operate the business on an interim basis or designate a third party to operate the business on an interim basis, Sprint PCS or the third party may operate the business for up to six months at the discretion of Sprint PCS. At the end of the six months, the period may be extended for an additional six months (or an additional 12 months if the aggregate population served by us and all other affiliates of Sprint PCS is less than 40 million). During the initial six month period, Sprint PCS may not receive reimbursement for amounts expended to cure a breach until UbiquiTel Operating Company's obligations to Paribas under the credit facility have been satisfied in full. If the term is extended beyond the initial six month period, we will be required to reimburse Sprint PCS or its third party designee for amounts previously expended and to be incurred as interim manager to cure a default up to an aggregate amount that is equal to 5% of the sum of our shareholder's equity value plus the outstanding amount of our long term debt. Sprint PCS or its third party designee is not required to incur expenses beyond this 5% limit. At the end of the initial six month period, Sprint PCS, subject to the approval of Paribas, has the right to appoint a successor to the interim manager.

    APPOINTMENT OF THIRD PARTY BY PARIBAS TO OPERATE BUSINESS. If Sprint PCS gives Paribas notice of a breach of the management agreement, UbiquiTel Operating Company's obligations under the credit agreement are accelerated and Sprint PCS does not agree to operate the business or is unable to find a designee, then Paribas may designate a third party to operate the business. Paribas has this same right if Sprint PCS or its designee is not replaced within 30 days of the end of its term as interim manager. The third party selected by Paribas must:

    - agree to serve for six months unless terminated by Sprint PCS or Paribas;

    - meet the requirements for a successor manager specified in the consent and not be challenged by Sprint PCS for failing to meet the requirements within 20 days after Paribas provides Sprint PCS with information on the third party; and

    - agree to comply with the terms of the Sprint PCS agreements.

    The third party may continue to operate the business after the six month period at Paribas' discretion, so long as the third party continues to satisfy the requirements to be a successor manager and does not breach the terms of the Sprint PCS agreements.

  PURCHASE AND SALE OF OPERATING ASSETS

    The consent establishes a process for the sale of our operating assets, without stockholder approval, in the event that UbiquiTel Operating Company defaults on its obligations to Paribas under the credit facility and Paribas accelerates the maturity of those obligations.

    SPRINT PCS' RIGHT TO PURCHASE ON ACCELERATION OF DEBT. Upon notice of an acceleration, Sprint PCS has the right, without stockholder approval, to purchase our operating assets or capital stock under the following terms:

    - The purchase price will be the greater of:

       - 72% of our Entire Business Value; or

       - the aggregate amount of UbiquiTel Operating Company's obligations under the credit agreement;

    - Sprint PCS must notify Paribas of its intention to exercise the purchase right within 60 days of receipt of the notice of acceleration;

    - Once Sprint PCS has given notice of its intention to exercise the purchase right, Paribas is prohibited from enforcing its security interests until the earlier of 120 days after the acceleration or until Sprint PCS rescinds its intention to purchase;

    - If, after the 120-day period after the acceleration date, we receive a written offer to purchase our operating assets or capital stock that we confirm in writing to be acceptable to us, Sprint PCS has the right to purchase our operating assets or our stock on terms and conditions at least as favorable to us as the offer we receive. Sprint PCS must agree to purchase the operating assets or capital stock within 14 business days of its receipt of the offer, on acceptable conditions, and in an amount of time acceptable to us and Paribas;

    - Upon completion of the sale to Sprint PCS and satisfaction in full of UbiquiTel Operating Company's obligations under the credit agreement, Paribas must release its security interests.

    SALE OF OPERATING ASSETS OR CAPITAL STOCK TO THIRD PARTIES. If Sprint PCS does not purchase the operating assets or capital stock, following an acceleration by Paribas of UbiquiTel Operating Company's obligations under the credit agreement, Paribas may sell our operating assets or stock. In that event, Paribas has two options:

    - to sell the assets or stock to an entity that meets the requirements of a qualified successor under the Sprint PCS agreements; or

    - to sell the assets or stock to any third party, subject to specified conditions.

    SALE OF ASSETS OR CAPITAL STOCK TO QUALIFIED SUCCESSOR. Paribas may sell the operating assets or capital stock and assign the agreements to entities that meet the following requirements to succeed us:

    - the person has not materially breached a material agreement with Sprint PCS or its related parties that has resulted in the exercise of a termination right or in the initiation of judicial or arbitration proceedings during the past three years;

    - the person is not named by Sprint PCS as a prohibited successor and listed on Schedule 13 to the consent;

    - the person has reasonably demonstrated its credit worthiness and can demonstrate the ability to service the indebtedness and meet the requirements of the build-out plan; and

    - the person agrees to be bound by the Sprint PCS agreements.

    Paribas is required to provide Sprint PCS with information necessary to determine if a buyer meets the requirements to succeed us as manager. Sprint PCS has 20 days after its receipt of this information to object to the qualifications of the proposed successor manager. If Sprint PCS does not object to the buyer's qualifications, the buyer can purchase the assets and assume our rights and responsibilities under the Sprint PCS agreements. The consent will remain in full force and effect for the benefit of the buyer and its lenders. The buyer also has a period to cure any defaults under our Sprint PCS agreements.

    SALE OF ASSETS OR CAPITAL STOCK TO NON-SUCCESSOR. Paribas may sell, without stockholder approval, our assets or stock to a party that does not meet the requirements to succeed us. If such a sale is made:

    - Sprint PCS may terminate the Sprint PCS agreements;

    - the buyer may purchase from Sprint PCS 5, 7.5 or 10 MHz of the PCS spectrum licensed to Sprint PCS in our territories under specified terms;

    - if the buyer controls, is controlled by or is under common control with an entity that owns a license to provide wireless service to at least 50% of the population in a basic trading area where the buyer proposes to purchase the spectrum from Sprint PCS, the buyer may only buy 5 MHz of spectrum;

    - the price to purchase the spectrum is equal to the sum of the original cost of the license to Sprint PCS pro rated on a population and a spectrum basis, plus the cost paid by Sprint PCS for microwave relocation costs attributable to clearing in the spectrum ultimately acquired by the buyer of our assets and the amount of carrying costs attributable to the license and microwave relocation costs from the date of the consent until the closing of the sale, based on a rate of 12% per annum;

    - the buyer will receive from Sprint PCS the customers with the mobile identification number assigned to the market area covered by the purchased spectrum except for customers of national accounts and resellers;

    - with limited exceptions, Sprint PCS will not solicit for six months the customers transferred to the buyer with the mobile identification number assigned to the market area;

    - the buyer and Sprint PCS will enter into a mutual roaming agreement with prices equal to the lesser of the most favored pricing provided by buyer to third parties roaming in the geographic area and the national average paid by Sprint PCS to third parties; and

    - Sprint PCS will have the right to resell the buyer's wireless services at most favored nation pricing.

    DEFERRAL OF COLLECTED REVENUES. For a period of up to two years after an acceleration by Paribas of UbiquiTel Operating Company's obligations under the credit facility, Sprint PCS may only retain one-half of the amount of collected revenues from our operation of the Sprint PCS Network in our territories that it would otherwise be entitled to under the management agreement. The balance must be forwarded to us, or to Paribas if Paribas has elected to redirect payments as provided in the consent. If Sprint PCS is not serving as the interim manager at the end of the first year following the acceleration, then Sprint PCS will retain all of the collected revenues to which it is entitled under the management agreement (the remainder to be paid to Sprint PCS under an unsecured deferred note).

    RIGHT TO PURCHASE DEBT OBLIGATIONS. Following the acceleration of UbiquiTel Operating Company's obligations under the credit facility, and until the 60-day anniversary of the filing of a bankruptcy petition, Sprint PCS has the right to purchase the obligations to Paribas under the credit facility.

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
                      DESCRIPTION OF CERTAIN INDEBTEDNESS

    The following are summaries of the material provisions of our senior credit facility and the indenture governing the senior subordinated discount notes of our subsidiary, UbiquiTel Operating Company.

SENIOR CREDIT FACILITY

    On March 31, 2000, UbiquiTel Operating Company entered into a
$250.0 million senior secured credit facility with Paribas.

    The credit facility provides for:

    - an aggregate of $120,000,000 of senior secured A term loans, which may be drawn at any time until April 2002, and which mature in October 2007;

    - an aggregate of $75,000,000 of senior secured B term loans, which were drawn down in full on April 11, 2000 and funded into an escrow account, and which mature in October 2008; and

    - a $55,000,000 senior secured revolving credit facility which matures in October 2007 and includes a $5,000,000 subfacility for the issuance of letters of credit.

    The $75,000,000 million of senior secured B term loans that were funded into an escrow account will remain the property of our lenders and will not be released to us if an event of default has occurred under the credit agreement. Additionally, these funds will not be released to us until specified conditions have been satisfied. These conditions include, among others, evidence that we have used all of the proceeds from our sale of senior subordinated discount notes and from this offering to pay fees and expenses in connection with these offerings, to fund the build-out of our network or for other general corporate and working capital purposes. Additional borrowings under our senior credit facility must be placed into escrow until the conditions to release our initial borrowing of $75,000,000 have been satisfied.

    UbiquiTel Operating Company must repay the A term loans, if borrowed, in 14 consecutive quarterly installments, beginning in June 2004. The amount of each of the first four installments is $2,500,000, the amount of each of the next four installments is $3,750,000, the amount of each of the next four installments is $16,250,000, and the amount of each of the last two installments is $15,000,000.

    UbiquiTel Operating Company must repay the B term loans in eighteen consecutive quarterly installments, beginning in June 2004. The amount of each of the first 12 installments is $187,500, the amount of each of the next four installments is $2,812,500, and the amount of each of the last two installments is $30,750,000.

    The amount that UbiquiTel Operating Company can borrow and that can be outstanding under the revolving credit facility reduces in eight quarterly reductions, beginning in December 2005. The amount of each of the reductions is $6,875,000.

    Until the earlier to occur of the syndication of the senior credit facility, or August 2000, Paribas may re-allocate the amounts among the A term loans, B term loans and revolving credit facility at their discretion. If these amounts are re-allocated by Paribas, the installment payments set forth above will also be subject to re-allocation.

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
    Interest on the A term loans accrues, at our option, either at:

    - the reserve adjusted London interbank offered rate, plus a margin of between 3.75% and 2.25%; or

    - the higher of The Chase Manhattan Bank's prime rate or the federal funds rate plus 0.5%, plus a margin of between 2.0% and 1.0%.

    Interest on the B term loans and the revolving credit loans accrues, at our option, either at:

    - the reserve adjusted London interbank offered rate, plus an applicable margin of between 4.25% and 2.75%, depending on the level of UbiquiTel Operating Company's ratio of debt to earnings before interest, taxes, depreciation and amortization; or

    - the higher of The Chase Manhattan Bank's prime rate or the federal funds rate plus 0.5%, plus an applicable margin of between 2.5% and 1.5%, depending on the level of UbiquiTel Operating Company's ratio of debt to earnings before interest, taxes, depreciation and amortization.

    Interest on any overdue amounts will accrue at a rate per annum equal to 2.0% plus the rate otherwise applicable to that amount.

    The credit facility requires that UbiquiTel Operating Company pay commitment fees to the lender. Initially, the commitment fee is based on a percentage of the undrawn amounts of the revolving credit facility and the A term loan facility. The commitment fees are payable quarterly in arrears and a separate agent's fee is payable to the administrative agent.

    The commitment fee is:

    - if 67% or more of the total amount of the facilities is drawn, the commitment fee is 0.75% of the undrawn amount;

    - if less than or equal to 67% and greater than 33% of the total amount of the facilities is drawn, the commitment fee is 1.125% of the undrawn amount; or

    - if less than or equal to 33% of the total amount of the facilities is drawn, the commitment fee is 1.375% of the undrawn amount.

    We paid origination fees of $7.0 million in connection with the credit facility.

    We must repay the term loans, and the commitments under the revolving credit facility will be reduced, in an aggregate amount equal to:

    - 50% of excess cash flow in each fiscal year;

    - 100% of the net proceeds of specified asset sales outside the ordinary course of business, in excess of a $1.0 million yearly threshold;

    - 100% of the net cash proceeds of specified incurrences of indebtedness;
      and

    - 100% of the net cash proceeds of specified issuances of equity securities, other than proceeds from this offering.

    We have guaranteed all of the obligations of UbiquiTel Operating Company under the credit facility. UbiquiTel Operating Company's obligations under the credit facility are secured by security interests in substantially all of its assets, and by a pledge of all of UbiquiTel Operating Company's capital stock.

    The credit facility contains customary covenants, including covenants limiting indebtedness, dividends and distributions on, and redemptions and repurchases of, capital stock and other similar payments, and the acquisition and disposition of assets. The credit facility also requires that UbiquiTel Operating Company comply with specified financial covenants, including interest coverage ratios and indebtedness to total capital ratios and other covenants, including a requirement to cover a specified percentage of the population in our market areas. We are currently in compliance with all covenants under the credit facility.

    The credit facility provides for customary events of default, including cross-defaults, judgment defaults and events of bankruptcy. In case of an event of default, our lender may declare our debt due and payable.

SENIOR SUBORDINATED DISCOUNT NOTES

    On April 11, 2000, UbiquiTel Operating Company issued 300,000 units consisting of senior subordinated discount notes due 2010 and warrants to purchase 3,579,000 shares of our common stock, which yielded gross proceeds of $152.3 million. The notes were issued under an indenture, dated as of April 11, 2000, among us, UbiquiTel Operating Company and American Stock Transfer & Trust Company, as trustee. The notes:

    - mature on April 15, 2010 and are limited to an aggregate principal amount at maturity of $300.0 million;

    - generated gross proceeds to us of $152.3 million;

    - are general, unsecured obligations of UbiquiTel Operating Company, subordinated in right of payment to all senior debt, including all obligations under the senior credit facility;

    - accrue interest at a rate of 14% per annum, computed on a semiannual basis, calculated from April 11, 2000, will not bear interest payable in cash prior to April 15, 2005, and will bear interest payable semiannually in cash on each April 15 and October 15, beginning October 15, 2005; and

    - are guaranteed by us.

    UbiquiTel Operating Company may elect to redeem all or part of the notes at any time on or after April 15, 2005 and before maturity, at the following redemption prices:

                                                               REDEMPTION PRICE
                                                                 PER $1,000 OF
                                                                   PRINCIPAL
YEAR BEGINNING                                                      AMOUNT
--------------                                                 ----------------
April 15, 2005..............................................       $1,070.00
April 15, 2006..............................................        1,046.67
April 15, 2007..............................................        1,023.33
April 15, 2008 and thereafter...............................        1,000.00

    In addition, on or before April 15, 2003, UbiquiTel Operating Company may redeem up to 35% of the principal amount at maturity of notes issued under the indenture, at a redemption price equal to $1,140 for each $1,000 of accreted value of a note to the redemption date, with the net proceeds of one or more equity offerings (other than the proceeds from this offering).

However, at least 65% of the aggregate principal amount at maturity of notes issued under the indenture must remain outstanding immediately after giving effect to the redemption.

    If a change of control occurs, each noteholder may require UbiquiTel Operating Company to repurchase its notes. The repurchase price will be:

    - $1,010 per $1,000 of accreted value of the notes, if the repurchase occurs before April 15, 2005, or

    - $1,010 per $1,000 of principal amount of the notes, plus any accrued interest, if the repurchase occurs on or after April 15, 2005.

    A change of control will occur if:

    - we sell substantially all of our and our subsidiaries' assets;

    - we adopt a plan for our liquidation or dissolution;

    - any person or group of persons, other than certain current stockholders or their affiliates, become the beneficial owner of more than 50% of the voting power of our stock; or

    - a majority of our board of directors no longer consists of continuing directors, which are directors who were serving on April 11, 2000, or who were nominated to serve as a director by a majority of the continuing directors at the time. Changes in directors elected by particular investors, such as holders of our preferred stock, are ignored for purposes of determining continuing directors.

    The UbiquiTel Operating Company credit facility prohibits the purchase of outstanding notes before repayment of the borrowings under the credit facility.

    UbiquiTel Operating Company is also required to offer to repurchase the notes if all or some of the net proceeds of an asset sale are not used to acquire an entity engaged in a permitted business, to purchase other long-term assets used or useful in a permitted business or to repay any senior indebtedness.

    We are required, under the terms of a registration rights agreement, to:


    - file an exchange offer registration statement on or before June 26, 2000 covering the exchange of the notes for registered notes;


    - use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act on or before October 8, 2000;

    - use our reasonable best efforts to cause the exchange offer registration statement to be effective continuously;

    - keep the exchange offer open for a period of not less than 20 business days; and

    - cause the exchange offer to be consummated no later than the 30th business day after it is declared effective.

    We may also be required to file a shelf registration statement to register for public resale the notes held by any holder who may not otherwise participate in the exchange offer.

    If we fail to file the exchange offer or shelf registration statement, or fail to cause the exchange offer or shelf registration statement to become effective, or fail to consummate the exchange offer as specified above, a registration default shall be deemed to have occurred and we will be required to pay liquidated damages to each holder of the notes. The liquidated damages payable to each holder of the notes will be in an amount equal to $0.05 per week per $1,000 in principal amount of the notes held by such holder for each week or portion thereof that the registration default continues for the first 90-day period immediately following the occurrence of such registration default. This amount will increase by an additional $0.05 per week per $1,000 in principal amount of the notes with respect to each subsequent 90-day period, up to a maximum amount equal to $0.50 per $1,000 in principal amount of the notes. The provision for liquidated damages will continue until such registration default has been cured. We will not be required to pay liquidated damages for more than one registration default at any given time.

    The indenture contains restrictive covenants which, among other things, restrict UbiquiTel Operating Company's and its restricted subsidiaries' ability to:

    - incur additional indebtedness;

    - pay dividends, make investments or redeem or retire stock;

    - cause encumbrances or restrictions to exist on the ability of its subsidiaries to pay dividends and make investments in, or transfer property or assets;

    - create liens on their assets;

    - sell assets;

    - engage in transactions with affiliates;

    - engage in businesses other than a permitted business; or

    - engage in mergers or consolidations.

    The indenture also provides for customary events of default, including cross-defaults, judgment defaults and events of bankruptcy. In the case of an event of default, our trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the notes immediately due and payable. We are currently in compliance with all covenants under the indenture governing the notes.

    We paid commitment and other fees to our initial purchasers of the notes and warrants of approximately $6.0 million.

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
                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND OTHER KEY EMPLOYEES

    The following table presents information with respect to our executive officers, directors and other key employees.

EXECUTIVE OFFICERS AND DIRECTORS:

NAME                                      AGE                         POSITION
    Donald A. Harris..................     47      Chairman of the Board, President and Chief
                                                   Executive Officer
    Dean E. Russell...................     48      Chief Operating Officer
    Paul F. Judge.....................     34      Senior Vice President--Corporate Development
                                                   and Finance
    Andrew W. Buffmire................     53      Senior Vice President--Business Development
    Robert A. Berlacher...............     45      Director
    Peter Lucas.......................     45      Director
    Eve M. Trkla......................     37      Director
    Joseph N. Walter..................     47      Director

OTHER KEY EMPLOYEES:

NAME                                      AGE                         POSITION
    Debra A. Gerstenberg..............     36      Vice President of Human Resources
    David L. Zylka....................     39      Vice President of Engineering

    DONALD A. HARRIS has served as President and Chief Executive Officer and as a director since our inceptions and was appointed Chairman of the Board in May 2000. Mr. Harris has more than 17 years of experience in the telecommunications industry, and is the former president of Comcast Cellular Communications, Inc., and a former senior vice president of Comcast Corporation. He also participated in Comcast's efforts on the board of Nextel. Mr. Harris managed the build-out of and had operating responsibility for Comcast's cellular operations in Pennsylvania, New Jersey and Delaware with over 8 million residents. Mr. Harris was also responsible for Comcast's PCS experimental trials. Prior to joining Comcast in February, 1992, Mr. Harris was Vice President/ General Manager of PacTel Cellular's Los Angeles office, the then largest traditional cellular operation in the United States. He also held several senior management positions with PacTel including Vice President of Corporate Development, and President and Chief Executive Officer of the San Francisco Cellular Partnership. Mr. Harris began his career in the cellular communications industry as a consultant with McKinsey & Company. Mr. Harris is a graduate of the United States Military Academy at West Point, and holds a Masters Degree in Business Administration from Columbia University.

    DEAN E. RUSSELL has been our Chief Operating Officer since November 1999. He is responsible for overseeing all of the functional areas of our operations including sales and marketing, network and field operations, and human resources. Prior to joining us, Mr. Russell was part of the executive management team of Education Management Corporation from October 1997 to November 1999. He held various positions with Education Management Corporation including Director of Operations for the Art Institute of Fort Lauderdale and President of the Art Institute International at San Francisco. Previously,
Mr. Russell was the General Sales Manager for Comcast Cellular
Communications, Inc. in Atlantic City and Cape May County in New Jersey from October 1995 to October 1997. Prior to joining Comcast Cellular
Communications, Inc., Mr. Russell served in the United States Army for 20 years before retiring as a Lieutenant Colonel. Mr. Russell has 26 years of leadership experience including hands on experience managing diverse operations.
Mr. Russell holds a Bachelor of Science Degree in engineering from the United States Military Academy at West Point and a Masters of Education Degree from the University of Georgia and a Masters of Business Administration in International Business from Long Island University.

    PAUL F. JUDGE has been our Senior Vice President of Corporate Development and Finance since our inception. He is responsible for acquisition of new markets, business and financial planning, and management of strategic relationships. Mr. Judge is one of our founders and has more than 13 years of experience in the wireless telecommunications industry. From August 1992 until joining us, Mr. Judge served as Director of The Walter Group, Inc., where he served as a senior member of the consulting firm which specializes in management services for telecommunications and information management companies. Before joining The Walter Group, Mr. Judge contributed to the formation and analysis of telecommunications trade policy within the Department of Commerce, as well as participated in the development of the OmniTracs satellite communications system today operated by Qualcomm. Mr. Judge holds a Bachelor of Science in Business Administration from Pepperdine University and a Masters of Business Administration in International Business Finance from George Washington University.

    ANDREW W. BUFFMIRE joined the Company in May 2000 as Senior Vice President Business Development. He is responsible for the development and negotiation of strategic business transactions. Prior to joining us, Mr. Buffmire was a Director in the Sprint PCS Affiliates Program. He joined Sprint PCS in January of 1996 during its initial development stage. At Sprint PCS he led the state related regulatory compliance, network infra-structure and interconnection negotiations for the market entry of Sprint PCS and provided legal counsel for various aspects of the network build-out. Before joining Sprint PCS, Mr. Buffmire was an attorney in private legal practice in Salt Lake City, Utah for 16 years, with the exception of two years (1985-1987), when he was the founder, general counsel and registered principal of an NASD registered investment banking firm. Mr. Buffmire interned with the Commission of the European Economic Community (EU) in Brussels, Belgium. He has a Bachelor of Arts Degree in International Relations from the University of Southern California, a Juris Doctor Degree from the University of Utah and a Master of Laws degree from the London School of Economics and Political Science.

    ROBERT A. BERLACHER has been a director since our inception. Mr. Berlacher is President of LIP Advisors, Inc., the General Partner of Lancaster Investment Partners, LP, a technology, telecommunications and healthcare investment partnership based in King of Prussia, Pennsylvania. Mr. Berlacher is also a co-founder and director of EGE Holdings, Ltd., a holding company with ownership interests in investment banking, money management and venture capital. While co-founding EGE Holdings, Ltd., Mr. Berlacher was also a Managing Director of Boenning & Scattergood, Inc. from January 1997 to September 1999, and was a Managing Director and shareholder of Pacific Growth Equities, Inc. from
March 1995 to January 1997. Mr. Berlacher graduated from Cornell University in 1976 with a Bachelor of Science degree in Business Administration-Finance.

    PETER LUCAS has been a director since our inception. Mr. Lucas served as Chief Financial Officer of WesTower Corporation, a public provider of telecommunications sites and wireless network services, from April 1997 to September 1999. Mr. Lucas also served as Chief Financial Officer of Cotton Valley Resources Corporation, a Dallas-based public oil and gas company, from August 1995 to April 1997. Mr. Lucas received a Bachelor of Commerce degree from the University of Alberta.

    EVE M. TRKLA has been a director since our inception. Ms. Trkla is the Co-Founder, Senior Managing Director and Chief Financial Officer of Brookwood Financial Partners, L.P. and its affiliated companies, Brookwood Securities Partners, L.P., Brookwood Management Partners, L.P. and Brookwood Capital Partners, L.P. Ms. Trkla oversees the financial administration of Brookwood and its affiliates and the origination, evaluation, structuring and acquisition of real estate and private company investments. Brookwood is a Boston-based private investment and merchant-banking firm which specializes in acquiring and managing real estate and in providing equity and bridge financing to private companies. Since its founding in 1993, Brookwood and its affiliated entities have acquired real estate and corporate assets with a realized and current value in excess of $400 million. Prior to co-founding Brookwood, Ms. Trkla was the Senior Credit Officer at The First National Bank of Ipswich, where she created and managed the credit administration function for this $130 million community bank. Ms. Trkla spent the first eight years of her career at the First National Bank of Boston as a lender specializing in large corporate acquisition finance. Ms. Trkla is a 1984 CUM LAUDE graduate of Princeton University.

    JOSEPH N. WALTER has been a director since our inception. Mr. Walter founded The Walter Group, Inc., an international consulting and project management firm specializing in telecommunications companies, in 1988 and currently serves as its Chairman and Chief Executive Officer. In January 2000, The Walter Group sold its consulting and project management group to Wireless Facilities, Inc. The Walter Group continues to maintain investments in a variety of telecommunications-based companies. Prior to establishing The Walter Group, Mr. Walter served as Senior Vice President for McCaw Cellular
Communications, Inc. and was responsible for the corporate headquarters group of the company. During his tenure at McCaw Cellular, Mr. Walter was also responsible for establishing McCaw Space Technologies, Inc. and McCaw Government Services, Inc. He served with McCaw Cellular from 1983 to 1988. Mr. Walter holds undergraduate degrees in biological science and social ecology from the University of California, Irvine and a Masters in Business Administration from the University of Washington.

    DEBRA A. GERSTENBERG has been our Vice President of Human Resources since January 2000. She reports to our Chief Operating Officer and is responsible for implementing and directing the functions of employee relations, compensation, benefits, training, equal employment opportunity, staffing and payroll. Prior to joining us, Ms. Gerstenberg worked for the wireless division of Southwestern Bell Corporation from July 1999 to January 2000 as the Director of Human Resources for their Philadelphia Region. She provided human resources support to the President with full responsibility for the strategic and operational management of the human resources function. Prior to the acquisition of Comcast Cellular Communications by Southwestern Bell, she held various senior human resource management positions at Comcast Cellular from February 1995 to July 1999, including Director of Human Resources. Her previous experience included various human resource management positions as well as customer service and training management positions in the banking industry. Ms. Gerstenberg attended the University of Delaware's School of Human Resources in Newark, Delaware.

    DAVID L. ZYLKA has been our Vice President of Engineering since January 2000. He reports to our Chief Operating Officer and is responsible for the quality and technical performance of all network operations. Mr. Zylka has 10 years experience in the telecommunications industry. From January 1999 to December 1999, he served as the Vice President of Engineering for Frontier Cellular Communications in Rochester, NY where he developed and executed a $59 million CDMA network expansion plan. Before he joined Frontier Cellular Communications, Mr. Zylka held various positions at Comcast Cellular Communications in Philadelphia, Pennsylvania from May 1991 to November 1998, including Vice President of Systems Performance. He was responsible for the operational and performance engineering for the Comcast Cellular network.
Mr. Zylka holds a Bachelor of Science in Electrical Engineering from the United States Military Academy at West Point and a Masters of Science in Information Systems Management from Golden Gate University.

BOARD OF DIRECTORS

    The board of directors is currently fixed at nine members. The five directors currently comprising our board of directors were all elected pursuant to our stockholders agreement. Currently there are four vacancies on the board. Within 90 days of the closing of this offering, we expect to fill the vacancies with at least three outside directors and one designee of DLJ Merchant Banking pursuant to the terms of our stockholders agreement. We expect the outside directors to be experienced leaders in the telecommunications and business communities with direct experience managing and advising public companies. Upon the closing of this offering, our stockholders agreements will terminate and our directors will be divided into three classes. Mr. Lucas and two of the additional directors to be named to the board will serve as the Class I directors, and their terms will expire at our 2001 annual stockholders' meeting. Ms. Trkla and two of the three additional directors to be named to the board will serve as the Class II directors, and their terms will expire at our 2002 annual stockholders' meeting. Messrs. Harris, Berlacher and Walter will serve as the Class III directors, and their terms will expire at our 2003 annual stockholders' meeting. At each annual meeting, the successors to the directors whose terms expire will be elected to serve three-year terms.

    Within 90 days of the closing of this offering, the board of directors will establish an audit committee, one of whose members shall be the designee of DLJ Merchant Banking pursuant to our stockholders agreement, and a compensation committee.

    The audit committee will be responsible for recommending to the board of directors the engagement of our independent auditors and reviewing with the independent auditors the scope and results of the audits, our internal accounting controls, audit practices and the professional services furnished by the independent auditors.

    The compensation committee will be responsible for reviewing and approving all compensation arrangements for our officers, and is also responsible for administering the equity incentive plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The compensation committee during the year ended December 31, 1999, consisted of the board of directors. During 1999, Donald A. Harris served as both an executive officer and a director and has continued to serve in those capacities in 2000. Mr. Harris participated in deliberations of the board of directors concerning compensation of executive officers. None of the executive officers served as a director or member of the compensation committee or other board committee performing equivalent functions of another corporation, one of whose executive officers served on our board of directors.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

    Our certificate of incorporation and bylaws limit the liability of directors to the maximum extent permitted by Delaware law. The limitation on our directors' liability may not apply to liabilities arising under the federal securities laws. Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and agents and other agents to the fullest extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors and executive officers pursuant to our certificate of incorporation and bylaws, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

    At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

EXECUTIVE COMPENSATION

    The following table presents summary information with respect to the compensation paid to our Chief Executive Officer. None of our other executive officers' salary and bonus exceeded $100,000 during the year ended December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                   SECURITIES
                                                  ANNUAL           UNDERLYING
                                               COMPENSATION          OPTION
                                           --------------------      AWARDS          ALL OTHER
NAME AND PRINCIPAL POSITION                SALARY($)   BONUS($)   (# OF SHARES)   COMPENSATION($)
Donald A. Harris.........................  19,231(1)      --      2,550,000(2 )   1,193,505(3  )
  Chairman of the Board, President and
  Chief Executive Officer

------------------------

(1) Mr. Harris' annualized salary was $200,000 for 1999. However, he did not begin to draw any salary until December 1999.

(2) In December 1999, we granted Mr. Harris stock options to purchase up to 2,550,000 shares of our common stock at an exercise price of $0.50 per share. Subject to earlier vesting upon a change of control, the options vest in three equal annual installments beginning on November 29, 2000.

(3) Of such amount, $993,505 represents non-cash compensation expense recorded by us in connection with issuing shares of our non-voting common stock to Mr. Harris under the founders stock agreement. The remaining $200,000 represents a payment by us to Mr. Harris for services rendered prior to our incorporation.

    In November 1999, we entered into an employment agreement with our President and Chief Executive Officer that provides for an annual base salary of $200,000 for a three year term. See "Employment Agreements." Our Chief Operating Officer will receive an annual base salary of $165,000 in 2000. Our Senior Vice President--Corporate Development and Finance will receive an annual base salary of $125,000 in 2000. We are currently conducting a search for a Chief Financial Officer and expect to provide annual compensation customary for a position of this type within our industry.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth each grant of stock options during the fiscal year ended December 31, 1999 to each of the named executive officers. No stock appreciation rights were granted to these individuals during that year.

                             OPTION GRANTS IN 1999

                                                           INDIVIDUAL GRANTS
                                                            (IN THOUSANDS)
                                                         EXCEPT PER SHARE DATA
                       -----------------------------------------------------------------------------------------
                                                                                                   POTENTIAL
                                                                                                REALIZABLE VALUE
                        NUMBER OF                                   MID-POINT                      AT ASSUMED
                       SECURITIES     % OF TOTAL                   OF ESTIMATED                   MID-POINT OF
                       UNDERLYING      OPTIONS                       RANGE OF                      ESTIMATED
                       UNEXERCISED    GRANTED TO    EXERCISE OR   OFFERING PRICE                    RANGE OF
                         OPTIONS     EMPLOYEES IN   BASE PRICE      TO PUBLIC      EXPIRATION    OFFERING PRICE
NAME                   GRANTED(1)    FISCAL YEAR    ($)/(SH)(2)    ($)/(SH)(3)        DATE        TO PUBLIC(4)
Donald A. Harris.....   2,550,000        80%           $0.50          $ 9.00        11/29/09      $21,675,000


                         POTENTIAL REALIZABLE
                           VALUE AT ASSUMED
                         ANNUAL RATES OF STOCK
                        PRICE APPRECIATION FOR
                            OPTION TERM(5)
                       -------------------------
NAME                      5%($)        10%($)
Donald A. Harris.....  $27,663,369   $34,907,804

------------------------

(1) Subject to earlier vesting upon a change of control, the options granted to Mr. Harris vest annually in three equal installments beginning November 29, 2000.

(2) Prior to this offering, there has been no public market for our common stock. The exercise price of each of these options is equal to the fair market value of our common stock on the date of grant as determined by our board of directors.

(3) Represents the mid-point of the estimated range of the offering price on the cover page of this prospectus.

(4) Potential realizable value is based on the product of the mid-point of the estimated range of the offering price on the cover of this prospectus minus the exercise price multiplied by the number of shares underlying the options.

(5) Potential realizable value is based on the assumption that the common stock price appreciates at the annual rate shown, compounded annually, from the date of grant until the end of the option term. The amounts have been calculated based on the assumed appreciation rates shown in the table, assuming a per share market price equal to the mid-point of the estimated range of the offering price on the cover of this prospectus. The actual value, if any, a named executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, if the executive were to sell the shares on the date of exercise, so there is no assurance that the value realized will be equal to or near the potential realizable value as calculated in this table.

                 AGGREGATED 1999 FISCAL YEAR-END OPTION VALUES

    The following table provides summary information regarding options held by each of our named executive officers as of December 31, 1999. There was no public market for the common stock as of December 31, 1999. Accordingly, the value of unexercised in-the-money options is based on the mid-point of the estimated range of the offering price on the cover page of this prospectus less the exercise price payable for such shares.

                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                           SHARES                       OPTIONS AT FISCAL           IN-THE-MONEY OPTIONS
                          ACQUIRED       VALUE             YEAR-END(#)               AT FISCAL YEAR-END
NAME                   ON EXERCISE(#)   REALIZED   (EXERCISABLE/UNEXERCISABLE)   (EXERCISABLE/UNEXERCISABLE)
----                   --------------   --------   ---------------------------   ---------------------------
Donald A. Harris.....        --            --              0/2,550,000                  $0/$21,675,000

                       OPTION GRANTS IN FISCAL YEAR 2000

    None of our executive officers or directors have been granted stock options or stock appreciation rights in fiscal 2000 through the date of this prospectus, except for 75,000 options priced at the midpoint of this offering granted to Andrew W. Buffmire.

COMPENSATION OF DIRECTORS

    Currently, we do not compensate our directors. We do reimburse directors for their expenses of attendance at board meetings. Upon the closing of this offering, each of our independent directors who is not an employee of ours or a board designee of one of our current stockholders will receive an annual fee of $12,000 for serving on our board, plus a $1,000 fee for each regularly scheduled meeting he or she attends and a $1,000 fee for each special meeting and each committee meeting he or she attends. In addition, each of these directors, upon joining our board, receives an option to purchase 20,000 shares of our common stock at an exercise price equal to the fair market value of the stock on the date of grant. These options will typically vest over three years.

EMPLOYMENT AGREEMENTS

    In November 1999, we entered into an employment agreement with Donald A. Harris, our Chairman of the Board, President and Chief Executive Officer.
Mr. Harris' employment agreement is for a three-year term and provides for an annual base salary of $200,000, with a guaranteed annual increase of 5% over the next two years. In addition to his base salary, Mr. Harris is eligible to receive bonuses in such amounts and at such times as determined by the disinterested members of our Board of Directors. Under the employment agreement, we granted Mr. Harris stock options to purchase 2,550,000 shares of our common stock at a purchase price of $0.50 per share. Mr. Harris' stock options vest in three equal installments over a period of three years. In the event of a defined change of control, all of these options will become fully exercisable.

    The employment agreement provides that Mr. Harris' employment may be terminated by us with or without cause, as defined in the agreement, at any time or by Mr. Harris for any reason at any time upon thirty days' written notice to us. If Mr. Harris' employment is terminated by us without cause, he is entitled to receive one year's base salary and benefits, and all his unvested stock options will immediately vest on the date of termination. If Mr. Harris's employment is terminated by us for cause, he is not entitled to any compensation or benefits other than unpaid salary and benefits and unreimbursed expenses incurred by him through the date of termination. If Mr. Harris voluntarily terminates his employment, he is entitled to unpaid salary and benefits and unreimbursed expenses incurred by him through the date of termination. Under the employment agreement, Mr. Harris agreed not to compete in the business of wireless telecommunications either directly or indirectly in our present and future markets during his employment and for a period of one year after his employment is terminated. In addition, Mr. Harris agreed not to disclose any of our confidential information and not to solicit any of our customers or employees during his employment and for a period of one year after his employment is terminated.

2000 EQUITY INCENTIVE PLAN

    Our board of directors has adopted, and our stockholders have approved, the UbiquiTel Inc. 2000 Equity Incentive Plan. Under the equity incentive plan, stock options and other equity-based awards may be granted to our and our subsidiaries' directors, officers, selected employees and consultants. A committee of our board of directors administers the equity incentive plan.

    The committee may grant stock options, stock appreciation rights and other equity-based awards to eligible persons. In no event, however, may the committee grant awards relating to more than 4,080,000 shares of common stock pursuant to the equity incentive plan. Shares subject to awards that expire or are terminated or canceled prior to exercise or payment, or forfeited or reacquired by us pursuant to rights reserved upon issuance, may be issued again under the equity incentive plan. Awards paid in cash are not counted against the number of shares that may be issued under the equity incentive plan.

    Awards may be satisfied by the delivery of either authorized but unissued common stock or issued common stock held as treasury shares. The committee may grant one or more types of awards in any combination to a particular participant in a particular year. Subject to earlier termination by our board of directors, the equity incentive plan will remain in effect until all awards have been satisfied in stock or in cash or terminated under the terms of the equity incentive plan and all restrictions imposed on stock in connection with its issuance under the equity incentive plan have lapsed. Except in the case of an award of stock to a participant as additional compensation for services to us or our subsidiaries, each award will be confirmed by, and is subject to the terms of, an agreement executed by the participant and us.

    Following is a description of each type of award or grant that may be made under the equity incentive plan.

STOCK OPTIONS

    Stock options may be incentive stock options that comply with the requirements of Section 422 of the Internal Revenue Code or nonqualified stock options that do not comply with Section 422 of the Internal Revenue Code. The board will determine the exercise price and other terms and conditions of options.

    The exercise price for an option may be paid in shares of common stock valued at their then fair market value if the shares have been held by the optionee for at least six months. To the extent permitted by the board, the exercise price for an option may be paid in shares of common stock that have not been held for six months, or in any other manner.

    All incentive options expire no later than 10 years after the date of grant. Incentive options may not be granted to any participant who, at the time of the grant, would own (as determined by the Internal Revenue Code) more than 10% of the total combined voting power of all classes of our stock or of any of our subsidiaries.

STOCK APPRECIATION RIGHTS AND LIMITED STOCK APPRECIATION RIGHTS

    A stock appreciation right is a right to receive, without payment to us, a number of shares of stock, cash or a combination thereof, as determined by a formula. A limited stock appreciation right is a right to receive, without payment to us, cash in amount determined by a formula upon specified change in control events. Stock appreciation rights may be granted in conjunction with all or any part of a stock option or independently. Upon the exercise of a stock appreciation right, the participant will be entitled to receive, for each share of common stock to which the exercised stock appreciation right relates, the excess of the fair market value per share of common stock on the date of exercise over the grant price of the stock appreciation right. Stock appreciation rights shall have such terms and conditions as may be established by the board. Upon the exercise of a limited stock appreciation right, the participant will be entitled to receive a cash payment, for each share of common stock to which the exercised limited stock appreciation right relates, equal to the excess of the defined change of control value over the grant price of the limited stock appreciation right.

OTHER STOCK-BASED AWARDS

    The committee has the authority under the equity incentive plan to make other awards that are valued in whole or in part by reference to, or are payable in or otherwise based upon, shares of common stock, including awards valued by reference to our performance or the performance of our subsidiaries. The committee will determine the participants to whom and the times at which these awards will be made, the number of shares of common stock to be awarded and all other terms and conditions of the awards.

    If, with respect to the common stock, there is any recapitalization, reclassification, stock dividend, stock split, combination of stock or other similar change in stock, the number of shares of common stock issuable or issued under the equity incentive plan, including stock subject to restrictions, options or achievement of performance objectives, shall be adjusted in proportion to the change in the number of outstanding shares of common stock. In the event of any of these adjustments, the board will adjust, to the extent appropriate, the purchase price of any option, the performance objectives of any award and the stock issuable pursuant to any award to provide participants with the same relative rights before and after the adjustment.

    In the event of a defined change of control, all outstanding options, including incentive options, stock appreciation rights and limited stock appreciation rights granted pursuant to the equity incentive plan, will become fully exercisable, all restrictions or limitations on any award under the equity incentive plan will lapse, and all performance criteria and other conditions relating to the payment of awards will be deemed achieved or waived by us without further action.

    The equity incentive plan may be amended or terminated at any time by our board of directors, except that no amendment may be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement.

    The equity incentive plan is not subject to any provision of ERISA and is not qualified under Section 401(a) of the Internal Revenue Code.

    We have granted an aggregate of 1,215,000 non-qualified options pursuant to our equity incentive plan of which 650,000 were granted in 1999 and the balance of 565,000 were granted in January 2000. We granted an additional 2,550,000 non-qualified options in 1999.

NONCOMPETITION AGREEMENTS

    In connection with the granting of any stock options or equity-based awards under our equity incentive plan to any of our employees, each employee is required to enter into a noncompetition agreement. These agreements will provide that for so long as the employee works for us, and for a period of one year after the employee's termination for any reason, the employee may not disclose in any way any confidential information. The agreements also provide that for so long as the employee works for us and for a period of one year after the employee's termination for any reason, the employee is prohibited from:

    - engaging in the same business or in a similar capacity in our markets;

    - soliciting business in competition with us; and

    - hiring any of our employees or directly or indirectly causing any of our employees to leave their employment to work for another employer.

    In the event of a breach of the noncompetition agreement by an employee, we have the option to repurchase any and all shares held by the employee at the employee's exercise price. We may also pursue any other remedies provided by law or in equity.

                             PRINCIPAL STOCKHOLDERS

    The table below sets forth information regarding the beneficial ownership of our common stock as of May 31, 2000, by the following individuals or groups:

    - each person or entity who is known by us to own beneficially more than 5.0% of our common stock;

    - each of our named executive officers;

    - each of our directors; and

    - all of our directors and executive officers as a group.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of our common stock that are subject to warrants or stock options that are presently exercisable or exercisable within 60 days of May 31, 2000 are deemed to be outstanding and beneficially owned by the person holding the warrants or stock options for the purpose of computing the percentage of ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person.

    Unless indicated otherwise below, the address of our directors and officers is c/o UbiquiTel Inc., 1 Bala Plaza, Suite 402, Bala Cynwyd, Pennsylvania 19004. Except as indicated below, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

                                                                  PERCENTAGE        PERCENTAGE
                                           NUMBER OF SHARES    OWNERSHIP PRIOR    OWNERSHIP AFTER
NAME OF BENEFICIAL OWNER                  BENEFICIALLY OWNED   TO THIS OFFERING    THIS OFFERING
------------------------                  ------------------   ----------------   ---------------
                                                9,338,000            18.6%             14.4%
Eve M. Trkla(1).........................
  Brookwood Ubiquitel Investors, LLC
                                                5,402,700            10.7               8.3
Peter Lucas(2)..........................
  CBT Wireless Investments, L.L.C.
                                                4,978,150             9.9               7.7
BET Associates, L.P.(3).................
                                                4,297,696             8.6               6.6
Donaldson, Lufkin & Jenrette Merchant
  Banking Partners II, L.P.(4)..........
                                                4,029,802             8.0               6.2
Donald A. Harris(5).....................
                                                4,002,000             8.0               6.2
New Ventures, L.L.C.(6).................
                                                3,335,000             6.6               5.1
SpectraSite Communications, Inc.(7).....
                                                3,001,800             6.0               4.6
Stephen C. Marcus(8)....................
                                                2,614,034             5.2               4.0
Joseph N. Walter(9).....................
  The Walter Group, Inc.
                                                2,701,050             5.4               4.2
Robert A. Berlacher(10).................
  Lancaster Investment Partners.........
                                                  819,324             1.6               1.3
Paul F. Judge...........................
                                                7,550,176            15.0              11.7
All officers and directors as a group
  (7 persons)...........................

------------------------

                                                   (FOOTNOTES ON FOLLOWING PAGE)

(1) The address of Brookwood Ubiquitel Investors, LLC, is 55 Tozer Road, Beverly, Massachusetts 01915. Ms. Trkla, a director of ours, is a principal of Brookwood Ubiquitel Investors and may be deemed to be the beneficial owner of the shares held by Brookwood Ubiquitel Investors, LLC. Ms. Trkla disclaims beneficial ownership of such shares.

(2) The address of CBT Wireless Investments, L.L.C., is 1733 H Street, #330-141, Blaine, Washington 98230. Peter Lucas, a director of ours, serves as the general manager of CBT Wireless Investment and has investment power over its shares as to which Mr. Lucas disclaims beneficial ownership.

(3) The address of BET Associates, L.P., is 3103 Philmont Avenue, Huntington Valley, Pennsylvania 19006.

(4) The address of DLJ Merchant Banking Partners II, L.P. is 277 Park Avenue, New York, New York 10172. A board designee of DLJ Merchant Banking Partners II, L.P is yet to be named pursuant to the terms of our stockholder agreement.

(5) Includes 240,000 shares held by the Harris Family Trust as to which shares Mr. Harris disclaims beneficial ownership. Mr. Harris serves as our Chairman of the Board, President and Chief Executive Officer and as a director.

(6) The address of New Ventures, L.L.C., is 211 North Union Street, Suite 300, Alexandria, Virginia 22314.

(7) The address of SpectraSite Communications is 160 Regency Forest Drive, Suite 400, Cary, North Carolina 27511.

(8) The address of Stephen Marcus is 915 Exeter Crest, Villanova, Pennsylvania 19085.

(9) The address of The Walter Group, Inc., is 120 Lakeside Avenue, Suite 310, Seattle, Washington 98122-6578. Joseph N. Walter, a director of ours, is a principal of The Walter Group, Inc. and may be deemed to beneficially owner of the shares held by The Walter Group, Inc. Mr. Walter disclaims beneficial ownership of such shares.

(10) Includes 2,001,000 shares held of record by Lancaster Investment
    Partners, L.P. Robert A. Berlacher, a director of ours, is President of LIP Advisors, Inc., the general partner of Lancaster Investor Partners, L.P. The address of Mr. Berlacher and Lancaster Investment Partners, L.P. is 1150 First Avenue, Suite 600, King of Prussia, Pennsylvania 19406.

                              CERTAIN TRANSACTIONS

    UbiquiTel and its management and security holders and their respective affiliates engage in a variety of transactions between or among each other in the ordinary course of their respective businesses. All of these related party transactions that are material to Ubiquitel are described below. As a general rule, we have not retained an independent third party to evaluate these transactions, and there has been no independent committee of our board of directors to evaluate these transactions. Notwithstanding this fact, we believe that the terms and conditions of these transactions, including the fees or other amounts paid by us, took into account transactions of a similar nature entered into by us with unaffiliated third parties and/or market transactions of a similar nature entered into by unaffiliated third parties. There can be no assurance that we could not have obtained more favorable terms from an unaffiliated third party.

COMMON STOCK STOCK ISSUANCES

    The following tables set forth, as of May 31, 2000, all shares of our voting and non-voting common stock that have been issued to our stockholders. All of these amounts have been adjusted to give effect to our two-for-one stock split.

ISSUANCES OF VOTING COMMON STOCK IN NOVEMBER 1999 AND APRIL 2000:

                                                                   TOTAL
NAME                                        NUMBER OF SHARES   PURCHASE PRICE
----                                        ----------------   --------------
The Walter Group, Inc.....................      2,614,034          $ 1,281
Donald A. Harris..........................      2,028,802              994
James Parsons.............................        905,158              444
Paul F. Judge.............................        819,324              402
US Bancorp................................        603,440              296
                                                ---------          -------
  Totals..................................      6,970,758          $ 3,417
                                                =========          =======

    These amounts include shares that were issued in April 2000, at no additional costs, to our founding stockholders to maintain certain specified stock percentages. These additional shares were issued as a result of our contractual obligations under a founders stock agreement. See "--Stockholders' Agreements" below.

ISSUANCES OF NON-VOTING COMMON STOCK IN NOVEMBER 1999:

                                                                   TOTAL
NAME                                        NUMBER OF SHARES   PURCHASE PRICE
----                                        ----------------   --------------
The Walter Group..........................     12,000,320          $ 6,000
James Parsons.............................      4,155,200            2,078
Donald A. Harris..........................      9,313,280            4,657
US Bancorp................................      2,770,240            1,385
Paul F. Judge.............................      3,760,960            1,880
                                               ----------          -------
  Totals..................................     32,000,000          $16,000
                                               ==========          =======

    The shares of non-voting common stock were issued to the holders pursuant to the terms of a founders stock agreement. The holders of our shares of non-voting common stock are not entitled to equity participation rights, such as rights to receive dividends or other distributions in the event we are sold, merged or liquidated, until such time as the shares of non-voting common stock are converted into shares of voting common stock. The shares of non-voting common stock vest as shares of voting common stock only if we issue shares or instruments convertible into shares of our capital stock that would cause the founding stockholders to own less than certain specified percentages. See "--Stockholders' Agreements" below.

    All outstanding shares of our non-voting common stock will be cancelled upon consummation of this offering for nominal value.

PREFERRED STOCK ISSUANCES

    The following tables set forth, as of May 31, 2000, shares of our preferred stock that have been issued to our stockholders that are deemed to beneficially own, as of April 12, 2000, more than 5% of our common stock, or who serve as our executive officers or directors.

ISSUANCES OF SERIES A PREFERRED STOCK IN NOVEMBER 1999:

                                                                   TOTAL
NAME                                        NUMBER OF SHARES   PURCHASE PRICE
----                                        ----------------   --------------
Brookwood Ubiquitel Investors, L.L.C......      9,338,000        $ 4,669,000
CBT Wireless Investments, L.L.C...........      5,402,700          2,701,350
New Ventures, L.L.C.......................      4,002,000          2,001,000
Stephen C. Marcus.........................      3,001,800          1,500,900
SpectraSite Communications, Inc...........      3,335,000          1,667,500
Donald A. Harris..........................      2,001,000          1,000,500
Lancaster Investment Partners.............      2,001,000          1,000,500
Robert A. Berlacher.......................        700,050            350,025
                                               ----------        -----------
  Totals..................................     29,781,550        $14,890,775
                                               ==========        ===========

    Our director, Ms. Trkla, is affiliated with Brookwood Ubiquitel Investors, L.L.C. Our director, Peter Lucas, is affiliated with CBT Wireless Investments, L.L.C. Our director, Mr. Berlacher, is affiliated with Lancaster Investment Partners.

    The amounts listed above are adjusted to reflect the number of shares of common stock that the preferred stockholders will receive upon conversion of our preferred stock into common stock, after giving effect to our two-for-one stock split.

ISSUANCES OF SERIES B PREFERRED STOCK IN FEBRUARY 2000 AND APRIL 2000:

                                                                   TOTAL
NAME                                        NUMBER OF SHARES   PURCHASE PRICE
----                                        ----------------   --------------
DLJ Merchant Banking......................      4,297,696        $25,000,000

    This amount includes shares that were issued in April 2000, at no additional cost, to DLJ Merchant Banking, to maintain certain specified stock percentages. These additional shares were issued as a result of our contractual obligations under a preferred stock purchase agreement with DLJ Merchant Banking. These anti-dilution rights granted to DLJ Merchant Banking will expire upon the closing of this offering. The amount listed above is adjusted to reflect the number of

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shares of common stock that DLJ Merchant Banking will receive upon conversion of our preferred stock into common stock, after giving effect to our two-for-one stock split.

    In the event that we do not complete this offering prior to July 31, 2000, DLJ Merchant Banking has agreed to purchase additional shares of our preferred stock for an aggregate purchase price of $100.0 million. DLJ Merchant Banking's agreement to purchase the additional shares is subject to specified conditions precedent, including a condition that we have not experienced a material adverse change in our business or operations.

TERMS OF PREFERRED STOCK

    The holders of our preferred stock are entitled to the number of votes equal to the number of shares of common stock into which they may be converted. The holders of our preferred stock are also entitled to receive dividends at a rate of 7% per year and dividends will accrue if not paid. We have not paid any dividends to our holders of preferred stock as of the date of this prospectus. Our preferred stock will convert into common stock on a one-for-one basis upon the completion of this offering and, upon conversion, we will be required to pay all accrued dividends. We have the option to pay accrued dividends in cash or stock. Until such conversion, our holders of preferred stock will be entitled to liquidation preferences and rights to approve specified transactions, including certain major transactions by us.

    We intend to pay accrued dividends to the holders of our preferred stock in cash upon the closing of this offering. Assuming we close our offering on May 31, 2000, we will pay the following cash dividends to the holders of preferred stock that are listed in the tables above as follows:

NAME                                                AMOUNT OF CASH DIVIDEND
----                                                -----------------------
Brookwood Ubiquitel Investors, L.L.C..............         $137,895
CBT Wireless Investments, L.L.C...................           78,782
New Ventures, L.L.C...............................           59,098
Stephen C. Marcus.................................           53,188
SpectrasteSite Communications, Inc................           49,248
Donald A. Harris..................................           29,549
Lancaster Investment Partners.....................           29,549
Robert A. Berlacher...............................            1,477
DLJ Merchant Banking..............................          465,069

STOCKHOLDERS' AGREEMENTS

    In connection with the issuance of common stock to our founders in November 1999, we entered into a founders stock agreement. The founders stock agreement provides, among other things, that the founding stockholders will become vested in shares of voting common stock to maintain certain specified percentages of voting common stock. As a result of the founders stock agreement, our founding stockholders vested, at no additional costs to the founding stockholders, in a total of 136,758 shares of our voting common stock in April 2000. These shares are reflected in the tables set forth above. Our founding stockholders have also entered into a co-sale agreement, which provides certain co-sale rights if a founding stockholder desires to sell our shares.

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
    In connection with the issuance of our preferred stock, we entered into stockholders' agreements. The stockholders' agreements include provisions relating to the election of our directors, as well as tag-along, bring-along, preemptive and first offer rights. Our stockholders' agreement with DLJ Merchant Banking gives DLJ Merchant Banking the right to cause us to acquire all of its equity holdings in us if we have not completed an initial public offering of our common stock which results in at least $50 million of gross proceeds by February 24, 2005.

    All of these agreements will terminate upon the closing of this offering.

REGISTRATION RIGHTS AGREEMENTS

    We have also granted registration rights to all of our current stockholders. Under these agreements, we are required to register shares of common stock upon request. The registration rights agreements will survive the closing of this offering. See "Description of Capital Stock--Registration Rights."

WARRANTS

    In December 1999, we borrowed $8.0 million from BET Associates and issued BET Associates a warrant to purchase 2,489,175 shares of our common stock. On April 12, 2000, BET Associates exercised the warrant for a purchase price of $24,891 and was issued 2,489,175 shares of our common stock, which will be converted into 4,978,150 shares as a result of our two-for-one stock split to be effective as of the date of this prospectus. We agreed to certain repurchase provisions relating to the common stock issued to BET Associates under the warrant. The repurchase provisions will terminate upon the closing of this offering.

    Upon the closing of our senior subordinated discount note offering, we issued to Donaldson, Lufkin & Jenrette Securities Corporation warrants to purchase shares of our common stock. These warrants are expected to be cancelled prior to the offering and we will issue new warrants to Donaldson, Lufkin & Jenrette Securities Corporation to purchase up to 286,183 shares of our common stock at an exercise price equal to the initial public offering price per share. These warrants will be exercisable at any time after the first anniversary of this offering and expire on the fifth anniversary of this offering.

LOAN WITH STOCKHOLDER

    In December 1999, we borrowed $8.0 million from BET Associates. The note evidencing the borrowing of $8.0 million provided that interest at 12% would be payable quarterly, commencing April 1, 2000, and would mature on December 28, 2007. We paid the note in full from the proceeds of our sale of senior subordinated discount notes on April 11, 2000. The prepayment of the BET Associates note included unpaid interest of $276,000, and a prepayment fee of $80,000.

CONTRACTUAL ARRANGEMENTS WITH STOCKHOLDERS

    We have a master lease-agreement with SpectraSite Communications. SpectraSite Communications did not receive any payments under our agreement during 1999. We recently entered into a new master site agreement with SpectraSite Communications for its existing towers as well as towers that it may construct for us on build-to-suit sites that we identify from time to time under a master design and build agreements between us. Under the master design and build

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agreement, SpectraSite Communications has the right of first refusal to construct and acquire build-to-suit sites and we are entitled to engage SpectraSite Communications to handle any construction necessary to install our network equipment on shared facilities that we license or sublicense from SprectraSite Communications or any third party. The master design and build agreement has a term of five years unless services have been performed in markets totaling a covered population of ten million. Under the master site agreement, we intend to license space on build-to-suit sites or sublicense space on SpectraSite Communication's existing towers to house our network equipment. See "Business--Business Strategy--Utilize Other Strategic Third Party Relationships in Network Build-out--SpectraSite Communications" for a description of the general terms of the master site agreement. For the three months ended March 31, 2000, Ubiquitel accrued fees of $773,000 due to SpectraSite.

    We received consulting services from The Walter Group in 1999. We paid The Walter Group $148,000 for these consulting services in 1999. In January, 2000, The Walter Group sold certain of its assets to Wireless Facilities Inc., a wireless engineering and consulting firm. As a result, consulting services that we previously received from The Walter Group are now provided by Wireless Facilities, Inc., which is not affiliated with any of our directors, officers or principal stockholders.

OTHER FEES PAID TO STOCKHOLDERS

    An affiliate of Donaldson, Lufkin & Jenrette entered into a commitment letter with us in February 2000 to provide up to $126.0 million of senior subordinated increasing rate notes. The commitment letter provided that the affiliate of Donaldson, Lufkin & Jenrette would be paid a fee upon the closing of our senior subordinated discount notes. We paid the commitment fee of $531,250 on April 11, 2000. Donaldson Lufkin & Jenrette was also one of the initial purchasers under our sale of units of warrants and senior subordinated discount notes in April 2000, for which they received approximately
$4.5 million for performing these services. Donaldson, Lufkin & Jenrette Securities Corporation is the lead manager of this offering and will receive underwriting compensation described under the caption "Underwriting" elsewhere in this prospectus.

    During 1999, we paid Mr. Parsons $911,000 and we paid US Bancorp $604,000 for services provided to us in connection with obtaining, negotiating and closing of the sale of our preferred stock in November 1999. We also paid a fee of $1.0 million to an entity affiliated with Mr. Parsons in April 2000 in connection with the closing of our $250.0 million senior credit facility.

ASSIGNMENT OF SPRINT PCS AGREEMENT TO US

    In October 1998, a limited liability company whose sole member was The Walter Group entered into a management agreement with Sprint PCS whereby it became the Sprint PCS affiliate with the exclusive right to provide PCS services under the Sprint and Sprint PCS brand names in the Reno/Tahoe market. The limited liability company subsequently changed its name to Ubiquitel L.L.C. During the period from October 1998 to October 1999, Ubiquitel L.L.C. attempted unsuccessfully to obtain financing for the build-out of the Reno/Tahoe market. In November 1999, Ubiquitel L.L.C. assigned the management and related agreements to us. Ubiquitel L.L.C. had no operations or financial transactions prior to the assignment of these agreements to us.

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             REGULATION OF THE WIRELESS TELECOMMUNICATIONS INDUSTRY

    The Federal Communications Commission, commonly referred to as the FCC, regulates the licensing, construction, operation, acquisition and interconnection arrangements of wireless telecommunications systems in the United States. The FCC has promulgated, and is in the process of promulgating, a series of rules, regulations and policies to, among other things:

    - grant or deny licenses for PCS frequencies;

    - grant or deny PCS license renewals;

    - rule on assignments and/or transfers of control of PCS licenses;

    - govern the interconnection of PCS networks with other wireless and wireline carriers;

    - establish access and universal service funding provisions;

    - impose fines and forfeitures for violations of any of the FCC's rules; and

    - regulate the technical standards of PCS networks. The FCC currently prohibits a single entity from having a total attributable interest (20% or greater interest in any license) in broadband PCS, cellular and SMR licenses totaling more than 45 MHz in all geographic areas except rural areas. In rural areas, the so-called "spectrum cap" is 55 MHz.

TRANSFERS AND ASSIGNMENTS OF PCS LICENSES

    The FCC must give prior approval to the assignment of, or transfers involving, substantial changes in ownership or control of a PCS license. Non-controlling interests in an entity that holds a PCS license or operates PCS networks generally may be bought or sold without prior FCC approval. In addition, a recent FCC order requires only post-consummation notification of certain pro forma assignments or transfers of control.

CONDITIONS OF PCS LICENSES

    All PCS licenses are granted for 10-year terms conditioned upon timely compliance with the FCC's build-out requirements. Pursuant to the FCC's build-out requirements, all 30 MHz broadband PCS licensees must construct facilities that offer coverage to one-third of the population within 5 years and to two-thirds of the population within 10 years, and all 10 MHz broadband, PCS licensees (and 15 MHz licensees resulting from disaggregation of MHz spectrum blocks) must construct facilities that offer coverage to at least one-quarter of the population within 5 years or make a showing of "substantial service" within that 5 year period. Rule violations could result in the forfeiture of the affected license and an inability to regain the license. The FCC also requires licensees to maintain a certain degree of control over their licenses. The Sprint PCS agreements reflect an alliance that the parties believe meets the FCC requirements for licensee control of licensed spectrum. If the FCC were to determine that our agreements with Sprint PCS need to be modified to increase the level of licensee control, the Sprint PCS agreements may be modified to cure any purported deficiency regarding licensee control of the licensed spectrum. If the agreements cannot be modified, they may be terminated. As a result, it would be extremely difficult for us to conduct our business. In addition to revoking licenses, the FCC could impose monetary penalties on us.

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PCS LICENSE RENEWAL

    PCS licensees can renew their licenses for additional 10 year terms. PCS renewal applications are not subject to auctions. However, under the FCC's rules, third parties may oppose renewal applications and/or file competing applications. If one or more competing applications are filed, a renewal application will be subject to a comparative renewal hearing. The FCC's rules afford PCS renewal applicants involved in comparative renewal hearings with a "renewal expectancy." The renewal expectancy is the most important comparative factor in a comparative renewal hearing and is applicable if the PCS renewal applicant has provided "substantial service" during its license term and substantially complied with all applicable laws and FCC rules and policies. The FCC's rules define "substantial service" in this context as service that is sound, favorable and substantially above the level of mediocre service that might minimally warrant renewal. The Federal Communications Commission's renewal expectancy and procedures make it likely that Sprint PCS will retain its PCS licenses managed by us in the foreseeable future.

INTERCONNECTION

    The FCC has the authority to order interconnection between commercial mobile radio service providers and any other common carrier. The FCC has ordered local telephone companies to provide reciprocal compensation to commercial mobile radio service providers for the termination of traffic. Using these rules, we will negotiate interconnection agreements for the Sprint PCS Network in our market area with all of the major regional Bell operating companies, GTE and several smaller independent local telephone companies. We will seek to negotiate interconnection agreements on a regional or state-wide basis where possible. If an agreement cannot be reached, under certain circumstances, parties to interconnection negotiations can submit outstanding disputes to state authorities for arbitration. Negotiated interconnection agreements are subject to state approval. The Federal Communications Commission rules and rulings, as well as the state arbitration proceedings, will directly impact the nature and cost of the facilities necessary for interconnection of the Sprint PCS systems with local, national and international telecommunications networks. They will also determine the nature and amount of revenues we and Sprint PCS can receive for terminating calls originating on the networks of local telephone companies and other telecommunications carriers.

OTHER FCC REQUIREMENTS

    In June 1996, the FCC adopted rules that prohibit broadband PCS providers from unreasonably restricting or disallowing resale of their services or unreasonably discriminating against resellers. Resale obligations will automatically expire on November 24, 2002, although wireless carriers will still face a statutory obligation to provide their interstate services on a non-discriminatory basis. The FCC is also considering whether wireless providers should be required to offer unbundled communications capacity to resellers who intend to operate their own switching facilities.

    The FCC also adopted rules in June 1996 that require local telephone companies and most commercial mobile radio service carriers to program their networks to allow customers to change service providers without changing telephone numbers, which is referred to as service provider number portability. Initially, the FCC required that most commercial mobile radio service providers be able to deliver calls from their networks to ported numbers anywhere in the country

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by December 31, 1998. In response to a Cellular Telephone Industry Association petition for forbearance, the FCC has extended until November 24, 2002 the deadline to implement local number portability. The FCC has required that commercial mobile radio service providers must be able to offer their own customers number portability in their switches in the 100 largest metropolitan areas, including the ability to support nationwide roaming, by March 31, 2000. Additionally, carriers were required to request number portability capability in the 100 largest metropolitan areas by June 30, 1999. Commencing in 1999, all carriers were required to begin contributing to the Local Number Portability fund.

    The FCC has adopted rules permitting broadband PCS and other commercial mobile radio service providers to provide traditional telephone services based on wireless technology and other fixed services that would directly compete with the wireline services of local telephone companies. The FCC currently is undertaking a rulemaking proceeding in which it is considering actions to help ensure that competitive telecommunications providers have reasonable and non-discriminatory access to rights-of-way, buildings, rooftops and facilities in multiple tenant environments. In June 1996, the FCC adopted rules requiring broadband PCS and other commercial mobile radio service providers to implement enhanced emergency 911 capabilities within 18 months after the effective date of the FCC's rules. The FCC revised these rules to extend the compliance deadline for phase I (requiring carriers to transmit a caller's phone number and general location to a Public Safety Answering Point until January 1, 1999 and for phase II (requiring more precise location information be provided to the Public Safety Answering Point until October 1, 2001. Carriers are required to begin selling and activating Automatic Location Identification capable handsets no later than March 1, 2001. Further waivers of the enhanced emergency 911 capability requirements may be obtained by individual carriers by filing a waiver request. Congress recently enacted legislation that extends to wireless carriers the same level of immunity from lawsuits that is enjoyed by traditional telephone companies regarding their transmission of emergency calls. Wireless carriers also face certain statutory and regulatory requirements regarding accessibility of wireless services to persons with disabilities.

COMMUNICATIONS ASSISTANCE FOR LAW ENFORCEMENT ACT

    The Communications Assistance for Law Enforcement Act, enacted in 1994 to preserve electronic surveillance capabilities authorized by Federal and state law, requires telecommunications carriers to meet certain "assistance capability requirements" by October 25, 1998. However, the FCC granted a blanket extension of that deadline until June 30, 2000, because the Communications Assistance for Law Enforcement Act compliant equipment is not yet available. The Communications Assistance for Law Enforcement Act provides that a telecommunications carrier meeting industry Communications Assistance for Law Enforcement Act standards shall have safe harbor for purposes of compliance with the act. Toward the end of 1997 telecommunications industry standard-setting organizations agreed to a joint standard to implement the act's capability requirements, known as J-STD-025. Although we will be able to offer traditional electronic surveillance capabilities to law enforcement, it, as well as the other participants in the wireless industry, may not meet the requirements of J-STD-025 by June 30, 2000, given hardware changes that are yet to be developed and implemented by switch manufacturers. For commercial mobile radio service carriers, implementation of a packet-mode capability and six Department of Justice/Federal Bureau of Investigation "punch list" capabilities must be completed by September 30, 2001.

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    In addition, the FCC is considering petitions from numerous parties to establish and implement technical compliance standards pursuant to the Communications Assistance for Law Enforcement Act requirements. The capability and capacity requirements of the Communications Assistance for Law Enforcement Act are likely to impose some additional switching and network costs upon us, Sprint PCS and other wireless entities. However, it is possible that some of these costs will be reduced or delayed if current law enforcement or legislative initiatives are adopted and implemented during 2000 or thereafter.

OTHER FEDERAL REGULATIONS

    Wireless systems must comply with certain FCC and Federal Aviation Administration regulations regarding the siting, lighting and construction of transmitter towers and antennas. In addition, certain FCC environmental regulations may cause certain radio communications site locations to become subject to regulation under the National Environmental Policy Act. The FCC is required to implement the act by requiring carriers to meet certain land use and radio frequency standards.

REVIEW OF UNIVERSAL SERVICE REQUIREMENTS

    The FCC and the states are required to establish a "universal service" program to ensure that affordable, quality telecommunications services are available to all Americans. Sprint PCS is required to contribute to the federal universal service program as well as existing state programs. The FCC has determined that the Sprint PCS' "contribution" to the federal universal service program is a variable percentage of "end-user telecommunications revenues." Although many states are likely to adopt a similar assessment methodology, the states are free to calculate telecommunications service provider contributions in any manner they choose as long as the process is not inconsistent with the FCC's rules. At the present time it is not possible to predict the extent of the Sprint PCS total federal and state universal service assessments or its ability to recover from the universal service fund.

PARTITIONING; DISAGGREGATION

    The FCC has modified its rules to allow broadband PCS licensees to partition their market areas and/or to disaggregate their assigned spectrum and to transfer partial market areas or spectrum assignments to eligible third parties.

WIRELESS FACILITIES SITING

    States and localities are not permitted to regulate the placement of wireless facilities so as to "prohibit" the provision of wireless services or to "discriminate" among providers of such services. In addition, so long as a wireless system complies with the FCC's rules, states and localities are prohibited from using radio frequency health effects as a basis to regulate the placement, construction or operation of wireless facilities. These rules are designed to make it possible for us, Sprint PCS and other wireless entities to acquire necessary tower sites in the face of local zoning opposition and delays. The FCC is considering numerous requests for preemption of local actions affecting wireless facilities siting.

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EQUAL ACCESS

    Wireless providers are not required to provide equal access to common carriers for toll services. This enables us and Sprint PCS to generate additional revenues by reselling the toll services of Sprint PCS and other long-distance carriers from whom we can obtain favorable volume discounts. However, the FCC is authorized to require unblocked access to toll carriers subject to certain conditions.

STATE REGULATION OF WIRELESS SERVICE

    Section 332 of the Communications Act preempts states from regulating the rates and entry of commercial mobile radio service providers. However, states may petition the FCC to regulate such providers. The FCC may grant such petition if the state demonstrates that:

    - market conditions fail to protect subscribers from unjust and unreasonable rates or rates that are unjustly or unreasonably discriminatory; or

    - when commercial mobile radio service is a replacement for traditional telephone service within the state.

    To date, the FCC has granted no such petition. To the extent we provide fixed wireless service, we may be subject to additional state regulation. These standards and rulings have prevented states from delaying the entry of wireless personal communications services and other wireless carriers into their jurisdictions via certifications and similar requirements, and from delaying or inhibiting aggressive or flexible wireless price competition after entry.

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                          DESCRIPTION OF CAPITAL STOCK

    The following description of our capital stock and provisions of our charter gives effect to the two-for-one stock split, the conversion of our preferred stock into common stock that will be effected upon consummation of this offering, the issuance and sale of 14,500,000 shares of common stock in this offering, and other provisions of our amended and restated certificate of incorporation, which is to be expected to be filed immediately prior to the consummation of this offering.

AUTHORIZED CAPITAL STOCK

    Our authorized capital stock consists of:

    - 100,000,000 shares of common stock, par value $0.001 per share, of which 64,763,604 shares are outstanding; and

    - 10,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are outstanding.

STOCK RESERVED FOR ISSUANCE

    We have reserved 3,765,000 shares of common stock for issuance upon exercise of outstanding stock options and 5,013,987 shares for issuance upon exercise of outstanding warrants. We have not reserved any shares of preferred stock for issuance.

  COMMON STOCK

    The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders and do not have any cumulative rights. Subject to the rights of the holders of any series of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. Holders of shares of common stock have no preemptive, conversion, redemption, subscription or similar rights. If we liquidate, dissolve or wind up, the holders of shares of common stock are entitled to share ratably in the assets which are legally available for distribution, if any, remaining after the payment or provision for the payment of all debts and other liabilities and the payment and setting aside for payment of any preferential amount due to the holders of shares of any series of preferred stock.

  PREFERRED STOCK

    Under our certificate of incorporation, the board of directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, from time to time to issue up to an aggregate of 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series. Each series may have different rights, preferences and designations and qualifications, limitations and restrictions that may be established by our board of directors without approval from the stockholders. These rights, designations and preferences include:

    - number of shares to be issued;

    - dividend rights;

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    - dividend rates;

    - right to convert the preferred shares into a different type of security;

    - voting rights attributable to the preferred shares;

    - liquidation preferences; and

    - terms of redemption.

    If our board of directors decides to issue any preferred stock, it may discourage or make more difficult a merger, tender offer, business combination or proxy contest, assumption of control by a holder of a large block of our securities or the removal of incumbent management, even if these events were favorable to the interests of stockholders. The board of directors, without stockholder approval, may issue preferred stock with voting and conversion rights and dividend and liquidation preferences which may adversely affect the holders of common stock.

  WARRANTS

    We currently have outstanding warrants to purchase in the aggregate 5,013,987 shares of common stock.

    PARIBAS WARRANTS

    We issued warrants to purchase 1,148,804 shares of common stock to Paribas in connection with our prior $25.0 million credit facility. These warrants are exercisable at a price of $.005 per share and may be exercised at any time on or before December 28, 2009. Holders of these warrants are entitled to dividends that are paid with respect to the common stock even if the warrants have not yet been exercised. We have the option to repurchase all of the warrants held by Paribas or all of the shares of common stock issued upon the exercise of these warrants beginning on the sixth anniversary of the date the warrants were issued. If we exercise this right, we must repurchase the warrants or shares at price equal to 120% of the market price of our common stock as of the date we repurchase the warrants or shares.

    UNIT WARRANTS

    As part of our units offering, we issued and sold warrants to purchase an aggregate of 4,234,804 shares of our common stock pursuant to a warrant agreement between us and American Stock Transfer & Trust Company, as the warrant agent. We have filed a copy of the warrant agreement as an exhibit to the registration statement, which includes this prospectus. Immediately prior to the offering, we expect to amend the warrant agreement to cancel 655,804 of such warrants subject to the warrant agreement, which were originally issued to Donaldson, Lufkin & Jenrette Securities Corporation. Warrants to purchase 286,183 shares of our common stock will be reissued to Donaldson, Lufkin & Jenrette Securities Corporation pursuant to a new warrant agreement as described below under "--DLJ Warrants."

    The holders of the unit warrants are entitled, in the aggregate, to purchase 3,579,000 shares of our common stock, representing approximately 5% of the issued and outstanding shares of our common stock on a fully diluted basis, assuming exercise of the Paribas warrants, the DLJ warrants described below, all options outstanding or that have or may be issued under our equity incentive plan and the completion of this offering. The unit warrants become exercisable at any

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time after April 15, 2001 for a period of ten years from the date of issuance.
The unit warrants currently trade in the Private Offerings and Resales trading through Automated Linkages (PORTAL) market as part of the units with our senior subordinated discount notes and will not trade separately until the separation date which shall be the earliest to occur of:

    (1) October 8, 2000;

    (2) the commencement of the exchange offer with respect to the senior subordinated discount notes;

    (3) the date a shelf registration with respect to the senior subordinated discount notes is declared effective;

    (4) upon an offer to purchase on a change of control or permitted optional redemption of the senior subordinated discount notes;

    (5) an event of default with respect to the senior subordinated discount notes; and

    (6) a date determined by Donaldson, Lufkin & Jenrette Securities Corporation in its sole discretion.

    Each of the warrants, when exercised, will entitle the holder to receive
11.93 fully paid and non-assessable shares of our common stock, at an exercise price of $11.37 per share, subject to adjustment from time to time in several circumstances including the following:

    (1) the payment by us of dividends and other distributions on our common stock;

    (2) subdivision, combinations and reclassifications of our common stock;

    (3) the issuance to all holders of common stock of such rights, options or warrants entitling them to subscribe for our common stock or securities convertible into, or exchangeable or exercisable for, our common stock at a price which is less than the fair market value per share of our common stock;

    (4) certain distributions to all holders of our common stock of any of our assets or debt securities or any rights or warrants to purchase any such securities, excluding those rights and warrants referred to in clause (3) above;

    (5) the issuance of shares of our common stock for consideration per share less than the then fair market value per share of our common stock at the time of issuance of such convertible or exchangeable security, excluding securities issued in transactions referred to in clauses (1) through (4) above, or (6) below; and

    (6) the issuance of securities convertible into or exchangeable for our common stock for a conversion or exchange price plus consideration received upon issuance less than the then fair market value per share of our common stock at the time of issuance of such convertible or exchangeable security, excluding securities issued in transactions referred to in (1) through (4) above.

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    The events described above are subject to certain exceptions described in the warrant agreement including:

    - issuances of options, convertible securities or common stock to employees, directors or consultants of us or any of our subsidiaries pursuant to a plan approved by our board of directors;

    - rights to purchase common stock pursuant to a plan for reinvestment of dividends or interest; and

    - issuances of common stock, options or convertible securities in connection with mergers and acquisitions with non-affiliated third parties.

    We are required, under the terms of a warrant registration rights agreement to:


    - file a shelf registration statement on or before June 26, 2000 covering the resale of the unit warrants, the issuance of the common stock issuable upon exercise of the unit warrants and the resale of the common stock issuable upon exercise of the unit warrants;


    - use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act on or before October 8, 2000; and

    - keep the shelf registration statement continuously effective until the date on which all of the unit warrants or shares of common stock issuable thereunder have been sold pursuant to the shelf registration statement or the unit warrants have expired.

    If we fail to file the registration statement, or fail to cause the registration statement to become effective, or fail to maintain its effectiveness as specified above, a registration default shall be deemed to have occurred and we will be required to pay liquidated damages to each holder of a unit warrant. The liquidated damages payable to each holder of a warrant will be in an amount equal to $0.03 per week per unit warrant held by such holder for each week or portion thereof that the registration default continues for the first 90-day period immediately following the occurrence of such registration default. This amount will increase by an additional $0.02 per week per warrant with respect to each subsequent 90-day period, up to a maximum amount equal to $0.07 per week per unit warrant. The provision for liquidated damages will continue until such registration default has been cured. We will not be required to pay liquidated damages for more than one registration default at any given time.

    DLJ WARRANTS

    In connection with our senior subordinated discount notes offering, we issued to Donaldson, Lufkin & Jenrette Securities Corporation warrants to purchase an aggregate of 655,804 shares of our common stock. Immediately prior to the offering, we expect to cancel those warrants and issue new warrants to Donaldson, Lufkin & Jenrette Securities Corporation to purchase an aggregate of 286,183 shares at an exercise price equal to the initial public offering price per share. These warrants will be exercisable after the first anniversary of the consummation of this offering and will expire upon the fifth anniversary of this offering.

    The number of shares into which the warrants are exercisable and the exercise price are subject to adjustment in the event of:

    (1) the payment by us of dividends and other distributions on our common stock;

    (2) subdivisions, combinations and reclassifications of our common stock;

    (3) the issuance to all holders of common stock of such rights, options or warrants entitling them to subscribe for our common stock or securities convertible into, or exchangeable or exercisable for, our common stock at a price which is less than the fair market value per share of our common stock; and

    (4) certain distributions to all holders of our common stock of any of our assets or debt securities or any rights or warrants to purchase any such securities, excluding those rights and warrants referred to in clause (3) above.

    The events described above will be subject to certain exceptions described in the warrant agreement under which the DLJ warrants will be issued, including issuances of options, convertible securities or common stock to employees, directors or consultants of us or any of our subsidiaries pursuant to a plan approved by our board of directors; rights to purchase common stock pursuant to a plan for reinvestment of dividends or interest; and issuances of common stock, options or convertible securities in connection with mergers and acquisitions with non-affiliated third parties.

    The warrant agreement under which the DLJ warrants will be issued is also expected to provide for registration rights with respect to the warrants and common stock issuable thereunder. It is expected that we will be required to file a shelf registration statement with respect thereto within 75 days after the issuance of the DLJ warrants, and we will be required to keep such shelf registration statement effective for a period of up to five years, subject to limited exceptions.

REGISTRATION RIGHTS

    We have granted registration rights to all of our current stockholders under a registration rights agreement. Under these agreements, we are required to register their shares of common stock, upon request. In addition, if we register any of our securities under the Securities Act for our own account or for the account of another person, these stockholders are entitled to notice of the registration and are entitled to include their shares of common stock in the registration subject to limitations in the case of an underwritten offering. These stockholders have agreed to waive their registration rights in connection with any registration statements that we file on behalf of the holders of the unit warrants or the senior subordinated discount notes. In most circumstances, we will be required to pay the expense of registering these stockholders' shares.

ANTITAKEOVER EFFECTS OF DELAWARE LAW

    We are subject to the provisions of Section 203 of the Delaware law. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a certain period of time. That period is three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or owned within three years prior, 15% or more of the corporation's voting stock. The existence of this provision may have an antitakeover effect with respect transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for shares of common stock held by stockholders.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS THAT MAY PREVENT
  TAKEOVERS

    Upon the closing of this offering, our certificate of incorporation will contain provisions that may delay, defer or prevent a change in control of us and make removal of our management more difficult.

    Our certificate of incorporation will provide for the division of the board of directors into three classes, as nearly equal in size as possible, with each class beginning its three year term in a different year. Our certificate of incorporation will also provide that only the board of directors may fix the number of directors. Our bylaws will provide that a stockholder may nominate directors only if the stockholder delivers written notice to us not less than 45 days or more than 75 days before the first anniversary of the date on which we first mailed our proxy materials for the preceding year's annual meeting. If the date of the annual meeting is advanced more than 30 days before or delayed more than 30 days after the anniversary of the preceding year's annual meeting, then we must receive the stockholder's notice not after the later of the ninetieth day before the annual meeting or the tenth day after the day the public announcement of the date of the annual meeting is made.

    Our certificate of incorporation will provide that any newly created directorship resulting from an increase in the number of directors or a vacancy on the board of directors may be filled only by vote of a majority of the remaining directors then in office, even if less than a quorum. Under no circumstances will our stockholders fill any newly created directorships. Directors elected to fill vacancy or by reason of an increase in the number of directors will hold office until the annual meeting of stockholders at which the term of office of the class to which they have been elected expires. Directors may be removed from office only for cause and only by the affirmative vote of 80% of the then outstanding shares of stock entitled to vote on the matter.

    Our certificate of incorporation will provide that any action required or permitted to be taken by our stockholders may be taken only at a duly called annual or special meeting of the stockholders, and may not be taken by written consent of the stockholders. Special meetings may be called only by the Chairman of the board of directors, if there is one, the President or by a majority of the board of directors. These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions that are favored by the holders of a majority of the outstanding voting securities. These provisions may also discourage another person or entity from making an offer to stockholders for the common stock. This is because the person or entity making the offer, even if it acquired a majority of our outstanding voting securities, would be unable to call a special meeting of the stockholders and would further be unable in most situations to obtain unanimous written consent of the stockholders. As a result, any meeting as to matters they endorse, including the election of new directors or the approval of a merger, would have to wait for the next duly called stockholders meeting.

    Our bylaws will provide that a stockholder may raise new business at an annual stockholder meeting only if the stockholder delivers written notice to us not after the later of ninety days prior to the date of the annual meeting or the tenth day after the day the public announcement of the date of the annual meeting is made. The stockholder's notice must provide us with certain information concerning the nature of the new business, and must disclose certain information about the stockholder and the stockholder's interest, if any, in the proposed business matter.

    Delaware Law provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless the corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our certificate of incorporation requires the affirmative vote of the holders of at least 80% of the outstanding voting stock to amend or repeal any of the provisions of the certificate of incorporation or bylaws described above. Except as otherwise provided by law, holders of our common stock are not entitled to vote on any amendment to our certificate of incorporation that changes the powers, preferences, rights or other terms of an outstanding series of our preferred stock, if the holders of the affected series of preferred stock are entitled to vote on the proposed amendment. The bylaws may be amended or repealed by the board of directors, except if the bylaw provisions affect provisions of the certificate of incorporation or bylaws described above, then the affirmative vote of the holders of at least 80% of the then outstanding voting stock is required. The 80% stockholder vote would be in addition to any separate vote that each class of preferred stock is entitled to that might in the future be required in accordance with the terms of any preferred stock that might be outstanding at the time any amendments are submitted to stockholders.

    The foregoing provisions, together with the ability of the board of directors to issue preferred stock without further stockholder action, may delay or frustrate the removal of incumbent directors or the completion of transactions that would be beneficial, in the short term, to our stockholders. The provisions may also discourage or make more difficult a merger, tender offer, other business combination or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management, even if these events would be favorable to the interests of our stockholders.

    Our certificate of incorporation will require us to indemnify our directors and officers to the fullest extent permitted by law. In addition, as permitted by Delaware law, the certificate of incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of certain fiduciary duties as a director, except that a director will be personally liable for:

    - acts or omissions not in good faith for which involve intentional misconduct or a knowing violation of law;

    - the payment of dividends or the redemption or purchase of stock in violation of Delaware law;

    - any breach of the duty of loyalty to us or our stockholders; or

    - any transaction from which the director derived an improper personal benefit.

CERTAIN PROVISIONS OF THE SPRINT PCS AGREEMENTS

    Pursuant to our management agreements with the Sprint PCS, under specific circumstances and without further stockholder approval, Sprint PCS may purchase our operating assets or capital stock for 72% or 80% of the "entire business value" of UbiquiTel, which includes the value of our right to use the spectrum licenses, our business operations and other assets more fully described in "The Sprint PCS Agreements--The Management Agreement." In addition, Sprint PCS must approve any change of control of our ownership and consent to any assignment of our management agreements with Sprint PCS. Sprint PCS has a right of first refusal if we decide to sell our operating assets to a third party. We are also subject to a number of restrictions on the transfer of our business including a prohibition on the sale of UbiquiTel or our operating assets to competitors of Sprint or Sprint PCS. These restrictions and other restrictions in our management agreements with Sprint PCS may limit our ability to sell the business and may have a substantial anti-takeover effect.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

LISTING

    Our common stock has been approved for listing on the Nasdaq National Market under the symbol "UPCS."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for the common stock. Future sales of substantial amounts of common stock in the public market could adversely affect market prices of the common stock prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after the consummation of this offering due to certain contractual and legal restrictions on resale (as described below), sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price of the common stock and our ability to raise equity capital in the future.

    Upon completion of this offering, we will have outstanding an aggregate of 64,763,604 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding exercisable warrants for an aggregate of 1,148,804 shares. Of these shares, all of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates may generally only be sold in compliance with the limitations of Rule 144 described below.

SALES OF RESTRICTED SHARES

    All of the shares of common stock sold in this offering will be freely tradeable under the Securities Act, unless purchased by our "affiliates," as the Securities Act defines that term. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned restricted stock for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of:

    - one percent of the then outstanding shares of common stock, or

    - the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed.

    In addition, under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned shares of restricted stock for at least two years may resell such shares without compliance with the foregoing requirements. In meeting the one and two year holding periods described above, a holder of restricted stock can include the holding periods of a prior owner who was not an affiliate.

    Additional shares of common stock are available for future grants under our equity incentive plan. See "Management--2000 Equity Incentive Plan." We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and common stock granted pursuant to our equity incentive plan that does not qualify for an exemption under Rule 701 from the registration requirements of the Securities Act. We expect to file these registration statements as soon as practicable following the closing of this offering, and such registration statements are expected to become effective upon filing. Shares covered by these registration statements will thereupon be eligible for sale in the public markets subject to the lock-up agreements, to the extent applicable.

REGISTRATION RIGHTS

    Upon the closing of this offering, the holders of approximately
50,263,604 shares of our common stock that are restricted securities will be entitled to require us to register sales of their shares of common stock with the Securities and Exchange Commission under a registration rights agreement. Under this agreement, we are required to register their shares of common stock, upon request. In addition, if we register any of our securities under the Securities Act for our own account or for the account of another person, these stockholders are entitled to notice of the registration and are entitled to include their shares of common stock in the registration subject to limitations in the case of an underwritten offering. These stockholders have agreed to waive their registration rights in connection with any registration statements that we file on behalf of the holders of the unit warrants or the senior subordinated discount notes. In most circumstances, we will be required to pay the expense of registering these stockholders' shares.

LOCK-UP AGREEMENTS


    We and all of our current stockholders, members of senior management and directors have entered into lock-up agreements whereby we have all agreed to refrain from engaging in any transaction that results in a sale of shares of common stock. Specifically, during the period beginning from the date of this prospectus and continuing and including the date 180 days after the date of this prospectus, none of us will, directly or indirectly offer, pledge, sell, contract to sell, grant any option, right or warrant to purchase, or otherwise dispose of any shares of common stock, including but not limited to any common stock or securities convertible into or exercisable or exchangeable for common stock which may be deemed to be beneficially owned in accordance with the rules and regulations of the Securities and Exchange Commission or enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of common stock, or make any demand for, or exercise any right with respect to, the registration of common stock or any securities convertible into or exercisable or exchangeable for common stock, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. Donaldson, Lufkin & Jenrette Securities Corporation has informed us that it has no current intentions of releasing any shares subject to the lock-up agreements. Any determination made by Donaldson, Lufkin & Jenrette Securities Corporation to release any shares subject to the lock-up agreements would be based on a number of factors at the time of determination, including the market price of the common stock, the liquidity of the trading market for the common stock, general market conditions, the number of shares proposed to be sold, and the timing, purpose and terms of the proposed sales. There are no exceptions to the lock-up agreements, except for shares disposed of as bona fide gifts approved by Donaldson, Lufkin & Jenrette Securities Corporation and the transfer of warrants that were issued to Donaldson, Lufkin & Jenrette Securities Corporation in connection with our senior subordinated discount notes offering.


    Following the lock-up period, 8,834,000 shares of common stock will become eligible for sale, subject to compliance with Rule 144 of the Securities Act as described above.

                                  UNDERWRITING

    We and the underwriters named below have entered into an underwriting agreement covering the common stock to be offered in this offering. Donaldson, Lufkin & Jenrette Securities Corporation, Banc of America Securities LLC and DLJDIRECT Inc. are acting as representatives of the underwriters. Each underwriter has agreed to purchase the number of shares of common stock shown opposite its name in the following table.

                                                                  NUMBER OF
UNDERWRITERS:                                                      SHARES
  Donaldson, Lufkin & Jenrette Securities Corporation.......
  Banc of America Securities LLC............................
  DLJDIRECT Inc.............................................

                                                                  ---------

    Total...................................................
                                                                  =========

    The underwriting agreement provides that the obligations of the underwriters to purchase and accept delivery of the shares are subject to approval by their legal counsel of legal matters and other conditions. The underwriting agreement provides that if the underwriters take any of the shares provided in the table above, then they must take all of these shares. No underwriter is obligated to take any shares allocated to a defaulting underwriter except under limited circumstances.

    The underwriters will initially offer to sell shares to the public at the initial public offering price provided on the cover page of this prospectus. The underwriters may also sell shares to securities dealers at a discount of up to
$      per share from the initial public offering price. Any such securities dealers may resell shares to certain other brokers or dealers at a further
discount of up to $      per share. After the initial public offering, the
underwriters may change the public offering price and other selling terms without notice. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority, and if they do so, they will not confirm sales to discretionary accounts without the prior specific written approval of the customer. An electronic prospectus is available on the Web site maintained by DLJDIRECT Inc.

    If the underwriters sell more shares than the total number provided in the table above, the underwriters have the option to buy up to 2,175,000 additional shares of common stock from us to cover such sales. They may exercise this option during the 30-day period from the date of this prospectus. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as provided in the table above.

    The following table shows the per share and total underwriting discounts and commissions that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                       PAID BY UBIQUITEL
                                                  ---------------------------
                                                  NO EXERCISE   FULL EXERCISE
Per share fees..................................   $              $
Per share value of securities deemed
  underwriting compensation.....................   $              $
  Total.........................................   $              $
                                                   ========       ========

    We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be $1,600,000.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

    At our request, the underwriters have reserved shares of common stock offered by this prospectus for sale at the initial public offering price to our directors, officers, employees and other persons designated by us who have expressed an interest in participating in the offering. We expect these persons to purchase no more than 5% of the common stock offered in the offering. The number of shares available for sale to the general public will be reduced to the extent these persons purchase reserved shares. The underwriters will offer unpurchased reserved shares to the general public on the same basis as the other offered shares.

    We and all of our current stockholders, members of senior management and directors have agreed that, for a period of 180 days from the date of this prospectus, we will not, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, do either of the following:

    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

    - enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock.


    Donaldson, Lufkin & Jenrette Securities Corporation has informed us that it has no current intentions of releasing any shares subject to the lock-up agreements. Any determination made by Donaldson, Lufkin & Jenrette Securities Corporation to release any shares subject to the lock-up agreements would be based on a number of factors at the time of determination, including the market price of the common stock, the liquidity of the trading market for the common stock, general market conditions, the number of shares proposed to be sold, and the timing, purpose and terms of the proposed sales. There are no exceptions to the lock-up agreements, except for shares disposed of as bona fide gifts approved by Donaldson, Lufkin & Jenrette Securities Corporation and the transfer of warrants that were issued to Donaldson, Lufkin & Jenrette Securities Corporation in connection with our senior subordinated discount notes offering.

    In addition, during such period, except for the registration of shares underlying warrants, the unit warrants, options in our equity incentive plan and options granted prior to the adoption of that plan, we have also agreed not to file any registration statement with respect to, and each of our executive officers and directors and several of our stockholders have agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

    Either of the foregoing transaction restrictions will apply regardless of whether a covered transaction is to be settled by the delivery of common stock or such other securities, in cash or otherwise.


    Our common stock has been approved for listing on the Nasdaq National Market under the symbol "UPCS." In order to meet the requirements for listing the common stock on the Nasdaq National Market, the underwriters have undertaken to sell lots of 100 to a minimum of 400 beneficial owners.


    Other than in the United States, no action has been taken by UbiquiTel or the underwriters that would permit a public offering of the shares of common stock included in this offering in any jurisdiction where action for that purpose is required. The shares included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisement in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of common stock included in this offering in any jurisdiction where that would not be permitted or legal.

    We expect that delivery of the shares will be made to investors on or about
            , 2000.

    The underwriters may purchase and sell shares of common stock in the open market in connection with this offering. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or slowing a decline in the market price of the common stock while the offering is in progress. The underwriters may also impose a penalty bid, which means that an underwriter must repay to the other underwriters a portion of the underwriting discount received by it. An underwriter may be subject to a penalty bid if the representatives of the underwriters, while engaging in stabilizing or short covering transactions, repurchase shares sold by or for the account of that underwriter. These activities may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq National Market, in the over-the-counter market or otherwise.

    In April 2000, Donaldson, Lufkin & Jenrette Securities Corporation also acted as an initial purchaser under our and UbiquiTel Operating Company's sale of units, for which they received a fee customary for performing such services.

    In February 2000, DLJ Merchant Banking Partners II, L.P., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation, one of the underwriters for this offering, entered into a securities purchase agreement with us. Under that agreement, DLJ Merchant Banking purchased shares of our 7% senior pay-in-kind non voting convertible preferred stock convertible into 4,220,694 shares of common stock, which was subsequently converted to voting convertible preferred stock, referred to as our Series B preferred stock, at a purchase price equivalent of $5.925 per share of common stock, or $25.0 million in aggregate. In April 2000, we issued additional shares of Series B preferred stock convertible into 77,002 shares of common stock to DLJ Merchant Banking to maintain their percentage ownership in us prior to the completion of our sale of units. DLJ Merchant Banking also has the right to appoint one of our directors pursuant to the terms of a stockholders' agreement with us, and it is expected that, if appointed, this director would be a director, officer, partner, employee or affiliate of DLJ Merchant Banking. The shares of Series B preferred stock convert into shares of our common stock automatically upon consummation of this offering. Pursuant to the terms of the securities purchase agreement related to the Series B preferred stock, in the event that we do not complete this offering prior to July 31, 2000, DLJ Merchant Banking has agreed to purchase additional shares of our Series B preferred stock for an aggregate purchase price of $100.0 million. DLJ Merchant Banking's agreement to purchase the additional shares is subject to specified conditions precedent, including a condition that we have not experienced a material adverse change in our business or operations.

    In addition, Donaldson, Lufkin & Jenrette Securities Corporation was issued warrants to purchase 655,804 shares of our common stock. Immediately prior to the offering, we expect to cancel the warrants and issue new warrants to Donaldson, Lufkin & Jenrette Securities Corporation to purchase an aggregate of 286,183 shares of common stock at an exercise price equal to the initial public offering price per share, subject to increase or decrease in the event that the size of this offering is increased or decreased. The warrants will be exercisable at any time after the first anniversary of this offering, and will expire on the fifth anniversary of this offering.

    Each of Donaldson, Lufkin & Jenrette Securities Corporation and DLJ Merchant Banking have agreed with us not to sell or otherwise transfer the warrants or shares of common stock held by them and deemed underwriting compensation for a period of one year following the closing of this offering.

    In addition, in February 2000, DLJ Bridge Finance, Inc., an affiliate of Donaldson, Lufkin & Jenrette, entered into a commitment letter with us with respect to the purchase of up to $125.0 million of our senior subordinated increasing rate notes. This commitment letter expired upon the closing of UbiquiTel Operating Company's senior subordinated discount notes offering. A commitment fee of $531,250 was paid to DLJ Bridge Finance.

PRICING OF THIS OFFERING

    Before this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock was determined by negotiation among us and the representatives of the underwriters. Among the factors considered in determining the public offering price were:

    - prevailing market conditions;

    - our results of operations in recent periods;

    - the present stage of our development;

    - the market capitalization and stages of development of other companies which the representatives of the underwriters believe to be comparable to us; and

    - estimates of our business potential.

    Donaldson, Lufkin & Jenrette Securities Corporation and its affiliates beneficially own more than 10% of our Series B preferred stock and more than 10% of our senior subordinated discount notes. As a result, this offering must be conducted in compliance with Rule 2720, the conflict-of-interest rule of the National Association of Securities Dealers, Inc., the regulatory body that oversees the compensation paid to underwriters in public securities offerings. Under these rules, the initial public offering price of the common stock can be no higher than that recommended by a qualified independent underwriter, as that term is defined in the NASD's rules. Banc of America Securities LLC has agreed to serve as qualified independent underwriter and has conducted due diligence and will recommend the maximum price for the shares of common stock to be offered hereby.

                                 LEGAL MATTERS

    Certain legal matters in connection with the sale of the shares of common stock offered hereby will be passed upon for UbiquiTel by Greenberg Traurig, LLP, Tysons Corner, Virginia and for the underwriters by Weil, Gotshal & Manges LLP, Dallas, Texas and New York, New York.

                                    EXPERTS

    The audited consolidated balance sheet of UbiquiTel Inc. and Subsidiaries as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from inception
(September 29, 1999) to December 31, 1999 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent certified public accountants as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving such reports.

    The financial statements of the Spokane District (wholly owned by Sprint Spectrum L.P.) as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 with respect to the common stock being offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the common stock, see the registration statement, and its exhibits. Copies of the registration statement, including exhibits, may be examined without charge in the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W. Room 1024, Washington, DC 20549, and the Securities and Exchange Commission's Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, IL 60601, and 7 World Trade Center, 13th Floor, New York, NY 10048 or on the Internet at http://www.sec.gov. You can get information about the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the Public Reference Section of the Securities and Exchange Commission upon payment of prescribed fees.

    As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will be required to file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, DC 20006.

                UBIQUITEL INC. AND SUBSIDIARIES AND PREDECESSORS
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

UBIQUITEL INC. AND SUBSIDIARIES--CONSOLIDATED FINANCIAL
  STATEMENTS

    Report of Independent Public Accountants................     F-2

    Consolidated Balance Sheets as of December 31, 1999 and
     March 31, 2000 (unaudited).............................     F-3

    Consolidated Statements of Operations for the period
     from inception to
      December 31, 1999 and for the three months ended
     March 31, 2000
      (unaudited)...........................................     F-4

    Consolidated Statements of Stockholders' Equity for the
     period from inception to December 31, 1999 and for the
     three months ended March 31, 2000
      (unaudited)...........................................     F-5

    Consolidated Statements of Cash Flows for the period
     from inception to December 31, 1999 and for the three
     months ended March 31, 2000
      (unaudited)...........................................     F-6

    Notes to Consolidated Financial Statements..............     F-7

SPOKANE DISTRICT--FINANCIAL STATEMENTS

    Report of Independent Auditors..........................    F-31

    Statements of Assets to be Sold as of December 31, 1999
     and 1998 and March 31, 2000 (unaudited)................    F-32

    Statements of Revenues and Expenses for the years ended
     December 31, 1999, 1998 and 1997 and for the three
     months ended March 31, 2000 and 1999 (unaudited).......    F-33

    Notes to Statements of Assets to be Sold and Statements
     of Revenues and Expenses...............................    F-34

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To UbiquiTel Inc.:

    We have audited the accompanying consolidated balance sheet of UbiquiTel Inc. and Subsidiaries (a Delaware Corporation, formerly known as UbiquiTel Holdings, Inc. (see Note 16)) as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from inception (September 29, 1999) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of UbiquiTel Inc. and Subsidiaries as of December 31, 1999, and the results of their operations and their cash flows for the period from inception (September 29, 1999) to December 31, 1999 in conformity with accounting principles generally accepted in the United States.

Arthur Andersen LLP
New York, New York
March 8, 2000 (except for Notes 15 and 16 which are dated April 12, 2000)

                        UBIQUITEL INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31, 1999    MARCH 31, 2000
                                                              ------------------   ---------------
                                                                                     (UNAUDITED)
                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................      $23,959,190        $33,729,232
  Accounts receivable.......................................        --                    12,181
  Inventory.................................................        --                    49,649
  Due from Sprint PCS.......................................        --                   514,500
  Prepaid expenses and other assets.........................           35,636          1,490,343
                                                                  -----------        -----------
      Total current assets..................................       23,994,826         35,795,905
PROPERTY AND EQUIPMENT......................................        --                 1,765,949
CONSTRUCTION IN PROGRESS....................................        4,085,942          7,255,779
DEFERRED FINANCING COSTS, net...............................        2,110,642          7,362,835
OTHER ASSETS................................................        --                   182,390
                                                                  -----------        -----------
  Total assets..............................................      $30,191,410        $52,362,858
                                                                  ===========        ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................      $   577,216        $ 1,356,443
  Due to shareholders.......................................        1,663,441          1,213,747
  Due to Lucent Technologies, Inc...........................        3,883,419          2,488,463
  Due to SpectraSite Communications, Inc....................        --                   773,330
  Accrued interest..........................................           10,521           --
  Dividends payable.........................................            9,030            473,671
                                                                  -----------        -----------
      Total current liabilities.............................        6,143,627          6,305,654
                                                                  -----------        -----------
LONG-TERM DEBT..............................................        5,811,869          5,811,869
                                                                  -----------        -----------

COMMITMENTS AND CONTINGENCIES
REDEEMABLE WARRANTS.........................................        2,758,154          2,758,154
                                                                  -----------        -----------

STOCKHOLDERS' EQUITY:
  Series A convertible preferred stock, par value, $0.001
    per share; 90,000,000 shares authorized; 17,008,500
    shares issued and outstanding...........................           17,009             17,009
  Series B convertible preferred stock, par value, $0.001
    per share; 35,000,000 shares authorized; 2,110,347
    shares issued and outstanding...........................               --              2,110
  300,000,000 shares of voting common stock, par value,
    $0.0005 authorized; 6,834,000 shares issued and
    outstanding.............................................            3,417              3,417
  32,000,000 shares of nonvoting common stock, par value,
    $0.0005 authorized; all shares are issued and
    outstanding.............................................           16,000             16,000
  Additional paid-in-capital................................       17,428,425         55,561,958
  Accumulated deficit during the development stage..........       (1,987,091)       (18,113,313)
                                                                  -----------        -----------
      Total stockholders' equity............................       15,477,760         37,487,181
                                                                  -----------        -----------
  Total liabilities and stockholders' equity................      $30,191,410        $52,362,858
                                                                  ===========        ===========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED BALANCE
                                    SHEETS.

                        UBIQUITEL INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                  PERIOD FROM                           CUMULATIVE FROM THE
                                                   INCEPTION          THREE MONTHS     PERIOD FROM INCEPTION
                                             (SEPTEMBER 29, 1999)         ENDED        (SEPTEMBER 29, 1999)
                                             TO DECEMBER 31, 1999    MARCH 31, 2000      TO MARCH 31, 2000
                                             ---------------------   ---------------   ---------------------
                                                                       (UNAUDITED)
REVENUES...................................       $ --                $     68,519          $     68,519
COST OF REVENUES...........................         --                    --                  --
                                                  -----------         ------------          ------------
  Gross profit.............................         --                      68,519                68,519

OPERATING EXPENSES
  General and administrative expenses
    excluding non-cash compensation
    charges................................           554,430              906,679             1,461,109
  Non-cash compensation for general and
    administrative matters.................         1,394,729             --                   1,394,729
  Amortization of deferred stock
    compensation expense granted to
    employees for general and
    administrative matters.................         --                     149,643               149,643
                                                  -----------         ------------          ------------
    Operating loss.........................        (1,949,159)            (987,803)           (2,936,962)
INTEREST (EXPENSE) INCOME, NET.............           (28,902)              35,101                 6,199
                                                  -----------         ------------          ------------
    Loss before Extraordinary Item.........        (1,978,061)            (952,702)           (2,930,763)
LESS: PREFERRED STOCK DIVIDENDS PLUS
  ACCRETION................................            (9,030)         (13,450,641)          (13,459,671)
                                                  -----------         ------------          ------------
LOSS AVAILABLE TO COMMON STOCKHOLDERS......        (1,987,091)         (14,403,343)          (16,390,434)
EXTRAORDINARY ITEM--WRITEOFF OF DEFERRED
  FINANCING COSTS ON EARLY EXTINGUISHMENT
  OF DEBT..................................         --                  (1,722,879)           (1,722,879)
                                                  -----------         ------------          ------------
NET LOSS AVAILABLE TO COMMON
  STOCKHOLDERS.............................       $(1,987,091)        $(16,126,222)         $(18,113,313)
                                                  ===========         ============          ============
PRO FORMA NET LOSS AND LOSS PER SHARE:
  HISTORICAL NET LOSS BEFORE INCOME
  TAXES....................................       $(1,987,091)        $(16,126,222)         $(18,113,313)
  PRO FORMA INCOME TAX EFFECTS.............         --                    --                  --
                                                  -----------         ------------          ------------
PRO FORMA NET LOSS.........................       $(1,987,091)        $(16,126,222)         $(18,113,313)
                                                  ===========         ============          ============
PRO FORMA BASIC AND DILUTED LOSS PER
  SHARE....................................       $     (0.04)        $      (0.32)         $      (0.36)
PRO FORMA COMMON SHARES OUTSTANDING........        50,263,604           50,263,604            50,263,604
                                                  ===========         ============          ============


 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED STATEMENTS.

                        UBIQUITEL INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                  CONVERTIBLE
                                PREFERRED STOCK            COMMON STOCK        ADDITIONAL                       TOTAL
                             ----------------------   ----------------------     PAID-IN     ACCUMULATED    STOCKHOLDERS'
                               SHARES       AMOUNT      SHARES       AMOUNT      CAPITAL       DEFICIT         EQUITY
                             -----------   --------   -----------   --------   -----------   ------------   -------------
BALANCE, September 29,
  1999 (at inception)......      --        $ --           --        $ --       $   --        $    --         $   --
  Issuance of voting common
    stock..................      --          --         6,834,000     3,417        --             --               3,417
  Issuance of non-voting
    common stock...........      --          --        32,000,000    16,000        --             --              16,000
  Issuance of Series A
    convertible preferred
    stock, net of offering
    costs..................   17,008,500    17,009        --          --        15,294,936        --          15,311,945
  Non-cash compensation for
    general and
    administrative
    matters................      --          --           --          --         1,394,729        --           1,394,729
  Non-cash compensation for
    general and
    administrative
    matters................      --          --           --          --           738,760        --             738,760
  Net loss.................      --          --           --          --           --          (1,987,091)    (1,987,091)
                             -----------   -------    -----------   -------    -----------   ------------    -----------
BALANCE,
  December 31, 1999........   17,008,500    17,009     38,834,000    19,417     17,428,425     (1,987,091)    15,477,760
  Issuance of Series B
    convertible preferred
    stock plus accretion...    2,110,347     2,110        --          --        37,983,890        --          37,986,000
  Amortization of deferred
    stock compensation
    expense granted to
    employees for general
    and administrative
    matters................      --          --           --          --           149,643        --             149,643
  Net loss.................      --          --           --          --           --         (16,126,222)   (16,126,222)
                             -----------   -------    -----------   -------    -----------   ------------    -----------
BALANCE,
  March 31, 2000
  (unaudited)..............   19,118,847   $19,119     38,834,000   $19,417    $55,561,958   $(18,113,313)   $37,487,181
                             ===========   =======    ===========   =======    ===========   ============    ===========

 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED STATEMENTS.

                        UBIQUITEL INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                          PERIOD FROM                           CUMULATIVE FROM THE
                                                           INCEPTION          THREE MONTHS     PERIOD FROM INCEPTION
                                                     (SEPTEMBER 29, 1999)         ENDED        (SEPTEMBER 29, 1999)
                                                     TO DECEMBER 31, 1999    MARCH 31, 2000      TO MARCH 31, 2000
                                                     ---------------------   ---------------   ---------------------
                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.........................................       $(1,978,061)         $    (952,702)       $     (2,930,763)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Amortization of deferred financing costs.......            18,381                 81,096                  99,477
    Depreciation...................................         --                        24,671                  24,671
    Non-cash compensation for general and
      administrative matters.......................         1,394,729              --                      1,394,729
    Non-cash compensation from stock option granted
      to employee..................................         --                       149,643                 149,643
  Changes in operating assets and liabilities:
    Accounts receivable............................         --                       (12,181)                (12,181)
    Inventory......................................         --                       (49,649)                (49,649)
    Due from Sprint PCS............................         --                      (514,500)               (514,500)
    Other assets...................................         --                      (182,390)               (182,390)
    Prepaid expenses...............................           (35,636)              (517,435)               (553,071)
    Accounts payable and accrued expenses..........           373,534               (232,638)                140,896
    Accrued interest...............................            10,521                (10,521)           --
                                                          -----------          -------------        ----------------
      Net cash used in operating activities........          (216,532)            (2,216,606)             (2,433,138)
                                                          -----------          -------------        ----------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures.............................           (10,400)            (5,400,852)             (5,411,252)
                                                          -----------          -------------        ----------------
      Net cash used in investing activities........           (10,400)            (5,400,852)             (5,411,252)
                                                          -----------          -------------        ----------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of senior subordinated
    notes and detachable warrants..................         8,000,000              --                      8,000,000
  Deferred financing cost..........................          (734,000)            (6,762,500)             (7,496,500)
  Proceeds from issuance of convertible preferred
    stock..........................................        17,008,500             25,000,000              42,008,500
  Proceeds from issuance of common stock...........            19,417              --                         19,417
  Offering costs...................................          (107,795)              (850,000)               (957,795)
                                                          -----------          -------------        ----------------
      Net cash provided by financing activities....        24,186,122             17,387,500              41,573,622
                                                          -----------          -------------        ----------------
NET INCREASE IN CASH AND CASH EQUIVALENTS..........        23,959,190              9,770,042              33,729,232

CASH AND CASH EQUIVALENTS, beginning of period.....         --                    23,959,190            --
                                                          -----------          -------------        ----------------

CASH AND CASH EQUIVALENTS, end of period...........       $23,959,190          $  33,729,232        $     33,729,232
                                                          ===========          =============        ================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest...........................       $ --                 $     374,684        $        374,684
  Cash paid for income taxes.......................         --                     --                   --

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND
  FINANCING ACTIVITIES:
  Network assets acquired but not paid.............         4,075,542              3,635,147               3,635,147
  Extraordinary item--write-off of deferred
    financing charge...............................         --                     1,722,879               1,722,879
  Deferred financing costs incurred but not paid...           825,000              1,118,668               1,118,668
  Preferred stock dividends........................             9,030                464,641                 464,641
  IPO costs incurred but not paid..................         --                       497,717                 497,717

 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED STATEMENTS.

                        UBIQUITEL INC. AND SUBSIDIARIES

                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF BUSINESS

    UbiquiTel Inc. and Subsidiaries (the "Company") was formed for the purpose of becoming the exclusive provider of Sprint Personal Communications Services ("PCS") in midsize and smaller markets in the west and midwestern United States.

    In October 1998, UbiquiTel L.L.C. (a Washington State Limited Liability Company), whose sole member was The Walter Group entered into an agreement with Sprint PCS for no consideration given for the exclusive rights to market Sprint's 100% digital, 100% PCS products and services to the approximately
1 million residents in the Reno/Tahoe Nevada market. UbiquiTel L.L.C. had no financial transactions from its inception (August 24, 1998) to September 29, 1999. On September 29, 1999, UbiquiTel Inc. (formerly "UbiquiTel Holdings, Inc."), a Delaware Corporation, was incorporated. On November 1, 1999, the Founders' Agreement was executed and common stock was issued to a group of five shareholders referred to as "the Founders" including The Walter Group. In November 1999, UbiquiTel L.L.C. assigned all of its material contracts including the rights to the Sprint PCS agreements to UbiquiTel Inc. On December 28, 1999, UbiquiTel Inc. amended its agreement with Sprint PCS to expand the Company's markets to the Northern California, Spokane/Montana, Southern Idaho/Utah/Nevada and Southern Indiana/Kentucky markets which together with the Reno/Tahoe markets contain approximately 7.7 million residents.

    On November 9, 1999, UbiquiTel Operating Company, Inc. (a Delaware Corporation, formerly a Delaware Limited Liability Company), was formed to serve as the operating company for UbiquiTel Inc. Also, on March 17, 2000, UbiquiTel Leasing Company, (a Delaware Corporation) was formed to serve as the leasing company for UbiquiTel Inc.

    The consolidated financial statements contain the financial information of UbiquiTel Inc., its subsidiaries, UbiquiTel Operating Company and UbiquiTel Leasing Company and its predecessor UbiquiTel L.L.C. collectively ("the Company"). UbiquiTel L.L.C., did not have any operations or financial transactions for the period from its inception of August 24, 1998 through December 31, 1999 and no other assets or liabilities existed other than assets and contingencies under the contracts assigned to UbiquiTel Inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

UNAUDITED INTERIM FINANCIAL INFORMATION

    The financial information as of March 31, 2000 and for the three months ended March 31, 2000 is unaudited, but includes all adjustments, consisting only of normal recurring adjustments, that are considered necessary for fair presentation of the Company's financial position at March 31, 2000, and the Company's operations and cash flows for the three

                        UBIQUITEL INC. AND SUBSIDIARIES

                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) months ended March 31, 2000 in accordance with accounting principles generally accepted in the United States. Operating results for the three months ended March 31, 2000 are not necessarily indicative of results that may be expected for the entire year.

DEVELOPMENT STAGE ENTERPRISE

    The Company was established on September 29, 1999 (inception). The Company has devoted most of its efforts to date on activities such as preparing business plans, raising capital, and planning the build-out of its PCS network in the Reno/Tahoe market. From inception through March 31, 2000, the Company has not generated significant revenues and has incurred expenses of $4,734,559 including an extraordinary item of in the amount of $1,722,879, resulting in an accumulated deficit during the development stage of $18,113,313 as of March 31, 2000 after the preferred stock dividends and effects of a beneficial conversion on Series B Convertible Preferred Stock.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include cash and short-term investments with original maturities of three months or less.

PREPAID EXPENSES AND OTHER ASSETS

    Prepaid expenses and other assets include costs incurred in connection with the Company's initial public offering (Note 16). As of December 31, 1999 and March 31, 2000 (unaudited) these costs amounted to $0 and $937,273, respectively.

PROPERTY AND EQUIPMENT

    Property and equipment are reported at cost less accumulated depreciation. Costs incurred to design and construct the wireless network in a market are classified as construction in progress. When the wireless network for a particular market is completed and placed into service, the related costs are transferred from construction in progress to property and equipment. Repair and maintenance costs are charged to expense as incurred; significant renewals and betterments are capitalized.

    Property and equipment are depreciated using the straight-line method based on estimated useful lives of the assets.

                        UBIQUITEL INC. AND SUBSIDIARIES

                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Assets lives are as follows:

Network equipment.......................................  5-10 years
Computer equipment......................................  5 years
Furniture and office equipment..........................  5-7 years

    Leasehold improvements are depreciated over the shorter of the remaining term of the lease or the estimated useful life of the improvement.

CONSTRUCTION IN PROGRESS

    Construction in progress includes equipment engineering and site development cost in connection with the build out of the Company's PCS network. The Company will capitalize interest on its construction in progress activities. The capitalized interest will be recorded as part of the asset to which it relates and will be amortized over the remaining estimated useful life. At December 31, 1999 and March 31, 2000 (unaudited), no interest costs were capitalized.

ADVERTISING COSTS

    Adverting costs are expensed as incurred. The Company did not incur advertising expense for the period from inception to December 31, 1999 and for three months ended March 31, 2000.

DEFERRED FINANCING COSTS

    Costs incurred in connection with obtaining the Company's senior subordinated notes and $250.0 million senior secured credit facility are deferred and will be amortized into interest expense over the term of the respective financing using the effective interest method. For the period from inception (September 29, 1999) to December 31, 1999 and for the three months ended March 31, 2000 (unaudited), amortization amounted to $18,381 and $81,096 respectively, and was included in interest expense.

INCOME TAXES

    The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires an asset and liability approach which requires the recognition of deferred tax assets and deferred tax liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Valuation

                        UBIQUITEL INC. AND SUBSIDIARIES

                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) allowances will be established when necessary to reduce deferred tax assets to the amount expected to be realized.

EXTRAORDINARY ITEM

    On March 31, 2000, the Company finalized and executed a new $250.0 million senior secured credit facility and terminated the old $25.0 million credit facility. Deferred financing costs of $1,722,879 relating to the old facility were expensed as an extraordinary item during the three month period ended March 31, 2000.

UNAUDITED PRO FORMA NET LOSS PER SHARE

    The Company computes net loss per common share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128") and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of
SFAS 128 and SAB 98, unaudited pro forma basic and diluted net loss per common share is computed by dividing the net loss available to common shareholders for the period by the weighted average number of shares of common stock outstanding after giving effect to the conversion of preferred stock into common stock upon an initial public offering and the exercise of warrants to purchase 4,978,150 shares of common stock which was issued in connection with the senior subordinated note. In accordance with SFAS 128, incremental potential common shares from stock options has been excluded in the calculation of diluted loss per share since the effect would be antidilutive. Accordingly, the number of weighted average shares outstanding as well as the amount of net loss per share are the same for basic and diluted per share calculations for the period reflected in the accompanying financial statement.

REVENUE RECOGNITION

    The Company will recognize revenue as services are performed. Sprint PCS will handle the Company's billings and collections and will retain 8% of collected service revenues from Sprint PCS subscribers based in the Company's markets and from non-Sprint PCS subscribers who roam onto the Company's network. The amount retained by Sprint PCS will be recorded as an operating expense. Revenues generated from the sale of handsets and accessories and from traveling services provided to Sprint PCS customers who are not based in the Company's markets are not subject to the 8% service revenue fee for Sprint.

    Sprint PCS will pay the Company a Sprint PCS traveling fee for each minute that a Sprint PCS subscriber based outside the Company's markets travels on to the Company's portion of the Sprint PCS Network. Revenue from these services will be recognized as the

                        UBIQUITEL INC. AND SUBSIDIARIES

                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) services are performed. Similarly, the Company will pay traveling fees to Sprint PCS, when a Sprint PCS subscriber based in the Company's markets travels on to the Sprint PCS Network outside of the Company's markets. These costs will be included as cost of sales when incurred. Traveling fees of $0 and $68,519 were earned for the period from inception to December 31, 1999 and for the three months ended March 31, 2000 (unaudited), respectively.

    Product revenues consisting of proceeds from sales of handsets and accessories will be recorded net of allowance for sales returns. There were no product revenues or related costs for the period from inception to December 31, 1999 and for the three months ended March 31, 2000 (unaudited).

IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

    The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" ("SFAS 121"). SFAS 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

RISKS AND UNCERTAINTIES

    The Company's profitability is dependent upon successful implementation of the Company's business strategy and development of a sufficient subscriber base. The Company will continue to incur significant expenditures in connection with expanding and improving its operations. If these and the other risks included under "Risk Factors" in the Company's Registration Statement on Form S-1 are not properly managed and resolved the results could have a material adverse impact on the Company's financial statements.

CONCENTRATION OF RISK

    The Company maintains cash and cash equivalents in accounts with a financial institution in excess of the amount insured by the Federal Deposit Insurance Corporation. The Company monitors the financial stability of this institution regularly and management does not believe

                        UBIQUITEL INC. AND SUBSIDIARIES

                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) there is a significant credit risk associated with deposits in excess of Federally insured amounts.

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

    In June 1998 and June 1999, the Financial Accounting Standards Board, commonly referred to as FASB, issued Statements of Financial Accounting Standards, No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") and No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." These statements require companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedging accounting.
SFAS 133 will be effective for the Company's fiscal year ending December 31, 2001. Management believes that the adoption of these statements will not have a significant impact on the Company's consolidated financial results.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities, at the date of the financial statements and the reported amount of expenses during the reporting period. Actual results could differ from those estimates.

COMPREHENSIVE INCOME

    No statement of comprehensive income has been included in the accompanying financial statements since the Company does not have any other comprehensive income to report.

3. SPRINT AGREEMENTS

    As of December 28, 1999, the Company signed four major agreements with Sprint and Sprint PCS. They are the management agreement, the services agreement, the trademark and service mark license agreement with Sprint and the trademark and service mark license agreement with Sprint PCS. These agreements allow the Company to exclusively offer Sprint PCS services in the Company's four markets--Reno/Tahoe/Northern California; Spokane/ Montana; Southern Idaho/Utah/Nevada; and Southern Indiana/Kentucky.

                        UBIQUITEL INC. AND SUBSIDIARIES

                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. SPRINT AGREEMENTS (CONTINUED)
    The management agreement has an initial term of 20 years with three 10-year renewals. It can be terminated if either party provides the other with two years' prior written notice or unless the Company is in material default of its obligations. The key clauses within the management agreement are summarized as follows:

       (A) EXCLUSIVITY. The Company is designated as the only person or entity that can manage or operate a PCS network for Sprint PCS in the Company's markets. Sprint PCS is prohibited from owning, operating, building or managing another wireless mobility communications network in the Company's markets while the management agreement is in place.

       (B) NETWORK BUILD-OUT. The management agreement specifies the terms of the Sprint PCS affiliation, including the required network build-out plan. The Company has agreed on a minimum build-out plan which includes specific coverage and deployment schedules for the network planned within its service area and sets a target date for completion of June 1, 2005.

       (C) PRODUCTS AND SERVICES OFFERED FOR SALE. The management agreement identifies the products and services that can be offered for sale in the Company's markets. The Company cannot offer wireless local loop services specifically designed for the competitive local market in areas where Sprint owns the local exchange carrier unless the Sprint owned local exchange carrier is named as the exclusive distributor or Sprint PCS approves the terms and conditions.

       (D) SERVICE PRICING. The Company must offer Sprint PCS subscriber pricing plans designated for national offerings. The Company is permitted to establish local price plans for Sprint PCS products and services only offered in the Company's market. Sprint PCS will retain 8% of the Company's collected service revenues but will remit 100% of revenues derived from traveling and sales of handsets and accessories and proceeds from sales not in the ordinary course of business.

       (E) TRAVELING. The Company will earn travel revenues when a Sprint PCS customer from outside of the Company's markets travels onto the Company's network. Similarly, the Company will pay Sprint PCS when the Company's own subscribers use the Sprint PCS nationwide network outside the Company's markets.

       (F) ADVERTISING AND PROMOTION. Sprint PCS is responsible for all national advertising and promotion of Sprint PCS products and services. The Company is responsible for advertising and promotion in the Company's markets.

                        UBIQUITEL INC. AND SUBSIDIARIES

                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. SPRINT AGREEMENTS (CONTINUED)
       (G) PROGRAM REQUIREMENTS INCLUDING TECHNICAL AND CUSTOMER CARE STANDARDS. The Company will comply with Sprint PCS' program requirements for technical standards, customer service standards, national and regional distribution and national accounts programs.

       (H) NON-COMPETITION. The Company may not offer Sprint PCS products and services outside the Company's markets.

       (I) INABILITY TO USE NON-SPRINT PCS BRANDS. The Company may not market, promote, advertise, distribute, lease or sell any of the Sprint PCS products on a non-branded, "private label" basis or under any brand, trademark or trade name other than the Sprint PCS brand, except for sales to resellers.

       (J) RIGHTS OF FIRST REFUSAL. Sprint PCS has certain rights of first refusal to buy the Company's assets upon a proposed sale.

    The management agreement can be terminated as a result of a number of events including an uncured breach of the management agreement or bankruptcy of either party to the agreement. In the event that the management agreement is not renewed or terminated, certain formulas apply to the valuation and disposition of the Company's assets.

    The services agreement outlines various support services such as activation, billing and customer care that will be provided to the Company by Sprint PCS. These services are available to the Company at established rates. Sprint PCS can change any or all of the service rates one time in each twelve month period. The Company may discontinue the use of any service upon three months written notice. Sprint PCS may discontinue a service provided that it gives nine months written notice. The services agreement automatically terminates upon termination of the management agreement.

    The trademark and service mark license agreements with Sprint and Sprint PCS provide the Company with non-transferable, royalty free licenses to use the Sprint and Sprint PCS brand names, the "diamond" symbol and several other trademarks and service marks. The Company's use of the licensed marks is subject to adherence to quality standards determined by Sprint and Sprint PCS. Sprint and Sprint PCS can terminate the trademark and service mark license agreements if the Company files for bankruptcy, materially breaches the agreement or if the management agreement is terminated.

                        UBIQUITEL INC. AND SUBSIDIARIES

                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4. LONG-TERM DEBT

    Long-term debt outstanding as of December 31, 1999 and March 31, 2000 (unaudited) is as follows:

12% Senior Subordinated Note...........................  $ 8,000,000
Less: Discount.........................................   (2,188,131)
                                                         -----------
    Long-term debt.....................................  $ 5,811,869
                                                         ===========

    On November 12, 1999, the Company signed a commitment letter for a Purchase Agreement with BET Associates, which included an $8,000,000 senior subordinated note. The Purchase Agreement was finalized and executed on December 28, 1999. The note bears stated interest at 12% payable quarterly and matures on December 28, 2007. The first interest payment is due April 1, 2000 for the period from the closing date through March 31, 2000.

    BET Associates also received a warrant to purchase 4,978,150 shares of voting common stock at a par value of $0.0005 per share and an exercise price of $0.005 per share with an exercise period of ten years. Of the $8,000,000 in proceeds received under the purchase agreement, $2,188,131 was allocated to the detachable warrants based on the fair value of the warrants on the date of issuance as determined using the Black-Scholes Model (Note 8). The Company also paid a commitment fee of $160,000 that will be amortized over the term of the loan.

    The proceeds of the note are available to fund capital expenditures related to the construction of the Company's PCS network for the Reno/Tahoe markets. The loan agreement requires the Company to adhere to specific financial covenants including limitation on capital expenditures. The Company is required to prepay the notes with cash received from the sale of assets or stock or from additional financings. The notes may be prepaid if the Company completes a private or public offering of debt or equity of at least $100 million plus a premium of 1% of the principal amount paid.

    On November 15, 1999, the Company signed a commitment letter for a $25 million Senior Secured Credit Agreement (the "Facility"), with Paribas, as Administrative Agent, and certain banks and other financial institutions party thereto. The Facility was finalized and executed on December 29, 1999 (the "Facility Effective Date"). The Facility provided for (i) a $12.5 million Term Loan Commitment ("Term Loans") which may be drawn in installments at any time after the Facility Effective Date through the second anniversary of the Facility Effective Date and (ii) a $12.5 million Revolving Loan Commitment ("Revolving Loans") which may be drawn in installments after the date the Term Loans has been repaid through

                        UBIQUITEL INC. AND SUBSIDIARIES

                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4. LONG-TERM DEBT (CONTINUED)
the sixth anniversary of the Facility Effective Date. No amounts have been drawn under this Facility.

    Upon acceptance and delivery of this Facility, the Company incurred financing costs of $1,264,000. In addition, the Company issued Paribas detachable warrants to purchase 1,148,804 shares of non-voting common stock at a par value of $0.0005 per share and an exercise price of $0.005 per share with an exercise period of ten years. The fair value of the warrants of $570,023 have been determined using the Black-Scholes Model (Note 8).

    On February 22, 2000, UbiquiTel Operating Company, the wholly owned subsidiary of UbiquiTel Inc. received a commitment letter from Paribas, as Administrative Agent, and certain banks and other financial institutions party thereto for a $250.0 million senior secured credit facility. UbiquiTel Inc. has guaranteed the credit facility which was finalized and executed on March 31, 2000 and replaces the previous $25.0 million facility. The credit facility consists of a revolving loan of up to $55.0 million, a term loan A of $120.0 million and a term loan B of $75.0 million.

    The revolving loan and term loan A will mature in October 2007 and the term loan B will mature in October 2008. The revolving loans are required to be repaid beginning in February 2002, in eighteen quarterly consecutive installments. The term loans A and B are required to be repaid beginning in June 2004 in fourteen and eighteen consecutive quarterly installment, respectively. The amount of each of the quarterly consecutive installment increases incrementally in accordance with the credit facility agreement. The amount that can be borrowed and outstanding under the revolving loans reduces in eight quarterly reductions of $6.875 million beginning with December 2005.

    UbiquiTel Operating Company may borrow funds as either a base rate loan with an interest rate of prime plus 2.00% for the revolving loans and term loan A and prime plus 2.50% for term loan B or a Eurodollar Loan with an interest rate of the London Interbank Offered Rate, commonly referred to as LIBOR, plus 3.25% for the revolving loans and term loan A and plus 3.75% for term loan B. In addition, an unused credit facility fee ranging from 0.75% to 1.375% will be charged quarterly on the average unused portion of the facility.

    Initial borrowings of $75.0 million under the term loan B were made on April 11, 2000. This amount was funded into an escrow account that is controlled by Paribas and will not be released until specified conditions have been satisfied. These conditions include, among others, the closing of the acquisition of the Spokane PCS assets, receipt of $100.0 million in additional equity financing by July 31, 2000, and evidence that the company has used all the

                        UBIQUITEL INC. AND SUBSIDIARIES

                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4. LONG-TERM DEBT (CONTINUED)
proceeds from the Notes. Additional borrowings are subject to these escrow arrangements and will not be provided until the initial borrowings of $75.0 million has been released.

    In conjunction with the closing of this facility, the company incurred financing fees of $7,056,168 which are being amortized over the term of the credit facility. Deferred financing fees of $1,722,879 relating to the old credit facility have been expensed at March 31, 2000 (unaudited) as an extraordinary item.

    The facility contains customary credit covenants including covenants limiting indebtedness, dividends and distributions on, and redemptions and repurchases of, capital stock and other similar payments and various financial maintenance covenants. The credit facility also contains covenants relating to the population covered by the Company's network and number of customers and customary representations, warranties, indemnities, conditions precedent to borrowing, and events of default.

    Proceeds under the Facility are available to fund capital expenditures related to the construction of the Company's PCS network, the acquisition of related businesses, working capital needs of the Company, and customer acquisition costs.

5. FAIR VALUE OF FINANCIAL INSTRUMENTS

    Fair value estimates, assumptions, and methods used to estimate the fair value of the Company's financial instruments are made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments" ("SFAS 107"). The Company has used available information to derive its estimates. However, because these estimates are made as of a specific point in time, they are not necessarily indicative of amounts the Company could realize currently. The use of different assumptions or estimating methods may have a material effect on the estimated fair value amounts.

                                           DECEMBER 31,    MARCH 31,
                                               1999          2000
                                           ------------   -----------
                                                          (UNAUDITED)
Cash and cash equivalents................  $23,959,190    $33,729,232
Accounts payable and accrued expenses....    6,124,076      5,831,983
Accrued interest.........................       10,521        --
Long-term debt...........................    5,811,869      5,811,869

                        UBIQUITEL INC. AND SUBSIDIARIES

                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    The carrying amounts of cash and cash equivalents, accounts payable and accrued expenses, and accrued interest are a reasonable estimate of their fair value due to the short-term nature of the instruments. Long-term debt consists of the senior subordinated notes.

6. UNAUDITED PRO FORMA BASIC AND DILUTED NET LOSS PER SHARE

    Unaudited pro forma basic loss per share amounts are computed by dividing the net loss by the weighted average number of shares of common stock outstanding after giving effect to the conversion of preferred stock into common stock upon an initial public offering and the exercise of warrants to purchase 4,978,150 shares of common stock which was issued in connection with the senior subordinated note. Diluted loss per share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding after giving effect to the conversion of preferred stock into common stock upon an initial public offering and the exercise of warrants to purchase 4,978,150 shares of common stock which was issued in connection with the senior subordinated note plus the effects of any potentially dilutive securities. In the accompanying statements of operations, diluted loss per share does not include the effects of potentially dilutive securities for all periods presented as they would have been anti-dilutive in years in which a loss is reported.

    The following summarizes the securities outstanding at December 31, 1999 and March 31, 2000 (unaudited) which are excluded from the loss per share calculation as amounts would have an anti-dilutive effect.

                                           DECEMBER 31,    MARCH 31,
                                               1999          2000
                                           ------------   -----------
                                                          (UNAUDITED)
Stock options............................    3,200,000      3,520,000
Warrants.................................    1,148,804      1,148,804
                                           -----------    -----------
    Total................................    4,348,804      4,668,804
                                           ===========    ===========

7. STOCKHOLDERS' EQUITY

COMMON STOCK

    On November 1, 1999, the Company issued 6,834,000 shares of voting common stock to a group collectively referred to as the Founders at a par value of $0.0005 per share as compensation for the Founders' efforts prior to that time and for the assignment of the Sprint

                        UBIQUITEL INC. AND SUBSIDIARIES

                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. STOCKHOLDERS' EQUITY (CONTINUED)
PCS Reno/Tahoe agreement. The fair value at the time of issuance was $0.50 per share. In accordance with Accounting Principles Board No. 25 "Accounting for Stock Issued to Employees", the Company recorded compensation of $1,394,729 which is presented as non-cash compensation for general and administrative matters in the Company's Statement of Operations. For stock issued to non-employees the company recorded a charge to additional paid in capital of $738,760 as the founders were involved in raising equity capital for the Company.

    The holders of voting common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have any cumulative rights. Subject to the rights of the holders of any series of preferred stock, holders of voting common stock are entitled to receive ratably such dividend as may be declared by the board of directors out of funds legally available. Holders of shares of voting common stock have no preemptive, conversion, redemption, subscription or similar rights. If the Company liquidates, dissolves, or winds up, the holders of shares of voting common stock are entitled to share ratably in the assets which are legally available for distribution, if any, remaining after the payment or provision for the payment of all debts and other liabilities and the payment and setting aside for payment of any preferential amount due to the holders of shares of any series of preferred stock. The vested, nonvoting common stock are identical in all respects to the voting common stock except that holders of shares of nonvoting common stock shall not have the right to vote on any matters submitted to a vote by the Company's stockholders.

    On November 1, 1999, the Company issued 32,000,000 non-vested shares of non-voting common stock to the Founders at a par value of $0.0005 per share. These shares were issued to retain the Founders 13.4% ownership interest in the event the Company issues additional stock and equity securities. Any non-voting common stock that vests will automatically be converted to voting common stock. At December 31, 1999 and March 31, 2000 (unaudited) none of the non-voting common stock was vested. Upon completion of the initial public offering, any remaining non-vested shares of non-voting common stock will be forfeited.

CONVERTIBLE SERIES A AND SERIES B PREFERRED STOCK

    On September 30, 1999, the Company entered into an escrow agreement with a group of investors intending to subscribe for and purchase a total of $17,000,000 of the Company's Series A Preferred Stock. The investors agreed to deposit its subscription amount in escrow pursuant to which the subscription payments would be held until the closing of the purchase of the Series A Preferred.

                        UBIQUITEL INC. AND SUBSIDIARIES

                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. STOCKHOLDERS' EQUITY (CONTINUED)
    On November 23, 1999, the Company entered into a Series A Preferred Stock Agreement (the "Agreement") for a total of 17,008,500 shares of Series A Preferred Stock at a purchase price of $1.00 per share. Subject to the terms of the Agreement, $1,000,000 of Series A Preferred Stock was purchased on
November 23, 1999 when the Company had firm commitments for at least
$33 million in senior and subordinated debt financing, (see Note 4) and the balance of $16,008,500 of Series A Preferred Stock was purchased on December 23, 1999, prior to the execution of the senior and subordinated debt financing which occurred by December 31, 1999. Each share of the Series A Preferred Stock is convertible at any time after the date of issuance into common stock at an initial conversion price of $0.50 as adjusted for the 2-for-1 stock split subject to adjustments as defined in the Agreement. In addition, upon the closing of a qualified initial public offering, as defined in the Agreement, all outstanding shares of Series A Preferred Stock will automatically convert into voting common stock at the then effective conversion price.

    On February 25, 2000, DLJ Merchant Banking Partners II, L.P. ("DLJ"), an affiliate of Donaldson, Lufkin & Jenrette, one of the Company's underwriters, entered into a Securities Purchase Agreement whereby it purchased 2,110,347 shares of 7% Convertible Series B Preferred Stock at a purchase price of $11.84 per share, or $25 million in aggregate. Each share of Series B Preferred Stock is convertible at any time after the date of issuance into common stock at the then effective conversion price. DLJ also committed to purchase 11,837,024 shares of Convertible Series B Preferred Stock at a purchase price of $8.46 per share, or $100 million in aggregate, in the event the Company does not consummate the initial public offering. In accordance with the EITF 98-5 upon issuance of the Series B Preferred Stock the Company had a beneficial conversion resulting in a discount of $12,986,000 which is recognized as a return to the preferred shareholder during the three month period ended March 31, 2000.

DIVIDENDS

    Holders of Series A and B Convertible Preferred Stock are entitled to receive cumulative dividends at a rate of 7% per annum out of any assets of the Company. The cumulative accrued dividends at March 31, 2000 (unaudited) are $473,671.

    The discount of $12,986,000 resulting from the allocation of the proceeds from the Series B Convertible Preferred Stock to the beneficial conversion feature is included in preferred stock dividends for the three months ended March 31, 2000 (unaudited).

                        UBIQUITEL INC. AND SUBSIDIARIES

                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. REDEEMABLE WARRANTS

    At December 31, 1999 and March 31, 2000 (unaudited), the Company had outstanding warrants to purchase 4,978,150 shares of voting common stock and 1,148,804 shares of non-voting common stock. The warrants to purchase 4,978,150 shares of voting common stock were issued to BET Associates in connection with the issuance of the $8.0 million 12% senior subordinated note. The voting stock warrants contain repurchase provisions similar to those of the non-voting stock warrants, but the repurchase provisions will expire upon the completion of an initial public offering.

    The warrants to purchase 1,148,804 shares of non-voting common stock were issued to Paribas in connection with the $25.0 million credit facility. All warrants are exercisable at $0.005 per share and have a ten-year life. Holders of the warrants are entitled to dividends that are paid with respect to the non-voting common stock even if the warrants have not yet been exercised. Additionally, beginning on the earlier of the fifth anniversary of the date the warrants were issued or the date the Company experiences a change in control, the holder of the warrants may require the Company to repurchase at market value the warrants or any shares of non-voting common stock that were issued to the holder upon the exercise of the warrants. The Company also has the option to repurchase all of the warrants or all of the shares of non-voting common stock issued upon the exercise of the warrants beginning on the sixth anniversary of the date the warrants were issued. If the Company exercises this right, it must repurchase the warrants or shares at a price equal to 120% of the market price of the non-voting common stock as of the date the Company repurchases the warrants or shares.

The Company's accounting for these warrants at the time of issuance was as follows:

    - The fair market value of the warrants was $2,758,154 and was determined by using the Black-Scholes model with the following assumptions:

       - risk free interest rate of 6.4%,

       - expected dividend yield of 0%,

       - expected life of five years, and

       - expected volatility of 70%

9. STOCK OPTION PLAN

    On November 29, 1999, the Company entered into an employment agreement with its Chief Executive Officer. Under the employment agreement, the company granted stock options for 2,550,000 shares of common stock at a purchase price of $0.50 per share which

                        UBIQUITEL INC. AND SUBSIDIARIES

                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. STOCK OPTION PLAN (CONTINUED)
the Company believes was the fair market value of the stock at that time. The options vest in three equal installments over a period of three years.

    In 1999, the Company granted an aggregate of 650,000 non-qualified options to three employees pursuant to its 2000 Stock Equity Incentive Plan. These options have an exercise price of $0.50 per share and vest over four years.

    In January 2000, the Company issued an aggregate of 320,000 non-qualified options to employees pursuant to its 2000 Stock Equity Incentive Plan. 260,000 of these options had an exercise price that was approximately $8.50 less per share than the fair market value of the common stock on the date of grant. Accordingly, the Company will recognize compensation expense of approximately $2,226,000 over the 48 month vesting period for these options. During the three months ended March 31, 2000 (unaudited), the Company amortized $149,643 of this expense. The remaining 60,000 options will have an exercise price equal to the initial public offering price per share.

    In February 2000, the board of directors approved the 2000 Equity Incentive Plan (the "Plan"). The purpose of the Plan is to attract, retain and reward key employees, consultants and non-employee directors. A committee consisting of members from the board of directors administers the Plan. The committee may grant stock options, stock appreciation rights and other equity-based awards to eligible persons, as defined in the Plan. The plan authorized up to 4,080,000 shares of common stock for issuance under the Plan and does not include awards paid in cash.

                        UBIQUITEL INC. AND SUBSIDIARIES

                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. STOCK OPTION PLAN (CONTINUED)
    At December 31, 1999 and March 31, 2000 (unaudited), the following is a summary of the options granted and outstanding:

                                                                        MARCH 31, 2000
                                       DECEMBER 31, 1999                 (UNAUDITED)
                                  ----------------------------   ----------------------------
                                                  WEIGHTED                       WEIGHTED
                                                   AVERAGE                        AVERAGE
                                    SHARES     EXERCISE PRICE      SHARES     EXERCISE PRICE
                                  ----------   ---------------   ----------   ---------------
Outstanding at beginning of
  period                              --          $ --            3,200,000      $      .50
  Granted                          3,200,000            0.50        320,000            2.09
  Exercised                           --            --               --            --
  Forfeited                           --            --               --            --
                                  ----------      ----------     ----------      ----------
Outstanding at end of period       3,200,000      $     0.50      3,520,000      $     0.64
                                  ----------                     ----------
Options exercisable at end of
  period                              --            --               --            --
                                  ----------                     ----------
Weighted average fair value of
  options granted during period                   $     0.19                     $     7.66

    The following table summarizes information about stock options outstanding at March 31, 2000 (unaudited):

                           OPTIONS                                                OPTIONS
      RANGE OF          OUTSTANDING AT   WEIGHTED-AVERAGE                      EXERCISABLE AT     WEIGHTED-
      EXERCISE          MARCH 31, 2000      REMAINING       WEIGHTED-AVERAGE   MARCH 31, 2000      AVERAGE
       PRICES            (UNAUDITED)     CONTRACTUAL LIFE    EXERCISE PRICE     (UNAUDITED)     EXERCISE PRICE
---------------------   --------------   ----------------   ----------------   --------------   --------------
        $0.50              3,200,000        8.7 Years            $0.50              --              $0.50
     $0.50-$9.00             320,000        8.0 Years            $2.09              --              $2.09

    The Company applies Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees," in accounting for its stock option grants to employees and directors. Except for the 260,000 options grants discussed above, no compensation cost has been recognized related to such grants in the accompanying Statements of Operations for the period from inception through December 31, 1999 and for the three months ended March 31, 2000 (unaudited). Had compensation cost for these grants been determined consistent with Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation," the Company's net loss and basic and diluted loss per share at December 31,

                        UBIQUITEL INC. AND SUBSIDIARIES

                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. STOCK OPTION PLAN (CONTINUED)
1999 and March 31, 2000 (unaudited) would have increased as indicated in the following pro forma amounts:

                                                         MARCH 31,
                                     DECEMBER 31,          2000
                                         1999           (UNAUDITED)
                                    ---------------   ---------------
Net loss:
  As reported                         $(1,987,091)     $(16,126,222)
  Pro forma                           $(2,005,033)     $(16,179,592)

Pro forma basic and diluted loss
  per share:
  As reported                         $     (0.04)     $      (0.32)
  Pro forma                           $     (0.04)     $      (0.32)

The fair value of all of the option grants was estimated on the date of grant using the Black-Scholes model with the following weighted-average assumptions used for grants:

    - weighted-average risk free interest rates ranging from 5.78% to 6.34%,

    - expected dividend yields of 0%,

    - expected lives ranging from 1.5 years to 2.0 years and

    - expected volatility of 70%.

10. INCOME TAXES

    Income tax expense (benefit) for the period from inception to December 31, 1999 differed from the amount computed by applying the statutory U.S. Federal income tax rate of 34% to the loss recorded as a result of the following:

Computed "expected" tax expense..........................  $(675,611)
State tax, net of Federal benefit........................    (43,716)
Equity participation compensation expense................    508,161
Increase in valuation allowance..........................    211,166
                                                           ---------
    Total income tax expense (benefit)...................  $       0
                                                           =========

    Since inception, the Company has generated losses for both book and tax purposes. The Company has not recorded potential income tax benefits that may be received and apply

                        UBIQUITEL INC. AND SUBSIDIARIES

                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. INCOME TAXES (CONTINUED)
current losses to future years in which the Company has taxable income. Under accounting rules, these benefits can only be recorded when it is more likely than not that these benefits will be realized. Since the Company has a limited operating history, an assessment cannot be determined.

    At December 31, 1999, we have net operating loss carryforwards for federal and state income tax purposes totaling approximately $583,332, which will expire in 2014. These carryforwards may be limited due to changes in ownership in accordance with IRS guidelines.

    Net deferred tax asset consists of the following amounts of deferred tax assets and liabilities as of December 31, 1999:

Deferred tax asset.......................................  $ 211,166
Less: Valuation allowance for deferred tax assets........  $(211,166)
                                                           ---------
    Net deferred tax asset...............................        -0-
                                                           =========

11. COMMITMENTS

(a) CAPITAL EXPENDITURE

    The Company expects to incur capital expenditures of approximately $120 million in 2000.

(b) LEASES

    The Company is obligated under a month-to-month operating lease agreement for office space with a 30-day termination notice. In addition, the Company is obligated under an operating lease agreement for three cell sites. Future minimum annual lease payments under these operating lease agreements for the next five years and in the aggregate at December 31, 1999 are as follows:

YEARS ENDING DECEMBER 31:
2000......................................................  $ 62,880
2001......................................................    62,880
2002......................................................    62,880
2003......................................................    62,880
2004......................................................    62,880
Thereafter................................................   628,880
                                                            --------
    Total future minimum annual lease payments............  $943,280
                                                            ========

                        UBIQUITEL INC. AND SUBSIDIARIES

                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. COMMITMENTS (CONTINUED)
    Rental expense for all operating leases was $10,400 and $19,950 for the period from inception through December 31, 1999 and the three months ended March 31, 2000 (unaudited), respectively.

(c) EMPLOYMENT AGREEMENTS

    In November 1999, the Company entered into an employment agreement with its President and Chief Executive Officer. The employment agreement is for a three-year term and provides for an annual base salary of $200,000, with a guaranteed annual increase of 5% over the next two years. In addition to his base salary, the President and Chief Executive Officer is eligible to receive bonuses in such amounts and at such times as determined by the disinterested members of the Board of Directors.

    Under the employment agreement, the Company granted stock options to the purchase up to 2,550,000 shares of common stock at a purchase price of $0.50 per share. The stock options vest in three equal installments over a period of three years. The employment agreement provides that the President's employment may be terminated by the Company with or without cause, as defined in the agreement, at any time or by the President for any reason at any time upon thirty days' written notice to the Company. If his employment is terminated by the Company without cause, he is entitled to receive one year's base salary and benefits, and all his unvested stock options will immediately vest on the date of termination. If his employment is terminated by the Company for cause, he is not entitled to any compensation or benefits other than unpaid salary and benefits and unreimbursed expenses incurred by him through the date of termination. If he voluntarily terminates his employment, he is entitled to unpaid salary and benefits and unreimbursed expenses incurred by him through the date of termination and vested stock options. The employment agreement also provides that the President will not compete in the business of wireless telecommunications either directly or indirectly in the Company's present and future markets and not disclose any of the Company's confidential information and not solicit any of the Company's customers or employees during his employment and for a period of one year after his employment is terminated.

12. DEFERRED FINANCING COSTS

    During 1999, the Company incurred fees of $320,000 and $1,809,023 to secure commitments from lenders related to the 12% senior subordinated note and the $25.0 million credit facility, respectively. The Company has classified these charges as deferred financing costs and is amortizing these costs using the effective interest rate method and the straight-line method, respectively.

                        UBIQUITEL INC. AND SUBSIDIARIES

                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. DEFERRED FINANCING COSTS (CONTINUED)
    On March 31, 2000, the Company replaced the old $25.0 million facility with a new $250.0 million senior secured credit facility (Note 4). An amount of $1,722,879 related to the extinguishment of the old facility was expensed as an extraordinary item during the first quarter. Costs to secure the new facility of $7,056,168 are included in deferred financing and will be amortized on a straight-line basis over the term of the new facility.

    Amortization of deferred financing charges amounted to $18,381 and $81,096 at December 31, 1999 and March 31, 2000 (unaudited), respectively, and is included in interest expense.

13. RELATED PARTY TRANSACTIONS

    In 1999 and during the three months ended March 31, 2000 (unaudited), certain shareholders of the Company provided services in connection with obtaining, negotiating and closing the preferred stock offering and $250.0 million senior secured credit facility. Fees incurred for those services amounted to $1,515,000 and $1,000,000, respectively.

    In 1999 and the three months ended March 31, 2000 (unaudited), the Company paid the Walter Group, a shareholder, approximately $148,000 and $12,896, respectively, for consulting services.

    On October 28, 1999, the Company entered into an agreement with a shareholder, SpectraSite Communications Inc., that owns and operates communications towers. During 1999, no services were provided to the Company. For the three months ended March 31, 2000 (unaudited), the Company incurred costs of $773,330 for capital expenditures made during the period.

14. LITIGATION

    On March 9, 2000, a former employee filed a lawsuit alleging breach of employment contract, tortious interference with contract, fraud, constructive discharge and specific performance of a contract and is seeking actual and punitive damages aggregating in excess of $20 million. The Company will vigorously contest these charges. It is management's opinion that it is too early in this process to determine the ultimate outcome of this matter.

15. WHOLLY-OWNED OPERATING SUBSIDIARY SUMMARIZED FINANCIAL INFORMATION

    On April 11, 2000, UbiquiTel Operating Company, a wholly owned subsidiary of UbiquiTel Inc., issued 14% Senior Subordinated Discount Notes ("the Notes") with a maturity value of $300,000,000 and Warrants to purchase 3,579,000 shares of common stock of

                        UBIQUITEL INC. AND SUBSIDIARIES

                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. WHOLLY-OWNED OPERATING SUBSIDIARY SUMMARIZED FINANCIAL INFORMATION
(CONTINUED)
UbiquiTel Inc. at an exercise price of $11.37 per share under Rule 144A of the Securities Act of 1933. The notes were issued at a discount and generated approximately $152,300,000 in gross proceeds. The proceeds will be used to partially fund capital expenditures relating to the network build-out, operating losses, working capital, the acquisition of the Sprint PCS Spokane, Washington assets, repayment of the $8,000,000 12% Senior Subordinated Note and the related prepayment fee and other general corporate purposes. The notes have a ten-year maturity and will accrete in value until April 15, 2005 at an interest rate of 14%. Interest will become payable semiannually beginning on October 15, 2005. Up to 35% of the notes will be redeemable on or prior to April 15, 2003 from net proceeds of one or more public equity offerings, other than UbiquiTel Inc. expected initial public offering. Any remaining notes will be redeemable on or after April 15, 2005.

    Donaldson, Lufkin and Jenrette Securities Corporation served as one of the Initial Purchasers of the Notes and received a fee of 3.5% of the gross proceeds and warrants to purchase 286,183 shares of UbiquiTel Inc. common stock at an exercise price of $9.00 per share.

    UbiquiTel Inc. has unconditionally guaranteed the obligations under the Notes. Separate audited financial statements for UbiquiTel Operating Company as issuer of the debt are not provided because it is wholly owned by UbiquiTel Inc. and the guarantees are full and unconditional. UbiquiTel Inc. has no operations separate from its investment in UbiquiTel Operating Company. The summarized financial information of UbiquiTel Operating Company

                        UBIQUITEL INC. AND SUBSIDIARIES

                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. WHOLLY-OWNED OPERATING SUBSIDIARY SUMMARIZED FINANCIAL INFORMATION (CONTINUED) as of December 31, 1999 and for the period from November 9, 1999 (inception) to December 31, 1999, is presented below:

SUMMARIZED BALANCE SHEET DATA                                 DECEMBER 31, 1999
-----------------------------                                 ------------------
Assets:
  Cash and other current assets.............................      $23,994,826
  Construction in progress..................................        4,085,942
  Deferred financing costs..................................        2,110,642
                                                                  -----------
    Total assets............................................      $30,191,410
                                                                  ===========
Liabilities and Equity:
  Accounts payable and accrued expenses.....................      $   373,575
  Due to Lucent Technologies................................        3,883,419
  Due to related parties....................................          813,441
  Accrued interest..........................................           10,521
  Advances from parent......................................       19,584,045
  Senior subordinated debt..................................        5,811,869
                                                                  -----------
    Total liabilities.......................................       30,476,870
  Deficit...................................................         (285,460)
                                                                  -----------
    Total liabilities and equity............................      $30,191,410
                                                                  ===========

                                                           FOR THE PERIOD
                                                        FROM NOVEMBER 9, 1999
                                                             (INCEPTION)
SUMMARIZED STATEMENTS OF OPERATIONS DATA                TO DECEMBER 31, 1999
----------------------------------------                ---------------------
General and administrative expenses...................        $257,558
Interest expense......................................          28,902
                                                              --------
Net loss..............................................        $286,460
                                                              ========

    The Company had previously secured commitments from affiliates of each of the Initial Purchasers to provide up to $125.0 million of senior subordinated increasing rate notes. The commitment expired on April 11, 2000 upon the closing of the Senior Subordinated Discount Note offering. A commitment fee of $625,000 was paid to the Initial Purchasers, of which $531,250 was paid to an affiliate of Donaldson, Lufkin and Jenrette.

16. SUBSEQUENT EVENTS

    In February 2000, the stockholders of the company approved the Board of Directors decision to change the company's name to UbiquiTel Inc.

    The Company has filed a registration statement for equity financing through an initial public offering. Donaldson, Lufkin & Jenrette Securities Corporation is the lead underwriter of this offering and will receive a customary underwriting fee. The Company plans to utilize

                        UBIQUITEL INC. AND SUBSIDIARIES

                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

16. SUBSEQUENT EVENTS (CONTINUED)
the proceeds from the aforementioned offerings to fund the build-out of its expanded network, operating losses, working capital and other general corporate purposes. The Company may have a contingent liability arising out of a possible violation of Section 5 of the Securities Act of 1933 in connection with the existence of three hyperlinks on the website to an independent unaffiliated website that included specific articles regarding the Company and the initial public offering. The Company does not believe that the existence of this hyperlink caused a violation of Section 5, and if any such claim were asserted, the Company would contest the matter, vigorously. Accordingly, the Company does not believe that its exposure, if any, resulting from the existence of this hyperlink would be material to its results of operations or financial condition.

    In January 2000, the Company signed an agreement to purchase from Sprint PCS the Spokane, Washington market's PCS networks and related assets for approximately $35 million. The Company closed this transaction on April 15, 2000.

    On April 11, 2000, upon the closing of the 14% Senior Subordinated Discount Notes, the Company issued DLJ Merchant Banking 38,501 additional shares of preferred stock to maintain a specified percentage stock ownership. Each share of preferred stock will be converted automatically into two shares of voting common stock upon the closing of the initial public offering after the effect of the 2-for-1 stock split.

    The Founders Agreement provides that the Founders non-voting common stock will vest and convert to voting common stock to retain their ownership interest in the event the Company issues additional shares. As a result of the terms of the Founders Agreement, in April 2000, an aggregate amount of 136,758 shares of founders non-voting common stock vested and converted to voting common stock. The Founders Agreement will terminate upon the earlier of the completion of an initial public offering, the sale to DLJ Merchant Banking of additional preferred stock for $100.0 million, or the closing of a private or public equity financing of at least $100.0 million or November 23, 2000.

    In April 2000, the board of directors approved a 2-for-1 stock split effective immediately prior to the initial public offering. All common stock shares data and equity securities data except for the convertible preferred stock have been retroactively adjusted to reflect this change.

                         REPORT OF INDEPENDENT AUDITORS

The Partners of Sprint Spectrum L.P.

    We have audited the accompanying statements of assets to be sold of the Spokane District (as described in NOTE 1), which are wholly owned by Sprint Spectrum L.P. (the Company), as of December 31, 1999 and 1998 and the related statements of revenues and expenses for each of the three years in the period ended December 31, 1999. These statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statements' presentation. We believe that our audits provide a reasonable basis for our opinion.

    As described in NOTE 2, the accompanying statements were prepared for inclusion in the Registration Statement on Form S-1 of UbiquiTel for purposes of complying with the rules and regulations of the Securities and Exchange Commission in lieu of the full financial statements required by Rule 3-05 of Regulation S-X for the pending transaction between UbiquiTel and the Company. The statements are not intended to be a complete presentation of the Spokane District's financial position or results of its operations.

    In our opinion, the statements referred to above present fairly, in all material respects, the assets to be sold of the Spokane District as of December 31, 1999 and 1998, and the related revenues and expenses for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

Ernst & Young LLP
Kansas City, Missouri
February 29, 2000

                                SPOKANE DISTRICT

                     (WHOLLY OWNED BY SPRINT SPECTRUM L.P.)
                        STATEMENTS OF ASSETS TO BE SOLD

                                                  MARCH 31            DECEMBER 31
                                                 -----------   -------------------------
                                                    2000          1999          1998
                                                 -----------   -----------   -----------
                                                 (UNAUDITED)
Assets:
Property, plant and equipment

    Network equipment..........................  $29,246,217   $29,038,828   $25,246,441
    Other......................................     235,232        231,661       185,586
    Construction work in progress..............     166,960        211,167       349,480
                                                 -----------   -----------   -----------
  Total property, plant and equipment..........  29,648,409     29,481,656    25,781,507
    Less: accumulated depreciation.............  10,716,627      9,785,334     6,314,486
                                                 -----------   -----------   -----------
  Net property, plant and equipment............  18,931,782     19,696,322    19,467,021
Prepaid lease expense..........................      92,776         87,416        83,767
                                                 -----------   -----------   -----------
Total assets to be sold........................  $19,024,558   $19,783,738   $19,550,788
                                                 ===========   ===========   ===========

                            SEE ACCOMPANYING NOTES.

                                SPOKANE DISTRICT

                     (WHOLLY OWNED BY SPRINT SPECTRUM L.P.)

                      STATEMENTS OF REVENUES AND EXPENSES

                              THREE MONTHS ENDED
                                   MARCH 31                  YEAR ENDED DECEMBER 31
                            -----------------------   -------------------------------------
                               2000         1999         1999         1998         1997
                            ----------   ----------   ----------   ----------   -----------
                                  (UNAUDITED)
Revenues:
  Net service revenues....  $1,413,116   $  953,630   $4,761,949   $2,590,169   $   679,586
  Net equipment
    revenues..............     160,767      182,327      862,978      690,479       566,595
                            ----------   ----------   ----------   ----------   -----------
                             1,573,883    1,135,597    5,624,927    3,280,648     1,246,181
Expenses:
  Cost of services........     406,447      258,240    2,349,770    1,724,964     1,372,305
  Cost of equipment.......     372,691      489,257    2,696,646    2,245,459     1,530,300
  Selling, general and
    administrative........   1,213,514      997,380    5,419,104    4,470,494     8,167,807
  Depreciation............     931,293      827,503    3,470,848    3,111,511     2,968,406
                            ----------   ----------   ----------   ----------   -----------
                             2,923,945    2,572,380   13,936,368   11,552,428    14,038,818
                            ----------   ----------   ----------   ----------   -----------
Expenses in excess of net
  revenues................  $1,350,062   $1,436,423   $8,311,441   $8,271,780   $12,792,637
                            ==========   ==========   ==========   ==========   ===========

                            SEE ACCOMPANYING NOTES.

                                SPOKANE DISTRICT

                     (WHOLLY OWNED BY SPRINT SPECTRUM L.P.)

NOTES TO STATEMENTS OF ASSETS TO BE SOLD AND STATEMENTS OF REVENUES AND EXPENSES

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

1. ASSET PURCHASE AGREEMENT

    On December 28, 1999, Sprint Spectrum L.P. (the Company) and UbiquiTel Inc. (UbiquiTel) entered into an Asset Purchase Agreement (the Agreement) whereby the Company will sell to UbiquiTel certain assets and UbiquiTel will assume certain leases as stipulated in the Agreement. Under the Agreement, the Company agrees to sell to UbiquiTel the assets related to its wireless mobile telephone services in the Spokane, Washington district (the Spokane District), which are wholly owned by the Company. The assets to be sold to UbiquiTel primarily consist of property, plant and equipment including network assets and retail stores located in the Spokane District. Not included in the Agreement are PCS licenses currently owned by the Company or the existing subscriber base and related accounts receivable balances, the ownership of which will remain with the Company. UbiquiTel will assume certain operating leases within the Spokane District; however, no deferred revenue, commission or other similar liabilities will be assumed. Under the terms of the Agreement, this transaction is expected to close on or before April 15, 2000.

    Following the close of the pending transaction, UbiquiTel will operate the Spokane District as a Sprint PCS market through a management agreement with the Company. Under the terms of this agreement, UbiquiTel will sell wireless mobile telephone services under the Sprint PCS brand name in exchange for a fee. Also as part of the agreement, the Company will continue to provide network monitoring, customer service, billing and collection services to UbiquiTel.

2. BASIS OF PRESENTATION

    Historically, financial statements have not been prepared for the Spokane District as it has no separate legal status or existence. The accompanying statements of assets to be sold and statements of revenues and expenses of the Spokane District have been prepared for inclusion in the Registration Statement on Form S-1 of UbiquiTel for purposes of complying with the rules and regulations of the Securities and Exchange Commission in lieu of the full financial statements required by Rule 3-05 of Regulation S-X for the pending transaction between UbiquiTel and the Company. These statements have been derived from the historical accounting records of the Company and include revenues and expenses directly attributable to the Spokane District. Certain operating expenses that are indirectly attributable to the Spokane District have been allocated using the methods set forth below. As a result, the statements may not be indicative of the financial position or operating results of the Spokane District had it been operated as a separate, stand-alone company.

    The unaudited interim financial information presented herein has been prepared according to accounting principles generally accepted in the United States. In management's

                                SPOKANE DISTRICT

                     (WHOLLY OWNED BY SPRINT SPECTRUM L.P.)

NOTES TO STATEMENTS OF ASSETS TO BE SOLD AND STATEMENTS OF REVENUES AND EXPENSES
                                  (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

2. BASIS OF PRESENTATION (CONTINUED)
opinion, the information presented herein reflects all adjustments (consisting only of normal recurring accruals) necessary to present fairly the interim financial position and results of operations of the Spokane District.

PROPERTY, PLANT & EQUIPMENT

    The property, plant and equipment balances included in the accompanying statements of assets to be sold are assets specifically identified within the Spokane District and that are to be purchased by UbiquiTel pursuant to the Agreement.

REVENUES

    The service revenues included in the statements of revenues and expenses are those specifically related to subscribers of the Spokane District. Allocations have been made of certain unbilled revenue and bad debt accruals that are recorded by the Company at levels above the district level. These allocations are based on average subscribers of the Spokane District relative to total subscribers of the Company.

    The equipment revenues included in the statements of revenues and expenses are those specifically related to equipment sales occurring in the Company's retail stores located in the Spokane District. Also included are revenues from equipment sales to third-party retailers located within the Spokane District.

COST OF SERVICES AND EQUIPMENT

    The cost of services expense in the statements of revenues and expenses includes those expenses directly attributable to the Spokane District. In addition, allocations have been made of cost of services incurred at levels above the district level. These allocations are based on the Spokane District's directly attributable cost of services relative to the total Company directly attributable cost of services.

    The cost of equipment included in the statements of revenues and expenses are those specifically related to equipment sold in the Company's retail stores located in the Spokane District. Also included is the cost of equipment from equipment sales to third-party retailers located within the Spokane District.

                                SPOKANE DISTRICT

                     (WHOLLY OWNED BY SPRINT SPECTRUM L.P.)

NOTES TO STATEMENTS OF ASSETS TO BE SOLD AND STATEMENTS OF REVENUES AND EXPENSES
                                  (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

2. BASIS OF PRESENTATION (CONTINUED)
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    Direct selling, general and administrative expenses are those costs that were incurred as a result of providing wireless mobile telephone services in the Spokane District and which will no longer be incurred by the Company subsequent to consummation of the pending transaction with UbiquiTel.

    Selling, general and administrative expenses of the Company that are indirectly associated with the Spokane District's operations were allocated to the Spokane District's statements of revenues and expenses based on reasonable allocation methods as discussed below. Management believes these allocation methodologies are reasonable and represent the most appropriate methods of determining the expenses of the Spokane District.

    Sales and marketing expenses included in allocated selling, general and administrative expenses represent costs of the Company that have been identified as indirectly attributable to the Spokane District. Such allocations have been based on the amount of covered population in the Spokane District relative to the Company's total covered population.

    Included in allocated selling, general and administrative expenses are costs related to the provisioning of customer care activities. These expenses represent customer care costs of the Company that have been identified as indirectly attributable to the Spokane District. Such allocations have been based on the number of subscribers of the Spokane District relative to the Company's total subscribers.

DEPRECIATION EXPENSE

    The depreciation expense included in the statements of revenues and expenses is specifically related to the assets identified with the Spokane District which will be purchased by UbiquiTel pursuant to the Agreement.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

    The Company recognizes operating revenues as services are rendered or as equipment is delivered to customers. Operating revenues are recorded net of an estimate for uncollectible accounts.

                                SPOKANE DISTRICT

                     (WHOLLY OWNED BY SPRINT SPECTRUM L.P.)

NOTES TO STATEMENTS OF ASSETS TO BE SOLD AND STATEMENTS OF REVENUES AND EXPENSES
                                  (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost. The cost of property, plant and equipment is generally depreciated on a straight-line basis over estimated economic useful lives ranging from seven to 20 years. Repair and maintenance costs are expensed as incurred.

ADVERTISING

    Advertising costs are expensed when the advertisement occurs. Total advertising expense amounted to $1,034,861 in 1999, $813,563 in 1998 and $785,492 in 1997.

USE OF ESTIMATES

    The statements of assets to be sold and statements of revenues and expenses are prepared in conformity with accounting principles generally accepted in the United States. These principles require management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Also, as discussed in Note 2, the statements of revenues and expenses include allocations and estimates that are not necessarily indicative of the costs and expenses that would have resulted if the Spokane District had been operated as a separate stand-alone company.

4. OPERATING LEASES

    The Spokane District's minimum rental commitments at year-end 1999 for all non-cancelable operating leases, consisting mainly of leases for cell and switch sites, are as follows:

2000..........................................  $  262,186
2001..........................................     136,436
2002..........................................     126,925
2003..........................................     129,511
2004..........................................     133,581
Thereafter....................................   1,816,302

    The table excludes renewal options related to certain cell and switch site leases. These renewal options generally have five-year terms and may be exercised from time to time. The Spokane District's gross rental expense totaled $592,539 in 1999, $588,657 in 1998 and $530,512 in 1997.

                                SPOKANE DISTRICT

                     (WHOLLY OWNED BY SPRINT SPECTRUM L.P.)

NOTES TO STATEMENTS OF ASSETS TO BE SOLD AND STATEMENTS OF REVENUES AND EXPENSES
                                  (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

5. CASH FLOWS

    The Spokane District's primary requirements for cash have been to fund operating losses and capital expenditures associated with the network build-out. Capital expenditures of the Spokane District were $166,753 and $785,463 (unaudited) for the three months ended March 31, 2000 and 1999, and $5,050,843, $3,368,870 and $19,604,854 for the years ended December 31, 1999, 1998 and 1997, respectively.

6. IMPACT OF YEAR 2000 (UNAUDITED)

    During 1999, the Company completed its remediation and testing of systems related to its Year 2000 readiness. As a result of those efforts, the Company experienced no significant disruptions in the mission critical information technology and non-information technology systems and believes those systems successfully responded to the Year 2000 date change. The Company is not aware of any material problems resulting from Year 2000 issues, either with its equipment, its internal systems, or the equipment and services of third parties. The Company and UbiquiTel will continue to monitor the mission critical computer applications of the Spokane District and those of the Spokane District's suppliers and vendors throughout the year 2000 to ensure that any latent Year 2000 matters that may arise are addressed promptly.

7. SUBSEQUENT EVENT (UNAUDITED)

    The transaction described in Note 1, whereby the Company was to sell to UbiquiTel certain assets and UbiquiTel was to assume certain leases as stipulated in the Agreement, closed on April 15, 2000.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

            , 2000

                                     [LOGO]

                       14,500,000 SHARES OF COMMON STOCK

                                       OF

                                 UBIQUITEL INC.

                              -------------------

                                   PROSPECTUS
                              -------------------

                          DONALDSON, LUFKIN & JENRETTE
                         BANC OF AMERICA SECURITIES LLC
                                 DLJDIRECT INC.

---------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the deliver of this prospectus nor any of the sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or our affairs have not changed since the date hereof.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Until             , 2000 (25 days after the date of this prospectus), all
dealers that effect transactions in these securities may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter in this offering or when selling previously unsold allotments or subscriptions.
--------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities to be registered. All of the amounts shown are estimated except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee.........  $   44,022
NASD filing fee.............................................      23,845
Nasdaq National Market listing fees.........................      95,000
Printing and engraving expenses.............................     300,000
Legal fees and expenses.....................................     500,000
Accounting fees and expenses................................     300,000
Transfer agent and registrar fees...........................     100,000
Miscellaneous expenses......................................     237,133
                                                              ----------
Total.......................................................  $1,600,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Upon completion of this offering, the Restated Certificate of Incorporation of UbiquiTel Inc. ("UbiquiTel") will provide that the liability of the directors and officers of UbiquiTel to UbiquiTel or any of its stockholders for monetary damages arising from a breach of their fiduciary duty as directors and officers shall be limited to the fullest extent permitted by the General Corporation Law of Delaware. This limitation does not apply with respect to any action in which a director or officer would be liable under Section 174 of the General Corporation Law of Delaware, nor does it apply with respect to any liability in which a director or officer:

    - breached his duty of loyalty to UbiquiTel or its stockholders;

    - did not act in good faith or, in failing to act, did not act in good faith;

    - acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or

    - derived an improper personal benefit.

    UbiquiTel's bylaws provide that UbiquiTel may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of UbiquiTel) by reason of the fact that he is or was a director, officer, employee, or agent of UbiquiTel, or is or was serving at the request of UbiquiTel as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of UbiquiTel and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    The power to indemnify applies to actions brought by or in the right of UbiquiTel as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself and with the further limitation that in such actions no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to UbiquiTel unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply. To the extent that any present or former director of UbiquiTel has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

    Reference is made to the Form of Underwriting Agreement, to be filed as
Exhibit 1.1 to this registration statement, which provides for indemnification by the Underwriters under certain circumstances of the directors and officers of UbiquiTel signing the registration statement and certain controlling persons of UbiquiTel against certain liabilities, including those arising under the Securities Act.

    UbiquiTel has purchased directors' and officers' liability insurance covering its directors and officers in amounts customary for similarly situated companies.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling UbiquiTel pursuant to the foregoing provisions, UbiquiTel has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    The information set forth in this Item 15 does not give effect to a two-for-one split of UbiquiTel's outstanding common stock to be effected as of the date of the prospectus, which forms a part of this registration statement. Since its inception on September 29, 1999, the Registrant has entered into agreements to issue the following unregistered securities:

    1. 3,417,000 shares of its Voting Common Stock for an aggregate purchase price of $3,417. The purchasers of the shares and the amount purchased are listed on the table below.

NAME OF PURCHASER                                        NUMBER OF SHARES
The Walter Group, Inc..................................      1,281,375
Donald A. Harris.......................................        994,500
James Parsons..........................................        443,700
Paul F. Judge..........................................        401,625
US Bancorp.............................................        295,800

    2. 16,000,000 shares of its Non-Voting Common Stock subject to forfeiture under certain events, for an aggregate purchase price of $16,000. The purchasers of the shares and the amount purchased are listed on the table below.

NAME OF PURCHASER                                        NUMBER OF SHARES
The Walter Group, Inc..................................      6,000,160
Donald A. Harris.......................................      4,656,640
James Parsons..........................................      2,077,600
Paul F. Judge..........................................      1,880,480
US Bancorp.............................................      1,385,120

    3. 17,008,500 shares of its Series A Preferred Stock at an aggregate purchase price of $17,008,500. The purchasers of the shares and the amount purchased are listed in the table below.

NAME OF PURCHASER                                        NUMBER OF SHARES
Brookwood UbiquiTel Investors, L.L.C...................       4,669,000
CBT Wireless Investments, L.L.C........................       2,701,350
New Ventures, L.L.C....................................       2,001,000
Stephen C. Marcus......................................       1,800,900
SpectraSite Communications, Inc........................       1,667,500
Lancaster Investment Partners..........................       1,000,500
Donald A. Harris.......................................       1,000,500
Porter Partners, L.P...................................         900,450
Ballyshannon Partners, L.P.............................         500,250
Mark Buechly...........................................         300,150
Barry Porter...........................................         250,125
Richard C. Walling, Jr.................................         166,750
Robert A. Berlacher....................................          50,025

    4. employee stock options to Donald A. Harris to purchase 1,275,000 shares of Voting Common Stock at $1.00 per share.

    5. warrants to Paribas North America, Inc. to purchase 574,402 shares of its Non-Voting Common Stock in connection with a Credit Agreement for a $25 million line of credit.

    6. warrants to BET Associates, L.P. to purchase 2,489,075 shares of its Voting Common Stock and issuance of 12% Senior Subordinated Notes due 2007 to BET Associates, L.P. for an aggregate purchase price of $8,000,000, and 2,489,075 shares of its Voting Common Stock upon exercise of such warrants.

    7. 2,148,848 shares of its Series B Preferred Stock to DLJ Merchant Banking Partners II, L.P. for an aggregate purchase price of $25,000,000.

    8. 68,379 shares of the 16,000,000 shares of Non-Voting Common Stock originally issued in November 1999 vested in April 2000. The holders of these shares and the amount issued to these holders are listed in the table below.

NAME OF PURCHASER                                      NUMBER OF SHARES
The Walter Group, Inc................................       25,642
Donald A. Harris.....................................       19,901
James Parsons........................................        8,879
Paul F. Judge........................................        8,037
US Bancorp...........................................        5,920

    9. employee stock options to purchase, in the aggregate, 455,000 shares of Voting Common Stock at $1.00 per share.

    10. employee stock options to purchase 152,500 shares of Voting Common Stock at the initial public offering price per share.

    11. 14% Senior Subordinated Discount Notes due 2010 and warrants to purchase 1,789,500 shares of Voting Common Stock at $22.74 per share in connection with its units offering.

    12. Warrants to purchase 143,091 shares of Voting Common Stock at our proposed initial public offering price per share in connection with units offering.

    None of the foregoing transactions involved any public offering. All sales were made in reliance on Section 4(2) of the Securities Act, Rule 701 promulgated under the Securities Act and/or Regulation D promulgated under the Securities Act. These sales were made without general solicitation or advertising. The recipients in each such transaction represented their intention to acquire the securities for investment only and not with a view to sell or for sale in connection with any distribution thereof. All recipients had adequate access, through their relationship with us, to information about us.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


       EXHIBIT
       NUMBER                                   DESCRIPTION
             **1.1      Form of Underwriting Agreement

             **3.1      Amended and Restated Certificate of Incorporation of
                        UbiquiTel Inc.

             **3.2      Amended and Restated Bylaws of UbiquiTel Inc.

             **5.1      Opinion of Greenberg Traurig, LLP, regarding legality of the
                        Common Stock being issued.

             +10.1 Sprint PCS Management Agreement, as amended, dated as of October 15, 1998 by and between Sprint Spectrum, LP,
                        WirelessCo, LP and UbiquiTel, LLC.

             +10.2 Sprint PCS Services Agreement dated as of October 15, 1998 by and between Sprint Spectrum, LP and UbiquiTel, LLC.

            **10.3      Sprint Trademark and Service Mark License Agreement dated as of October 15, 1998 by and between Sprint Communications
                        Company, LP and UbiquiTel, LLC.

            **10.4      Sprint Spectrum Trademark and Service Mark License Agreement
                        dated as of October 15, 1998 by and between Sprint Spectrum,
                        LP and UbiquiTel, LLC.

             +10.5      Asset Purchase Agreement dated as of December 28, 1999, as amended, by and between Sprint Spectrum, LP, Sprint Spectrum
                        Equipment Company, LP, Sprint Spectrum Realty Company, LP,
                        Cox Communications PCS, LP, Cox PCS Leasing Co., LP, Cox PCS
                        Assets, LLC and UbiquiTel Holdings, Inc.

            **10.6 Registration Rights Agreement made as of November 23, 1999 by and among UbiquiTel Holdings, Inc. and the shareholder signatories thereto.

            **10.7 Amended and Restated Registration Rights Agreement made as of February 16, 2000 by and among UbiquiTel Holdings, Inc.
                        and the shareholder signatories thereto.

            **10.8      Shareholders' Agreement dated as of February 16, 2000 by and among UbiquiTel Holdings, Inc., DLJ Merchant Banking
                        Partners II, L.P. and the several shareholders named
                        therein.

            **10.9 Stockholders' Voting Agreement dated November 23, 1999 by and among UbiquiTel Holdings, Inc. and the shareholder signatories thereto.

            **10.10 Credit Agreement dated as of December 29, 1999 by and between UbiquiTel Holdings, Inc., UbiquiTel LLC, the financial institutions party thereto from time to time and Paribas, as agent, for a $25,000,000 credit facility.

            **10.11 Amended and Restated Consent and Agreement dated as of April 5, 2000 by and between Sprint Spectrum, LP, Sprint
                        Communications Company, LP, WirelessCo, LP, Cox
                        Communications PCS, LP, Cox PCS License, LLC and Paribas.

            **10.12     Warrant Agreement dated as of December 28, 1999 by and
                        between UbiquiTel Holdings, Inc. and Paribas North America,
                        Inc.

            **10.13     Series A Preferred Stock Purchase Agreement dated as of
                        November 23, 1999 by and between UbiquiTel Holdings, Inc.,
                        The Walter Group, Donald A. Harris, Paul F. Judge, James
                        Parsons, U.S. Bancorp and the individuals listed on Exhibit A thereto.

       EXHIBIT
       NUMBER                                   DESCRIPTION
            **10.14     Purchase Agreement dated as of December 28, 1999 among
                        UbiquiTel, L.L.C., UbiquiTel Holdings, Inc. and BET
                        Associates, L.P. relating to $8,000,000 principal amount of
                        UbiquiTel, L.L.C. 12% Senior Subordinated Notes due 2007 and
                        Warrants to Purchase 9.75% of the Shares of Common Stock of
                        UbiquiTel Holding Co.

            **10.15 Preferred Stock Purchase Agreement dated February 16, 2000 between UbiquiTel Holdings, Inc. and DLJ Merchant Banking
                        Partners II, L.P.

            **10.16     Form of 2000 Equity Incentive Plan.

            **10.17 Employment Agreement dated as of November 29, 1999 by and between UbiquiTel Holdings, Inc. and Donald A. Harris.

            **10.18     Credit Agreement dated as of March 31, 2000 by and between
                        UbiquiTel Inc., UbiquiTel Operating Company, the financial institutions party thereto from time to time and Paribas, as agent, for a $250,000,000 credit facility.

            **10.19     Purchase Agreement dated April 4, 2000 between UbiquiTel
                        Inc., UbiquiTel Operating Company and Donaldson Lufkin &
                        Jenrette Securities Corporation, Paribas Corporation and PNC
                        Capital Markets, Inc.

            **10.20     Indenture dated as of April 11, 2000 between UbiquiTel
                        Operating Company, UbiquiTel Inc. and American Stock
                        Transfer & Trust Company.

            **10.21     Warrant Agreement dated as of April 11, 2000 between
                        UbiquiTel Inc. and American Stock Transfer & Trust Company.

            **10.22     Registration Rights Agreement made as of April 11, 2000 by and among UbiquiTel Operating Company, UbiquiTel Inc. and
                        Donaldson Lufkin & Jenrette Securities Corporation, Paribas
                        Corporation and PNC Capital Markets, Inc.

            **10.23     Warrant Registration Rights Agreement made as of April 11,
                        2000 by and among UbiquiTel Inc. and Donaldson Lufkin &
                        Jenrette Securities Corporation, Paribas Corporation and PNC
                        Capital Markets, Inc.

            **10.24     Founders Stock Agreement dated as of November 1, 1999, by
                        and among UbiquiTel Holdings, Inc., and James Parsons,
                        Donald A. Harris, Paul F. Judge, The Walter Group, Inc. and
                        US Bancorp.

            **10.25     Agreement between LCC International, Inc. and UbiquiTel
                        Holdings, Inc., as amended, dated as of September 24, 1999.

            **10.26     Agreement between Lucent Technologies, Inc. and UbiquiTel
                        Holdings, Inc., dated as of December 21, 1999.

            **10.27     Master Site Agreement between SpectraSite Communications,
                        Inc. and UbiquiTel Leasing Company, dated as of May 11,
                        2000.

            **10.28     Note Guarantee of UbiquiTel Inc.

            **10.29     Guarantee of UbiquiTel Inc.

            **10.30     Master Design and Build Agreement between SpectraSite
                        Communications, Inc. and UbiquiTel Leasing Company, dated as of May 23, 2000.

            **21.1      Subsidiaries of UbiquiTel Inc.

              23.1      Consent of Arthur Andersen LLP.

       EXHIBIT
       NUMBER                                   DESCRIPTION
              23.2      Consent of Ernst & Young LLP.
            **23.3      Consent of Greenberg Traurig, LLP (contained in legal
                        opinion filed as Exhibit 5.1).
            **24.1      Powers of Attorney.
            **27.1      Financial Data Schedule.


------------------------

*   To be filed by Amendment.

**  Previously filed.

+   Confidential treatment has been requested on portions of these documents.

    (b) Financial Statement Schedules:

    No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    The undersigned registrant hereby undertakes that:

    (1) The undersigned registrant hereby undertakes to provide the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by UbiquiTel pursuant to Rule 424(b)(1) or
       (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, UbiquiTel Inc. has duly caused this Amendment No. 7 to the Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Bala Cynwyd, State of Pennsylvania, on the 5th day of June, 2000.



                                                UBIQUITEL INC.

                                           By:  /s/ Donald A. Harris
                                                -----------------------------------------
                                                  Donald A. Harris
                                                  Chairman of the Board, President and
                                                  Chief Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 7 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                   SIGNATURE                                     TITLE                      DATE

/s/ Donald A. Harris                              Chairman of the Board, President      June 5, 2000
--------------------------------------              and Chief Executive Officer
  Donald A. Harris                                  (Principal Executive Officer)

/s/ Paul F. Judge*                                Senior Vice President--Business       June 5, 2000
--------------------------------------              Development and Finance
  Paul F. Judge                                     (Principal Financial Officer and
                                                    Accounting Officer)

/s/ Peter Lucas*                                  Director                              June 5, 2000
--------------------------------------
  Peter Lucas

/s/ Robert A. Berlacher*                          Director                              June 5, 2000
--------------------------------------
  Robert A. Berlacher

/s/ Eve M. Trkla*                                 Director                              June 5, 2000
--------------------------------------
  Eve M. Trkla

/s/ Joseph N. Walter*                             Director                              June 5, 2000
--------------------------------------
  Joseph N. Walter


*By:  /s/ Donald A. Harris
      ---------------------------------
      Donald A. Harris
      ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS


       EXHIBIT
       NUMBER                                   DESCRIPTION
            +10.1       Sprint PCS Management Agreement, as amended, dated as of
                        October 15, 1998 by and between Sprint Spectrum LP,
                        WirelessCo, LP and UbiquiTel, LLC.
            +10.2       Sprint PCS Services Agreement dated as of October 15, 1998 by and between Sprint Spectrum, LP and UbiquiTel, LLC.
            +10.5       Asset Purchase Agreement dated as of December 28, 1999, as amended, by and between Sprint Spectrum, LP, Sprint Spectrum
                        Equipment Company, LP, Sprint Spectrum Realty Company, LP,
                        Cox Communications PCS, LP, Cox PCS Leasing Co, LP, Cox PCS
                        Assets, LLC and UbiquiTel Holdings, Inc.
             23.1       Consent of Arthur Anderson LLP.
             23.2       Consent of Ernst & Young LLP.


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